Form 10KSB40, Exhibit 13
period 1998-09-30
CFS BANCSHARES INC
filed 1998-12-29
CIK 1065215

                                   EXHIBIT 13

To Our Shareholders:


The current economic climate is filled with speculation regarding consolidation and diversification, as well as the continued lowering of interest rates. I am pleased to report that Citizens Federal has stayed on course and continued to prosper during this atmosphere of intense competition. Both our cash and liquidity positions remain strong, and we realized net income of $218,950 despite recording a $176,000 loan loss provision for the year ended September 30, 1998. Our capital and surplus well exceed the required regulatory levels set by federal regulation. Our net loans increased by $2,840,607 or 6.67% to $45,413,484 for the year ended September 30, 1998. Based on our healthy capital and surplus, our directors declared a dividend to shareholders as of December 11, 1998 of $.75 per share.

Building on our corporate mission to provide quality service, while maintaining our financial strength and stability, we implemented several initiatives, which prepare us for the future. Anticipating growth and development opportunities, our board of directors voted to form CFS Bancshares, Inc. This corporate restructuring positions us to take advantage of increased flexibility in the diversification of operations, while limiting the risks generally associated with an interest rate-sensitive industry.

We also upgraded our technology to include a new product, telephone banking, which will be implemented by the end of the second quarter of our next fiscal year. Our new computer system allows us the option to add other services, such as computer banking, as we prepare our business for the next millennium.

As we approach the year 2000, we also focused on another crucial task readying our computer system for year 2000 compliance. Our federal regulators require that all modifications be in place and tested by March 31, 1999. We have implemented a plan which ensures that Citizens Federal and its vendors will test their information systems and make changes to software as necessary to meet all requirements.

The future should be not regarded as a single event, but as a process, charted by forward thinking and sound planning. With the loyal support of our customers, we will continue to build today's plans for strong financial growth and stability. And through the hard work and performance of our efficient, courteous, professional staff, we will continue to make improvements in customer service, always providing the highest quality in financial services to our banking friends.

Our new product campaign reflects Citizens Federal's sustained commitment and our current goal to be more than you knew and everything you need in a bank.



                    Sincerely,


                    /s/ Bunny Stokes Jr.
                    Bunny Stokes, Jr.
                    Chairman of the Board and
                    Chief Executive Officer

                             Financial Highlights

               (Dollars in thousands, except per share amounts)

                                                     September 30,

                                                1998               1997
          Balance Sheets:
              Loans receivable, net           $45,413             42,573
              Investment securities           $35,461             44,719
              Interest bearing deposits       $73,892             76,346
              FHLB advances                   $ 9,200              9,200
              Stockholders' equity            $ 7,908              7,798
              Book value per share            $ 60.83              59.98
          Operations:
              Net income                      $   219                358
              Earnings per share              $  1.72               2.75

PROFILE

     CFS Bancshares, Inc. ("the Company") was organized by Citizens Federal Savings Bank (Citizens Federal or the Bank) to be a savings and loan holding company. The Company was organized at the direction of the Bank in January 1998 to acquire all of the capital stock of the Bank upon the consummation of the reorganization of the Bank into the holding company form of ownership, which was completed on June 30, 1998. The company's stock became registered under the Securities Act of 1933 on June 30, 1998. The company has no significant assets other than the corporate stock of the Bank. For that reason the discussion in the annual report relates to the operations of the Bank.

     Citizens Federal Savings Bank was chartered by the Federal Home Loan Bank Board, predecessor to the Office of Thrift Supervision (OTS), in September 1956 and has been in operation since that time. The Bank is a member of the Federal Deposit Insurance Corporation (FDIC), with its deposit accounts insured up to applicable limits by the Savings Association Insurance Fund (SAIF), and of the Federal Home Bank (FHLB). On March 28, 1983 Citizens Federal's charter was restated when it converted from a federal mutual savings and loan association to a federal capital stock association through the sale and issuance of 130,000 shares of common stock. On October 10, 1983 the Bank converted from a federal stock savings and loan association to a federal stock savings bank.

     Citizens Federal's operations are conducted from its main office headquarters located at 1700 3/rd/ Avenue North, Birmingham, Alabama and branch offices at 2100 Bessemer Road, Birmingham, Alabama and 213 Main Street, Eutaw, Alabama. The Bank's primary business is the promotion of thrift through the solicitation of savings accounts from its depositors and the general public, and the promotion of home ownership through the granting of mortgage loans, principally to finance the purchase and/or construction of residential dwellings and to a lesser extent non-residential buildings located within its principal lending area in Jefferson and Greene Counties, Alabama.

     At the present time, there is neither an established market in which shares of the CFS Bancshares, Inc. capital stock are regularly traded nor any uniformly quoted price for such shares. During 1989, the Bank's board of directors adopted an Employee Stock Ownership Plan (ESOP) for the benefit of the Bank's employees. As of September 30, 1998 the ESOP owned 30,765 shares or 23.66% of the Company's outstanding common stock.

     Based on recent trades known to the Company, the price per share of the Company's stock is approximately $18.50 per share. The Bank paid dividends of $.75 per share in December 1997 and 1996, respectively. A cash dividend of $.75 per share was also declared by the board of directors of CFS Bancshares on November 19, 1998 payable to all stockholders of record as of December 11, 1998. As of December 11, 1998 the Bank had 337 stockholders.

Selected Financial Data

(Dollars in thousands, except for share and per share amounts)

                                                                        At September 30,
                                                   ------------------------------------------------------------
                                                          1998        1997        1996        1995        1994
                                                          ----        ----        ----        ----        ----
BALANCE SHEETS
     Total assets                                       92,166      99,640      85,997      86,119      82,702
     Loans, net                                         45,413      42,573      30,532      28,611      27,418
     Investment securities                              35,461      44,718      41,611      43,152      48,654
     Deposits                                           73,892      76,346      76,793      76,754      74,040
     Borrowed funds                                      9,200       9,200           -           -           -
     Stockholders' equity                                7,908       7,798       7,312       7,751       7,488

Shares outstanding (actual number)                     130,000     130,000     130,000     130,000     130,000
     Book value per share                                60.83       59.98       56.25       59.62       57.60

                                                                    Years ended September 30,
                                                   ------------------------------------------------------------
                                                          1998        1997        1996        1995        1994
                                                          ----        ----        ----        ----        ----
OPERATIONS
    Interest income                                      6,543       6,016       5,967       5,900       5,763
    Interest expense                                     3,525       3,127       3,169       2,993       2,538
    Net interest income                                  3,018       2,889       2,798       2,907       3,225
    Provision for loan loss                                176           -           -           -           -
    Net gains on securities                                 47         141           -         112          68
    Other noninterest income                               443         475         380         339         269
    SAIF special assessment expense                          -           -         494           -           -
    Other noninterest expense                            2,981       2,947       2,979       2,834       2,676
    Income (loss) before income taxes                      351         558        (295)        524         886
    Income tax benefit (expense)                          (132)       (200)        102        (189)       (319)
    Effect of accounting method change                       -           -           -           -         175
    Net income (loss)                                      219         358        (193)        335         742
                                                   ============================================================

PER SHARE INFORMATION
    Net income (loss) per share                           1.82        2.75       (1.49)       2.58        5.71
    Cash dividends declared                               0.75        0.75        0.75        0.75        0.75
    Average shares outstanding                         120,407     130,000     130,000     130,000     130,000

                                                             At or for the years ended September 30,
                                                   ------------------------------------------------------------
                                                          1998        1997        1996        1995        1994
                                                          ----        ----        ----        ----        ----
OTHER DATA
    Average yield on interest earning assets             7.50%       7.63%       7.49%       7.42%       7.37%
    Average rate on deposits and borrowed funds          4.11%       4.01%       4.14%       3.98%       3.47%
    Interest rate spread                                 3.39%       3.62%       3.35%       3.44%       3.90%
    Return on average assets                             0.23%       0.42%      -0.22%       0.40%       0.92%
    Return on average stockholders' equity               2.77%       4.80%      -2.56%       4.40%      10.38%
    Equity to assets ratio                               8.58%       7.83%       8.50%       9.00%       9.05%
    Dividend payout ratio                               44.53%      27.23%       n/a        29.07%      13.13%

Management's Discussion and Analysis

     At September 30, 1998 the Bank's total assets were $92,166,042 as compared to $99,640,318 at September 30, 1997, a decrease of $7,474,276 or 7.50%. The decrease in total assets is largely attributable to a significant decrease in the Bank's investment portfolio. At September 30, 1998 the Bank's investment portfolio included securities available for sale of $29,122,737 and securities held to maturity of $6,338,130 as compared to $35,915,192 and $8,803,393, respectively at September 30, 1997 a decrease of $6,792,455 and $2,465,263, respectively. The Bank purchased and recorded several investment securities totaling $4,975,130 during September 1997, which did not settle until October 1997 during the current fiscal year. The payable for investment securities was satisfied during the first month of the current fiscal year with proceeds from federal funds sold and overnight deposits and a security which was called during October 1997. There was no such transaction during the final month of the fiscal year ended September 30, 1998. Declines in the portfolio also resulted from significant principal payments on mortgage-backed securities and CMOs and from calls of investment securities. The excess cash flow from the portfolio was used to fund increases in the Bank's loan portfolio and net deposit
withdrawals.   Net loans increased from $42,572,877 at September 30, 1997 to
$45,413,484 at September 30, 1998 an increase of $2,840,607 or 6.67%.  The
Bank's primary emphasis continues to be mortgage lending as 8.52 million or 88.46% of the 9.63 million in loans granted during the year were mortgage loans.

     Deposits totaled $73,892,189 at September 30, 1998 compared to $76,345,726 at September 30, 1997, a decrease of $2,453,537 or 3.21%. Deposit declines occurred in the Bank's transaction accounts which consist of passbook savings accounts and NOW accounts. Borrowings at September 30, 1998 remained unchanged from the balance at September 30, 1997 of $9,200,000 as the Bank maintained its level of borrowing from the Federal Home Loan Bank of Atlanta. The Bank's one to four family residential mortgage portfolio serves as collateral for the FHLB advances.

     Non-performing assets, which included non-accrual loans and real estate acquired by foreclosure (REO) increased $398,513 or 62.70% from $635,595 at September 30, 1997 to $1,034,108 at September 30, 1998 as non-accrual loans increased from $536,101 at September 30, 1997 to $974,474 at September 30, 1998 and REO declined $39,860 from $99,494 at September 30, 1997 to $59,364 at September 30, 1998. Due to the increase in the number and amount of non-performing loans management recorded through earnings an addition of $176,000 to the provision for loan losses. At September 30, 1998 non-performing assets represented 1.12% of total assets while non-accrual loans represented 2.07% of gross loans outstanding, each of which represents an increase from September 30, 1997 when non-performing assets represented .63% of total assets while non-accrual loans were 1.21% of gross loans outstanding.

     Interest rate levels, the health of the economy (particularly the real estate economy), securities transactions and the amount of non-performing assets affect the Bank's financial condition and results of operations.

(Dollars in thousands)                                                   Years ended September 30,
                                             ---------------------------------------------------------------------------------
                                                         1998                        1997                       1996
                                                 Average       Yield or      Average      Yield or      Average      Yield or
                                               ------------  ------------  -----------  ------------  -----------  ------------
                                                 Balance         Rate        Balance        Rate        Balance        Rate
                                               ------------  ------------  -----------  ------------  -----------  ------------
ASSETS
Federal funds and interest
  Bearing deposits                                   3,406          5.57%       2,855          5.37%       6,683          5.98%
Investments securities
  held to maturity (1)                               8,187          6.39%      12,027          6.53%      19,371          6.27%
Investment securities
  Available for sale                                31,180          5.90%      28,791          6.28%      23,394          6.49%
Loans, net (2)                                      44,920          8.88%      35,799          9.13%      30,221
                                               -----------                -----------                -----------
  Total interest earning assets                     87,693          7.50%      79,472          7.57%      79,669          7.49%
Loan loss allowances                                  (447)                      (634)                      (649)
Non-interest earnings assets                         7,711                      7,862                      7,038
                                               -----------                -----------                -----------
    Total assets                                    94,957                     86,700                     86,058
                                               ===========                ===========                ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing deposits                           75,374          3.90%      76,577          4.00%      76,630          4.14%
FHLB advances                                        9,913          5.93        1,098          5.89%           -             -
                                               -----------                -----------                -----------
  Total interest bearing liabilities                85,287          4.13%      77,675          4.03%      76,630          4.14%
Accrued interest on deposits                           287                        309                        144
Other liabilities                                    1,481                      1,251                      1,751
Stockholders' equity                                 7,902                      7,465                      7,533
                                               -----------                -----------                -----------
    Total liabilities and stockholders'             94,957                     86,700                     86,058
     equity
                                               ===========                ===========                ===========

Interest rate spread                                                3.37%                      3.54%                      3.35%
                                                            ============               ============               ============
Net interest margin (3)                                             3.44%                      3.63%                      3.51%
                                                            ============               ============               ============

(1) Includes Federal Home Loan Bank stock
(2) Loan yields calculated using average balance of gross loans
(3) Net interest income before loan loss provision divided by total average interest earning assets

Comparison of years ended September 30, 1998 and September 30, 1997

GENERAL

     Net income for the year ended September 30, 1998 was $218,950 compared to $358,134 for the year ended September 30, 1997 a decrease of $139,364. The decrease is the result of a provision for loan losses recorded for the year ended September 30, 1998 in the amount of $176,000 compared to no loan loss provision for the year ended September 30, 1997. The Bank's operating results depend largely upon its net interest margin which is the difference between the income earned on loans and investments, and the interest expense paid on deposits and borrowings, divided by average total interest earning assets. The net interest margin is affected by the economic and market factors which influence interest rates, loan demand and deposit flows. The interest rate margin decreased from 3.63% for the year ended September 30, 1997 to 3.49% for year ended September 30, 1998.

INTEREST INCOME

     Net interest income before provision for loan losses increased by $129,554 or 4.48% to $3,018,202 for the year ended September 30, 1998 from $2,888,648 for the year ended September 30, 1997 as a result of an increase in average interest earning assets from fiscal 1997 to fiscal 1998 of approximately $8,257,000. Interest and fees on loans increased by $720,466 or 22.03% as the average balance of loans outstanding increased from $35,799,000 for the year ended September 30, 1997 to $44,920,000 for the current fiscal year. The increase in interest and fees on loans was tempered by a decline in the average yield on loans of 25 basis points from 9.13% for the year ended September 30, 1997 to 8.88% for the year ended September 30, 1998. The increase in interest and fees on loans was partially offset by declines in interest earned on federal funds, interest bearing deposits and investment securities which resulted from a decline in the average yield earned on those investments as well as a modest decrease in the average outstanding balance between the year ended September 30, 1997 and the current fiscal year. The average yield on interest earning assets other than loans declined by 32 basis points from 6.29% for the year ended September 30, 1997 to 5.97% for the current fiscal year while the average balance outstanding declined approximately $900,000 when comparing the year ended September 30, 1998 to the prior fiscal year.

INTEREST EXPENSE

     Total interest expense increased by $397,898 or 12.72% to $3,524,799 for the year ended September 30, 1998 from $3,126,901 for the year ended September 30, 1997 as the average balance of interest bearing liabilities increased by $7,612,000 from $77,675,000 for the year ended September 30, 1997 to $85,287,000 for the current fiscal year. The increase in liabilities relates to FHLB advances which were acquired during the final three months of the prior fiscal year and remained outstanding throughout the current fiscal year. The average rate on interest bearing liabilities increased 10 basis points from 4.13% for the year ended September 30, 1997 to 4.03% for the current fiscal year as the higher rate FHLB advances made up a larger percentage of the average balance of liabilities outstanding during the current fiscal year.

OTHER INCOME

     Total other income decreased $126,172 or 20.48% for the year ended September 30, 1998 compared to the 1997 period. The decline was primarily the result of a decrease in gains on sale of investment securities from $140,829 for the year ended September 30, 1997 to $46,594 for the current fiscal year along with a $27,835 decline in service charges on deposit accounts from $432,581 for the 1997 fiscal year to $404,746 for the year ended September 30, 1998. The decline is primarily the result of decreases in the Bank's transaction accounts.

OTHER EXPENSE

     Total other expense consists of salaries and employee benefits, occupancy and equipment, FDIC deposit insurance, data processing expense, legal and professional services, advertising and other expenses. The costs of carrying and administering non-performing assets is also included in other expense.
Other expenses remained at approximately the same level increasing by $35,023 or 1.19% from $2,946,533 for the year ended September 30, 1997 to $2,981,556 for the year ended September 30, 1998. With the exception of data processing expense and professional services all categories of other expense remained at the same level as last year or declined. During fiscal 1998 the Bank changed to a new data processing system and incurred additional expense related to the conversion to the new system. Data processing expense increased by $18,513 or 8.89% when comparing the results of the current fiscal year to the year ended September 30, 1997. Professional services increased by $91,257 or 68.14% from $133,917 for the year ended September 30, 1997 to $226,734 for the current fiscal year. During the year the Bank reorganized into the holding company form of ownership and incurred additional legal and accounting expense. The Bank also hired a consultant during the year ended September 30, 1998 to assist the Bank in meeting its obligations in complying with various regulatory rules and requirements.

Comparison of years ended September 30, 1997 and September 30, 1996

GENERAL

     Net income for the year ended September 30, 1997 amounted to $358,134 compared with a net loss of $193,382 for the year ended September 30, 1996 an increase of $551,516. The principal reasons for the increased net interest income and other income and decreased other expense (non-interest expense). The Bank's operating results depend largely upon its net interest margin which is the difference between the income earned on loans and investments, and the interest expense paid on deposits and borrowings, divided by average total interest earning assets. The net interest margin is affected by the economic and market factors which influence interest rates, loan demand and deposit flows. The interest rate margin increased from 3.49% for the year ended September 30, 1996 to 3.63% for the year ended September 30, 1997.

INTEREST INCOME

     Net interest income increased by $90,347 or 3.23% to $2,888,648 for the year ended September 30, 1997 when compared to the year ended September 30, 1996 though the average balance of interest earning assets remained essentially the same during the two periods. Interest and fees on loan increased $411,653 or 14.40% as a result of an increase in the average balance of net loans outstanding of $5,088,000 or 16.92% from $30,077,000 for the year ended September 30, 1996 to an average outstanding balance of $35,165,000 for the year ended September 30, 1997. The increase in interest and fees on loans was tempered by a decline in the average yield on loans of 17 basis points from 9.30% for the year ended September 30, 1996 to 9.13% for the year ended September 30, 1997. Higher interest and fees on loans was partially offset by declines in interest earned on federal funds sold and interest bearing deposits (short term investments) and investment securities which resulted both from a decline in the average balance outstanding as well as a decline in the average yield earned on those investments. The average outstanding balance of short term investments and investment securities declined by approximately $3,828,000 and $1,947,000, respectively between the years ended September 30, 1996 and September 30, 1997 as the proceeds from those assets were used to fund growth in the Bank's loan portfolio and to pay for the construction of the Bank's new home office. The average yield earned on short term investments declined from 5.98% for the year ended September 30, 1996 to 5.36% for the year ended September 30, 1997 while the yield earned on investment securities declined only slightly between fiscal 1996 and fiscal 1997.

INTEREST EXPENSE

     Total interest expense decreased by $42,018 or 1.33% to $3,126,901 for the year ended September 30, 1997 from $3,168,919 for the year ended September 30, 1996. Interest on deposits declined by $106,732 or 3.37% as the average cost of deposits declined from 4.14% for the year ended September 30, 1996 to 4.00% for the year ended September 30, 1997. During the final three months of the fiscal year ended September 30, 1997 the Bank acquired $9,200,000 in advances from the Federal Home Loan Bank of Atlanta which had an average rate of 5.89% during the year ended September 30, 1997.


OTHER INCOME

     Total other income increased $235,884 or 62.02% for the year ended September 30, 1997 compared to the prior fiscal year. The increase was mainly the result of increases in service charges on deposit accounts and gains on the sale of investment securities. The increase in service charges resulted from overall increases in and the addition of fees on deposits accounts the Bank provides to its customers. The gain on sale of securities was due to favorable market interest rate during the year and includes approximately $54,000 in recoveries of losses on securities which had been previously written down through the statement of operations in the 1994 fiscal year end prior, to the Bank's adoption of Financial Accounting Standard 115.

OTHER EXPENSE

     Total other expense consists of salaries and employee benefits, occupancy and equipment expense, FDIC deposit insurance, data processing expense, legal and professional services, advertising expense and other expenses. Other expense decreased for the year ended September 30, 1997 by $527,012 or 15.17% when compared to the year ended September 30, 1996. The primary reason for the decline relates to the special assessment by the FDIC to capitalize the SAIF insurance fund which amounted to $493,687 for Citizens Federal and is included in federal insurance premiums for the year ended September 30, 1996. Other changes between fiscal year 1996 and 1997 included increases in salaries and employee benefits and advertising expense of $123,499 and $81,972, respectively and decreases in professional services of $75,950 and other expenses of $61,745. The increase in salary expense and advertising expense relate primarily to the Bank's lending function as additional staff was added to the loan department and the Bank's advertising was increased in an effort to increase the number and amount of loans in the Bank's loan portfolio. There were also changes in net occupancy expense and depreciation and amortization which relate to the Bank's move to a new main office in October 1996. Net occupancy expense declined by $136,674 and depreciation expense increased $133,540 between fiscal 1996 and 1997 as the Bank discontinued lease payments on its previous headquarters and began depreciating the cost of the new main office which is wholly owned and occupied by Citizens Federal.

LIQUIDITY AND CAPITAL RESOURCES

     The holding company's primary source of liquidity is dividends from the Bank. The Bank's primary sources of liquidity are deposits, loan payments, maturing investment securities, principal and interest payments on investments, mortgage-backed securities and CMOs, and advances from the Federal Home Loan Bank of Atlanta. Management believes it is prudent to maintain an investment portfolio that not only provides a source of income, but also provides a source of liquidity through its principal payments and maturities to meet lending demands and fluctuations in deposit flows. The various sources of liquidity are utilized to fund withdrawals, new loans and other investments, as well as to pay expenses of operations. Management believes that the Bank's various sources of funds are adequate to meet its commitments in the ordinary course of business. The Bank is required under applicable federal regulations to maintain specified levels of cash and liquid investments equal to a required percentage of net withdrawable deposit accounts. The Bank exceeded all regulatory liquidity requirements during the years ended September 30, 1998 and 1997.

     Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements and meets the requirements to be classified as "well capitalized."

                                                                        FOR CAPITAL                       WELL
                                            ACTUAL                   ADEQUACY PURPOSES                CAPITALIZED
                                     Amount        Ratio             Amount       Ratio           Amount        Ratio
AS OF SEPTEMBER 30, 1998:

Total capital
   (to risk weighted assets)        $8,272,808     18.25%          $3,626,080     8.00%         $4,532,600       10.00%

Tier I capital
   (to risk weighted assets)        $7,900,450     17.43%          $1,813,040     4.00%         $2,719,560        6.00%

Tier I capital
   (to average assets)              $7,900,450      8.32%          $3,798,280     4.00%         $4,747,850        5.00%


Impact of Inflation and Changing Prices

     The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of the thrift institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation. Because the Bank's primary assets are loans and investment securities, which include more fixed rate, fixed term loans and securities than adjustable rate loans and investments, changes in interest rates in the economy have a gradual impact on yield on assets. The Bank's principal liability is deposit accounts, which are primarily short term in nature and, therefore, adjust rapidly with changes in the economy. In general, periods of high inflation are accompanied by high interest rates. When rates move up rapidly, the Bank's cost of funds increases rapidly while the yield on its assets increases slowly, resulting in a negative impact on net income. Conversely, during periods of low inflation lower and more moderate interest rates are normally present, which results in a low cost of funds and a more favorable impact on net income.

Contingencies and Commitments

     The Bank is defending various claims arising out of the conduct of its business. While the ultimate results of these claims cannot be predicted with the certainty, in the opinion of management, the ultimate disposition of these matters will not have a significant effect on the consolidated financial position of the Company.

     Effective October 18, 1996 and July 23, 1998, the Bank entered into Agreements with the Office of Thrift Supervision (OTS) intended to correct certain deficiencies, about which the OTS expressed supervisory concern. Pursuant to the Agreements, the Bank agreed to adopt certain guidelines, procedures and policies. The Bank also agreed to adopt a business plan covering such matters as lending activities, operating expenses, operating results and other matters.

     The Bank believes it is in substantial compliance with or will be in compliance with the terms of the Agreements within the time periods stated within the agreements. If the Bank were not to comply with the Agreements, the OTS would have certain enforcement rights, possibly including the right to commence an action to remove directors and/or officers or to appoint a conservator or a receiver for the Bank. Although compliance with the Agreements has not had and is not expected to have a material impact on the operations of the Bank, there can be no assurance that Agreements will not have an adverse impact on the Bank's future operations.


Year 2000 Issues

     The Bank is a user of computers, computer software and equipment utilizing embedded microprocessors that are affected by the year 2000 issue. The year 2000 issue exists because many computer systems and application use two digit date fields to designate a year. As the century date change occurs, date sensitive systems may recognize the year 2000 as 1900, or not at all. The inability to recognize or properly treat the year 2000 may cause erroneous results, ranging from system malfunctions to incorrect or incomplete processing.

     Citizens Federal Savings Bank has prepared an action plan to evaluate our computer systems, software products and vendor services for year 2000 compliance. The Bank's plan consists of the following:

     PROBLEM AWARENESS - The Bank is aware of the problems that could potentially arise from year 2000 problems and has analyzed internal systems as well as services provided by third parties. Educational initiatives with regard to customer awareness will continue into 1999.

     ASSESSMENT PHASE - The Bank has inventoried technology assets and contacted third party vendors and service providers to assess exposure to year 2000 problems. The Bank's third party data processing arrangement has been identified as the primary mission critical system for Citizens Federal.

     RENOVATION PHASE - Hardware and software which was identified during the assessment phase as not being year 2000 compliant has been upgraded, replaced or scheduled for replacement during the early part of 1999. A third party processor provides the Bank's data processing and one set of testing was done between the Bank and the processor during September 1998. Based on the results from testing which has already been conducted the mission critical third party data processing system will be ready for year 2000 processing.


     VALIDATION - The Bank's internal systems as well as the third party processor which provides the Bank's primary data processing requirements have been tested for year 2000 compliance. Additional testing of those critical applications is scheduled for the early part of 1999. In addition to the testing conducted by Citizens Federal with the third party processor, only 100 other users of the system have also conducted tests and will be doing additional testing for year 2000 readiness. The Bank has received certifications from other vendors and service providers and will rely on those where complete testing is not possible.

     IMPLEMENTATION Replacement of non-compliant technology at the institution is essentially complete. Results from additional tests, which are scheduled for early 1999, will be thoroughly reviewed and remedial actions, which are determined to be necessary for year 2000 compliance, will be taken.

     During the year ended September 30, 1998 the Bank incurred approximately $15,000 in capital expenditures to upgrade and replace computer equipment and approximately $5,000 in operating expenses associated with year 2000 compliance. Additional expenditures to attain year 2000 readiness are not expected to have a material financial impact on the Bank.


Information About Forward-Looking Statements

     Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Bank or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1996. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not necessarily limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, and general economic conditions, as well as other risks more completely described in the Bank's filings with the Securities and Exchange Commission, including this Annual Report on Form 10-KSB. If any of these assumptions or opinions prove incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects.

[LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]


                         INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
CFS Bancshares, Inc. and Subsidiaries:


We have audited the accompanying consolidated balance sheets of CFS Bancshares, Inc. and subsidiaries (the Company) as of September 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CFS Bancshares, Inc. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998, in conformity with generally accepted accounting principles.


                                                       /s/ KPMG Peat Marwick LLP

November 6, 1998

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                          Consolidated Balance Sheets

                          September 30, 1998 and 1997

                                        ASSETS                                         1998                 1997
                                                                                   ------------         ------------
Cash and amounts due from depository institutions                                  $  3,392,435            2,963,847
Federal funds sold and overnight deposits                                             1,924,850            3,521,268
                                                                                   ------------         ------------
         Total cash and cash equivalents                                              5,317,285            6,485,115

Interest-earning deposits in other financial institutions                               159,515              157,574
Investment securities held to maturity (fair value of
    $6,406,439 and $8,826,498, respectively)                                          6,338,130            8,803,393
Investment securities available for sale, at fair value (cost of
    $29,110,859 and $35,872,942, respectively)                                       29,122,737           35,915,192
Federal Home Loan Bank stock                                                            670,000              460,000
Loans receivable, net                                                                45,413,484           42,572,877
Premises and equipment, net                                                           4,030,996            4,202,944
Real estate acquired by foreclosure, net                                                 59,634               99,494
Accrued interest receivable on investment securities                                     71,252               63,367
Accrued interest receivable on mortgage-backed securities                               217,817              163,779
Accrued interest receivable on loans                                                    352,244              412,654
Other assets                                                                            412,948              303,929
                                                                                   ------------         ------------
         Total assets                                                              $ 92,166,042           99,640,318
                                                                                   ============         ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Interest-bearing deposits                                                      $ 73,892,189           76,345,726
    Advance payments by borrowers for taxes and insurance                               300,648              324,174
    Other liabilities                                                                   719,682              866,479
    Employee stock ownership plan debt                                                  145,471              130,941
    FHLB advances                                                                     9,200,000            9,200,000
    Payables for investment securities transactions                                          --            4,975,130
                                                                                   ------------         ------------
         Total liabilities                                                           84,257,990           91,842,450

Stockholders' equity:
    Serial preferred stock; 300,000 shares authorized;
       none outstanding                                                                      --                   --
    Common stock of $1 par value; 700,000 shares authorized;
       130,000 shares issued and outstanding                                            130,000              130,000
    Additional paid-in capital                                                        1,167,160            1,160,760
    Retained earnings-substantially restricted                                        6,732,461            6,611,011
    Unrealized gain on investment securities
       available for sale, net of taxes                                                   7,602               27,038
    Unearned common stock held by ESOP                                                 (129,171)            (130,941)
                                                                                   ------------         ------------
         Total stockholders' equity                                                   7,908,052            7,797,868
                                                                                   ------------         ------------
Commitments and contingencies (notes 12 and 13)
                                                                                   ------------         ------------
         Total liabilities and stockholders' equity                                $ 92,166,042           99,640,318
                                                                                   ============         ============

See accompanying notes to consolidated financial statements.

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                     Consolidated Statements of Operations

                Years Ended September 30, 1998, 1997, and 1996

                                                                   1998                1997                1996
                                                             -----------------   -----------------   -----------------
Interest income:
    Interest and fees on loans                               $      3,990,297           3,269,831           2,858,178
    Interest and dividend income on
       investment securities                                          478,512             942,405             988,589
    Interest income on mortgage-backed securities                   1,884,643           1,650,126           1,736,021
    Interest income on federal funds sold                             112,612              99,006             245,312
    Other interest income                                              76,937              54,181             139,120
                                                             -----------------   -----------------   -----------------
              Total interest income                                 6,543,001           6,015,549           5,967,220
Interest expense:
    Interest on deposits                                            2,937,155           3,062,187           3,168,919
    Interest on FHLB advances                                         587,644              64,714              --
                                                             -----------------   -----------------   -----------------
              Total interest expense                                3,524,799           3,126,901           3,168,919
              Net interest income                                   3,018,202           2,888,648           2,798,301
Provision for loan losses                                             176,000              --                  --
                                                             -----------------   -----------------   -----------------
              Net interest income after provision
                 for loan losses                                    2,842,202           2,888,648           2,798,301
Other income:
    Service charges on deposit accounts                               404,746             432,581             309,433
    Gains on sales of investment securities                            46,594             140,829              --
    Other                                                              38,699              42,801              70,894
                                                             -----------------   -----------------   -----------------
              Total other income                                      490,039             616,211             380,327

Other expense:
    Salaries and employee benefits                                  1,330,058           1,331,028           1,207,529
    Net occupancy expense                                             128,439             128,943             265,617
    Federal insurance premiums                                        100,106             117,915             696,120
    Data processing expenses                                          226,734             208,221             219,561
    Professional services                                             225,174             133,917             209,867
    Depreciation and amortization                                     277,258             295,374             161,834
    Advertising expense                                               137,931             150,545              68,573
    Office supplies                                                    67,759              78,989              74,375
    Insurance expense                                                  60,509              60,337              67,060
    Other                                                             427,588             441,264             503,009
                                                             -----------------   -----------------   -----------------
              Total other expense                                   2,981,556           2,946,533           3,473,545
                                                             -----------------   -----------------   -----------------
              Income (loss) before income taxes                       350,685             558,326            (294,917)
Income tax expense (benefit)                                          131,735             200,192            (101,535)
                                                             -----------------   -----------------   -----------------
              Net income (loss)                              $        218,950             358,134            (193,382)
                                                             =================   =================   =================
Basic earnings (loss) per share                              $           1.72                2.75               (1.49)
                                                             =================   =================   =================
Basic weighted average shares outstanding                             127,218             130,000             130,000
                                                             =================   =================   =================
Diluted earnings (loss) per share                            $           1.57                2.75               (1.49)
                                                             =================   =================   =================
Diluted weighted average shares outstanding                           139,218             130,000             130,000
                                                             =================   =================   =================

See accompanying notes to consolidated financial statements.

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                Consolidated Statements of Stockholders' Equity

                Years Ended September 30, 1998, 1997, and 1996

                                                                                        UNREALIZED
                                                                                      GAIN (LOSS) ON
                                                                       RETAINED         INVESTMENT     EMPLOYEE
                                                       ADDITIONAL     EARNINGS -        SECURITIES      STOCK           TOTAL
                                           COMMON       PAID-IN      SUBSTANTIALLY      AVAILABLE     OWNERSHIP     STOCKHOLDERS'
                                            STOCK       CAPITAL       RESTRICTED         FOR SALE     PLAN DEBT        EQUITY
                                          ---------    ----------    -------------    -----------    ----------     --------------
Balance September 30, 1995               $  130,000     1,160,760        6,641,259         80,640      (261,881)         7,750,778

Net loss                                         --            --         (193,382)            --            --           (193,382)

Payment of Employee Stock
  Ownership Plan debt                            --            --               --             --        65,470             65,470

Change in unrealized loss on
  investment securities available
  for sale, net                                  --            --               --       (213,081)           --           (213,081)

Cash dividends declared
  ($.75 per share)                               --            --          (97,500)            --            --            (97,500)
                                          ---------    ----------    -------------    -----------    ----------     --------------
Balance September 30, 1996                  130,000     1,160,760        6,350,377       (132,441)     (196,411)         7,312,285

Net income                                       --            --          358,134             --            --            358,134

Payment of Employee Stock
  Ownership Plan debt                            --            --               --             --        65,470             65,470

Change in unrealized gain on
  investment securities available
  for sale, net                                  --            --               --        159,479            --            159,479

Cash dividends declared
  ($.75 per share)                               --            --          (97,500)            --            --            (97,500)
                                          ---------    ----------    -------------    -----------    ----------     --------------
Balance September 30, 1997                  130,000     1,160,760        6,611,011         27,038      (130,941)         7,797,868

Net income                                       --            --          218,950             --            --            218,950

Change in unrealized gain
  on investment securities
  available for sale, net                        --            --               --        (19,436)           --            (19,436)

Employee Stock Ownership Plan
  shares allocated                               --         6,400               --             --        16,300             22,700

Acquisition of Employee Stock
  Ownership Plan shares                          --            --               --             --       (80,000)           (80,000)

Payment of Employee Stock
  Ownership Plan debt                            --            --               --             --        65,470             65,470

Cash dividends declared
  ($.75 per share)                               --            --          (97,500)            --            --            (97,500)
                                          ---------    ----------    -------------   ------------    -----------    --------------
Balance September 30, 1998               $  130,000     1,167,160        6,732,461          7,602      (129,171)         7,908,052
                                          =========    ==========    =============   ============    ===========    ==============

See accompanying notes to consolidated financial statements.

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                Years Ended September 30, 1998, 1997, and 1996

                                                                                1998              1997             1996
                                                                             ----------        ----------       ----------
Cash flows from operating activities
Net income (loss)                                                            $  218,950           358,134         (193,382)
Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
      Provision for loan losses                                                 176,000                --               --
      Depreciation and amortization                                             277,258           295,374          161,834
      Net amortization of premium and accretion of
        discount on investment securities                                        85,517            11,385           27,423
      Net accretion of discount on loans                                        (78,356)          (15,376)          (2,296)
      Compensation expense recognized on ESOP shares
        allocation                                                               85,700                --               --
      Gains on sale of investment securities available
        for sale, net                                                           (43,717)         (140,829)              --
      Gain on calls of investment securities
        available for sale, net                                                  (2,877)               --               --
      Loss on sale of real estate acquired by foreclosure                         4,243            19,001            1,549
      Loss on disposal of equipment                                                  --               390               --
      Charge-off of investment security held to maturity                         25,000                --               --
      (Increase) decrease in accrued interest receivable                         (1,513)           (4,619)         (37,923)
      (Increase) decrease in other assets                                       (98,083)          115,793         (139,834)
      (Increase) decrease in  refundable income tax                                  --                --          106,894
      Increase (decrease) in other liabilities                                 (146,797)         (486,849)         478,379
      Increase (decrease) in accrued interest on deposits                       (24,394)           41,173          (60,155)
                                                                             ----------        ----------       ----------
          Net cash provided by operating activities                             476,931           193,577          342,489
                                                                             ----------        ----------       ----------

                                                                     (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                Years Ended September 30, 1998, 1997, and 1996

                                                                                 1998              1997              1996
                                                                             ------------      ------------      ------------
Cash flows from investing activities:
   Net (increase) decrease in interest-earning deposits in
      other financial institutions                                                 (1,941)           98,117            (3,573)
   Proceeds from maturities or calls of
      investment securities held to maturity                                           --         3,000,000                --
   Purchases of investment securities held to maturity                                 --        (1,470,643)       (3,004,013)
   Proceeds from principal collected on mortgage-
      backed securities held to maturity                                        2,418,154         2,701,576         2,624,701
   Proceeds from sales of investment securities
      available for sale                                                        5,890,772         7,119,866                --
   Proceeds from maturities or calls of investment
      securities available for sale                                             5,692,097         3,000,000         2,500,000
   Purchases of investment securities available for sale                       (1,135,691)       (6,567,938)       (1,037,515)
   Purchases of mortgage-backed securities available for sale                 (16,330,001)       (7,911,562)       (1,256,849)
   Proceeds from principal collected on mortgage-backed
      securities available for sale                                             7,652,962         2,297,985         1,354,427
   Purchase of FHLB stock                                                        (210,000)               --                --
   Net change in loans                                                         (2,938,251)      (12,178,490)       (2,110,651)
   Purchase of premises and equipment                                            (105,310)         (697,741)       (2,035,474)
   Proceeds from sale of real estate acquired by foreclosure                      121,305           121,565           122,591
   Improvements to real estate acquired by foreclosure                               (399)          (15,622)               --
   Purchase of real estate acquired by foreclosure                                (85,289)               --                --
                                                                             ------------      ------------      ------------
          Net cash provided by (used in) investing activities                     968,408       (10,502,887)       (2,846,356)

Cash flows from financing activities:
   Net increase (decrease) in interest-bearing deposits                        (2,429,143)         (488,016)           98,720
   Cash dividends                                                                 (97,500)          (97,500)          (97,500)
   Increase (decrease) in advance payments by borrowers for
      taxes and insurance                                                         (23,526)           38,849          (134,180)
   Net proceeds from FHLB advances                                                     --         9,200,000                --
   Repayment of ESOP debt                                                         (63,000)               --                --
                                                                             ------------      ------------      ------------
          Net cash provided by (used in) financing activities                  (2,613,169)        8,653,333          (132,960)
                                                                             ------------      ------------      ------------
Net increase (decrease) in cash and cash equivalents                           (1,167,830)       (1,655,977)       (2,636,827)
Cash and cash equivalents at beginning of year                                  6,485,115         8,141,092        10,777,919
                                                                             ------------      ------------      ------------
Cash and cash equivalents at end of year                                     $  5,317,285         6,485,115         8,141,092
                                                                             ============      ============      ============
Supplemental information on cash payments:
   Interest paid                                                             $  3,538,547         3,085,728         3,229,074
   Income taxes paid                                                         $    110,000            35,000            96,782

Supplemental information on noncash investing and financing activities:
   Loans transferred to real estate acquired by foreclosure                  $     88,779            95,541           191,430
   Real estate sold and financed by the Bank                                 $    121,305           108,165                --
   Securities transferred from held to maturity to
      available for sale                                                     $         --                --        25,939,464

See accompanying notes to consolidated financial statements.

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          September 30, 1998, 1997 and 1996


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CFS Bancshares, Inc. is a holding company for Citizens Federal Savings Bank (the Bank) and the Bank's wholly-owned subsidiary, Citizens Service Corporation - collectively the Company. The holding company was formed June 30, 1998 and all outstanding shares of the Bank were exchanged for shares of the holding company upon formation. The exchange was recorded as a pooling of interests whereby the historical basis of the Bank's amounts were carried over to the holding company. The Bank is a federally chartered stock savings bank regulated by the Office of Thrift Supervision (OTS) and certain other federal agencies. The Bank provides a full range of banking services to customers through its offices in Birmingham and Eutaw, Alabama. The Bank is subject to competition from other financial institutions in the market in which it operates. The following is a description of the more significant accounting and reporting policies which the Company follows in preparing and presenting its financial statements:

     (A)  BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of CFS Bancshares, Inc. and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

          The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contigent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

          One estimate that is particularly susceptible to a significant change in the near term relates to the determination of the allowance for loan losses. A significant portion of the Bank's mortgage loans are secured by real estate in Alabama, primarily in Jefferson County and the surrounding areas. The ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in Alabama.

          Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an internal part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          September 30, 1998, 1997 and 1996


     (B)  CASH AND CASH EQUIVALENTS

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     (C)  INVESTMENT SECURITIES

          The Bank classifies its investment securities in two categories: available for sale or held to maturity. Held to maturity securities are those securities for which the Bank has the ability and intent to hold the security until maturity. All other securities are classified as available for sale.

          Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost adjusted for the amortization or accretion of premiums and discounts. Unrealized holding gains and losses, net of the related income tax effects, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

          A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security. At September 30, 1998, the Bank did not have any securities with other than temporary declines in value for which a new cost basis had not been established.

          Premiums and discounts are amortized or accreted over the life of the related investment security as an adjustment to yield using the level-yield method and prepayment assumptions. Dividend and interest income are recognized when earned. Realized gains and losses for investment securities sold are included in earnings and are derived using the specific identification method for determining the cost of the security sold.

          The investment in the stock of the Federal Home Loan Bank is required of insured institutions that utilize the services of the Federal Home Loan Bank. The stock has no quoted fair value and no ready market exists. However, the Federal Home Loan Bank has historically repurchased the stock at cost. Accordingly, the stock is reported in the financial statements at cost.

     (D)  LOANS AND INTEREST INCOME

          Loans receivable are stated at their unpaid principal balance less the undisbursed portion of loans in process, unearned interest income and an allowance for loan losses. Interest income on loans is recorded using a simple interest method. It is the general policy of the Bank to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more or the ultimate collection of either is in doubt. Unearned discount on loans purchased is accreted to income over the remaining life of the loans purchased using the level-yield method.

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          September 30, 1998, 1997 and 1996


          At September 30, 1998, approximately 18 percent of the Bank's loan portfolio consists of mortgage loans to churches. The Bank's exposure to credit loss in the event of nonperformance by the parties to financial instruments for mortgage loans to churches is represented by the contractual amounts of these instruments.

     (E)  ALLOWANCE FOR LOAN LOSSES

          Additions to the allowance for loan losses are based on management's evaluation of the loan portfolio under current economic conditions, including such factors as the volume and character of loans outstanding, past loss experience, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. Loans are charged to the allowance when, in the opinion of management, such loans are deemed to be uncollectible. Provisions for loan losses and recoveries of loans previously charged to the allowance are added to the allowance.

          One of the procedures used by management in establishing the allowance for loan losses is the evaluation of potential impairment on selected loans. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the note agreement. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Loans that are determined to be impaired require a valuation allowance equivalent to the amount of impairment. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans which are accruing interest are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income thereafter.

     (F)  LOAN FEES

          Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as a yield adjustment using a method which approximates the level-yield method.

     (G)  REAL ESTATE ACQUIRED BY FORECLOSURE

          For real estate acquired through foreclosure, a new cost basis is established at the lower of cost or fair value, adjusted for estimated costs to sell, at the time of foreclosure. Subsequent to foreclosure, foreclosed assets are carried at the lower of fair value less estimated costs to sell or cost, with the difference recorded as a valuation allowance, on an individual asset basis. Changes in the valuation allowance are recognized as charges or credits to earnings.

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          September 30, 1998, 1997 and 1996


     (H)  INCOME TAXES

          The Company provides for income taxes based upon pretax income, adjusted for permanent differences between reported and taxable earnings. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.


     (I)  PREMISES AND EQUIPMENT

          Land is stated at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on primarily the straight-line method.

     (J)  NET INCOME PER SHARE

          During 1996, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard No. 128, Earnings per Share, ("FAS128"). FAS128 specifies the computation, presentation and disclosure requirements for earnings per share, replacing the presentation of primary earnings per share with the presentation of basic earnings per share. For entities with complex capital structures, the presentation of fully diluted earnings per share is replaced with diluted earnings per share. FAS128 is effective for both interim and annual financial statements issued for periods ending after December 15, 1997. The Company adopted FAS128 in 1998, and, as required, all periods presented in the consolidated financial statements have been restated to reflect the adoption of the statement.

          Presented below is a summary of the components used to calculate diluted earnings per share for the year ended September 30, 1998, 1997, and 1996:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                              1998         1997       1996
                                                                             -------------------------------
            DILUTED EARNINGS PER SHARE:
             Weighted average common shares
               outstanding                                                   127,218     130,000     130,000
             Net effect of the assumed exercise of stock
               options-based on the treasury stock method
               using average market price for the year                        12,000          --          --
                                                                             -------     -------     -------

             Total weighted average common shares and
                  potential common stock outstanding                         139,218     130,000     130,000
                                                                             =======     =======     =======

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          September 30, 1998, 1997 and 1996


     (K)  EMPLOYEE STOCK OWNERSHIP PLAN

          The Company sponsors an Employee Stock Ownership Plan which is accounted for in accordance with the American Institute of Certified Public Accountants' Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans.

     (L)  RECENT ACCOUNTING PRONOUNCEMENTS

          In June 1997, the FASB issued Financial Accounting Standard No. 130, Reporting Comprehensive Income, ("FAS130"). This standard establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. FAS130 requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" refers to revenues, expenses, gains, and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "other comprehensive income' for the Company consists of items recorded in equity under Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities. FAS130 is effective for financial statements for years beginning after December 15, 1997.

          In June 1997, the FASB issued Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information, ("FAS131"). FAS131 establishes new standards for the disclosures made by public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. FAS131 is effective for financial statements for years beginning after December 15, 1997.

          In June 1998, the FASB issued Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, ("FAS133"). The standard establishes comprehensive accounting and reporting standards for derivative instruments and hedging activities. FAS133 requires that all derivative instruments be recorded in the statement of financial position at fair value; the accounting for gains or losses due to changes in fair value of the derivative instruments depends on whether the derivative instruments qualify as hedging instruments. If a derivative instrument does not qualify as a hedge, the gain or loss is reported in earnings when it occurs. However, if the derivative qualifies as a hedging instrument, the accounting varies based on the type of risk being hedged, and includes either recognizing earnings for changes in fair value each reporting period, or accumulating changes in other comprehensive income and recognizing earnings during the period that the hedged forecasted item impacts earnings. FAS133 is effective for financial statements for the first quarter of fiscal years beginning after June 15, 1999. The Company has no derivative financial instruments which would be accounted for at fair value under FAS133.

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          September 30, 1998, 1997 and 1996


(2)  CASH AND AMOUNTS DUE FROM DEPOSITORY INSTITUTIONS

     The Bank is required to maintain certain daily reserve balances in accordance with the Federal Reserve Board requirements. The Bank exceeded the required balances of approximately $25,000 at September 30, 1998 and 1997.


(3)  INVESTMENT SECURITIES

     The amortized cost and approximate fair value of investment securities held to maturity at September 30, 1998 and 1997 were as follows:

                                                                      1998                      1997
                                                              -------------------   ------------------------
                                                              AMORTIZED    FAIR       AMORTIZED       FAIR
                                                                COST       VALUE        COST          VALUE
                                                              ---------   -------   -----------     --------
              Alabama Minority Enterprise
               Small Business Investment
               Corporation stock                            $        --         --       25,000        25,000
              Mortgage-backed securities                      4,833,089  4,865,315    6,980,689     7,004,917
              Collateralized mortgage obligations             1,505,041  1,541,124    1,797,704     1,796,581
                                                              ---------  ---------    ---------     ---------
                                                            $ 6,338,130  6,406,439    8,803,393     8,826,498
                                                              =========  =========    =========     =========

     The amortized cost and approximate fair value of investment securities available for sale at September 30, 1998 and 1997, were as follows:

                                                                      1998                      1997
                                                            -------------------------  ------------------------
                                                             AMORTIZED       FAIR       AMORTIZED       FAIR
                                                                COST         VALUE        COST          VALUE
                                                            -----------    ----------  ----------    ----------
              U.S. Treasury and U.S.
               Government agencies                          $ 2,806,360     2,811,127  11,468,592    11,523,106
              Equity securities                               2,583,543     2,576,921   2,439,885     2,445,671
              Mortgage-backed securities                     15,843,419    15,859,592   9,692,496     9,716,660
              Collateralized mortgage obligations             7,877,536     7,875,097  12,271,969    12,229,755
                                                             ----------    ----------  ----------    ----------
                                                            $29,110,859    29,122,737  35,872,942    35,915,192
                                                             ==========    ==========  ==========    ==========

     The gross unrealized gains and losses of investment securities held to maturity at September 30, 1998 and 1997, are as follows:

                                                                      1998                      1997
                                                            ---------------------   -------------------------
                                                               GROSS      GROSS        GROSS         GROSS
                                                            UNREALIZED UNREALIZED    UNREALIZED    UNREALIZED
                                                               GAINS     LOSSES        GAINS         LOSSES
                                                            ----------  ---------   -----------    ----------
              Mortgage-backed securities                    $  32,514        288       52,530         28,302
              Collateralized mortgage obligations              36,083         --           --          1,123
                                                              -------     ------       ------         ------
                                                            $  68,597        288       52,530         29,425
                                                              =======     ======       ======         ======

                              CFS BANCSHARS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

The gross unrealized gains and losses of investment securities available for sale at September 30, 1998 and 1997 are as follows:

                                                  1998                    1997
                                         ----------------------  ----------------------
                                             GROSS     GROSS       GROSS       GROSS
                                         UNREALIZED  UNREALIZED  UNREALIZED  UNREALIZED
                                             GAINS     LOSSES      GAINS       LOSSES
                                         ----------  ----------  ----------  ----------
  U.S. Treasury and U.S.
   Government agencies                   $    4,767          --      70,118      15,604
  Equity securities                              --       6,622       5,786          --
  Mortgage-backed securities                 62,237      46,064      42,184      18,020
  Collateralized mortgage obligations         5,251       7,690      22,786      65,000
                                             ------      ------     -------  ----------
                                         $   72,255      60,376     140,874      98,624
                                             ======      ======     =======  ==========

The amortized cost and approximate fair value of debt investment securities available for sale at September 30, 1998, by contractual maturities are shown below. Actual maturities could differ from contractual maturities due to call or prepayment provisions.

                                                       AMORTIZED     FAIR
                                                          COST       VALUE
                                                      ----------   ---------
     Due from one to five years                       $ 1,806,151   1,808,626
     Due from five to ten years                         1,000,209   1,002,500
     Mortgage-backed securities and collateralized
      mortgage obligations                             23,720,956  23,734,690
                                                      -----------  ----------
                                                      $26,527,316  26,545,816
                                                      ===========  ==========

There were no sales of investment securities available for sale in 1996. Proceeds from sales of investment securities available for sale were $5,890,772 and $7,119,866 for the years ended September 30, 1998 and 1997, respectively. Gross gains of $43,717 and $140,829 were realized on those sales for the years ended September 30, 1998 and 1997, respectively.

In 1998, an investment of $25,000 in a community small business incubator was written off when the incubator filed for bankruptcy.

Investment securities with amortized cost of $24,590,595 and $29,558,918 at September 30, 1998 and 1997, respectively, were pledged to secure public deposits as required by law and for other purposes. Additionally, in accordance with Office of Thrift Supervision regulations, the Bank is required to maintain a certain percentage (4 percent at September 30, 1998), of its withdrawable deposits and current borrowings in cash, U.S. Treasury obligations, or other approved investments which are readily convertible into cash. The Bank met this liquidity requirement at September 30, 1998.

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
                       September 30, 1998, 1997 and 1996

     During 1996, the Bank transferred investment securities with an amortized cost of $25,939,464 from held to maturity to available for sale. The fair market value of the investment securities on the date of transfer was $25,924,334 resulting in a decrease in the unrealized gain on investment securities available for sale of $15,130. The investment securities were transferred as a result of the reassessment of the appropriateness of the classification of all securities following the issuance of the FASB Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities.

(4)  LOANS

     At September 30, 1998 and 1997, the Bank had the following net loans:

                                                                                                               1998        1997
                                                                                                            ----------  ----------
             Total loans                                                                                   $47,047,687  44,134,410
             Less:    Unearned discount on loans purchased                                                       2,296       5,750
                      Unamortized loan origination fees                                                        577,277     564,077
                      Undisbursed portion of loans in process                                                  500,833     361,283
                      Allowance for loan losses                                                                553,797     630,423
                                                                                                            ----------  ----------
                                                                                                             1,634,203   1,561,533
                                                                                                            ----------  ----------
             Net loans                                                                                     $45,413,484  42,572,877
                                                                                                            ==========  ==========

       The composition of the total loan portfolio was as follows:

                                                                                                               1998        1997
                                                                                                            ----------  ----------
             Residential real estate mortgage                                                             $ 32,775,332  30,542,426
             Consumer installment                                                                            2,023,944   2,204,929
             Nonresidential mortgage                                                                        11,558,710  11,066,054
             Commercial                                                                                        689,701     321,001
                                                                                                            ----------  ----------
                      Total loans                                                                         $ 47,047,687  44,134,410
                                                                                                            ==========  ==========

   A summary of the transactions in the allowance for loan losses for the years ended September 30, 1998, 1997, and 1996 follows:

                                             1998       1997      1996
                                          ---------  --------  --------
      Balance at beginning of year     $   630,423   638,770   659,734
      Net charge-offs:
      Gross charge-offs                   (314,990)  (25,056)  (59,566)
      Gross recoveries                      62,364    16,709    38,602
      Provision charged to earnings        176,000        --        --
                                          --------   -------   -------
      Balance at end of year           $   553,797   630,423   638,770
                                          ========   =======   =======

                              CFS BANCSHARS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

     Impaired loans at September 30, 1998 and 1997 totaled $225,435 and $427,992, respectively. The allowance amounts, which were $225,435 and $287,792 in 1998 and 1997, respectively, were primarily determined using the fair value of the related collateral. The average recorded investment in impaired loans for the years ended September 30, 1998 and 1997, was $300,639 and $365,000, respectively. The interest income recognized on impaired loans for the years ended September 30, 1998, 1997, and 1996 was approximately $410, $6,041, and $2,445, respectively.

(5)  PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                        1998       1997
                                                     ---------   ---------
             Land                                    $  733,242    733,242
             Buildings and leasehold improvements     3,026,861  3,018,361
             Furniture, fixtures and equipment        2,029,126  1,938,336
                                                      ---------  ---------
                                                      5,789,229  5,689,939
             Less:  accumulated depreciation          1,758,233  1,486,995
                                                      ---------  ---------
                                                     $4,030,996  4,202,944
                                                      =========  =========

(6)  REAL ESTATE ACQUIRED BY FORECLOSURE

     Real estate acquired by foreclosure, net, as of September 30, 1998 and 1997 totaled $59,634 and $99,494, respectively. There were no transactions in the allowance for losses on the real estate acquired by foreclosure in 1998 or 1997.

                              CFS BANCSHARS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

(7)  INTEREST-BEARING DEPOSITS

     At September 30, 1998 and 1997, the composition of interest-bearing deposits an applicable interest rates was as follows:

                                                                                                                1998         1997
                                                                                                             -----------  ----------
          NOW accounts (1998 - .50%, 1997 - 1.00%)                                                         $   8,000,629   9,435,520
          Super NOW accounts (1998 - 2.75%, 1997 - 2.75%)                                                      4,366,743   3,566,811
          Passbook savings (1998 - 2.75%, 1997 - 2.75%)                                                       17,539,298  18,615,013
          Time deposits:
            Certificates of deposit (1998 - 4.63% to 8.50%, 1997 - 4.75% to 8.50%)
            Jumbo accounts (1998 - 4.87% to 5.75%, 1997 - 4.65% to                                           20,321,138   24,160,256
              6.00%)                                                                                         23,534,054   20,413,405
                                                                                                             ----------   ----------
                 Total time deposits                                                                         43,855,192   44,573,661

          Accrued interest on deposits                                                                          130,327      154,721
                                                                                                             ----------   ----------
                 Total deposits                                                                            $ 73,892,189   76,345,726
                                                                                                             ==========   ==========

     Weighted average interest rates on deposit accounts were as follows at September 30, 1998 and 1997:

                                                                                                                1998         1997
                                                                                                             ----------   ----------
          NOW and demand deposit accounts                                                                        .50%        .88%
          Super NOW accounts                                                                                    2.75%       2.75%
          Passbook savings accounts                                                                             2.74%       2.75%
          Certificates of deposit                                                                               5.22%       5.27%
          Jumbo accounts                                                                                        5.15%       5.28%
            Total                                                                                               3.74%       4.01%

     Interest on deposits is summarized as follows:

                                                                                                    1998        1997         1996
                                                                                                 ----------  ----------   ----------
          NOW accounts                                                                          $    86,957      94,328       92,221
          Super NOW accounts                                                                         96,667     118,974      135,595
          Passbook savings                                                                          478,354     486,639      507,602
          Time deposits                                                                           2,275,177   2,362,246    2,433,501
                                                                                                 ----------  ----------   ----------
                                                                                                $ 2,937,155   3,062,187    3,168,919
                                                                                                 ==========  ==========   ==========

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

     The amounts and maturities of time deposits at September 30, 1998 and 1997 are as follows:

                                           1998        1997
                                        ----------  ----------
          Within one year            $  35,839,486  37,156,692
          Within two years               4,858,752   2,898,609
          Within three years               966,475   2,844,905
          Within four years              1,059,345     237,967
          Within five years                861,070   1,173,004
          Greater than five years          270,064     262,484
                                        ----------  ----------
                                     $  43,855,192  44,573,661
                                        ==========  ==========

(8)  BORROWED FUNDS

     The Company was liable to the Federal Home Loan Bank of Atlanta on the following advances at September 30, 1998:

                                                    FIXED
         MATURITY DATE                          INTEREST RATE     1998
         --------------                         -------------  -----------
         September 2002                             5.66%      $ 5,000,000
         June 2008                                  5.51%        4,200,000
                                                               -----------
            Total (weighted average rate of 5.60%)             $ 9,200,000
                                                               ===========

     At September 30, 1998, the advances were collateralized by a blanket pledge of first-mortgage residential loans. The September 2002 advance and the June 2008 advance are callable in September 1999 and June 2003, respectively.

 (9) INCOME TAXES

     For the years ended September 30, 1998, 1997, and 1996, income tax expense (benefit) consists of the following:

                                               1998      1997      1996
                                             --------  --------  ---------
        Current:
          Federal                            $ 88,604  (43,520)   161,495
          State                                    --   (8,862)    18,063
                                             --------  -------   --------
                                               88,604  (52,382)   179,558
                                             --------  -------   --------
        Deferred:
          Federal                              37,606  220,908   (250,985)
          State                                 5,525   31,666    (30,108)
                                             --------  -------   --------
                                               43,131  252,574   (281,093)
                                             --------  -------   --------
                                             $131,735  200,192   (101,535)
                                             ========  =======   ========

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

     The income tax expense above represents an effective tax rate of 37.6 percent, 35.9 percent, and 34.4 percent, for 1998, 1997 and 1996, respectively. The actual income tax expense (benefit) for 1998, 1997 and 1996 differs from the "expected" income tax expense (benefit) for those years which is computed by applying the U.S. Federal corporate income tax rate of 34.0 percent for 1998, 1997 and 1996 to income before income taxes as follows:

                                                                 1998      1997      1996
                                                               --------  --------  --------
        Computed "expected" income tax (expense) benefit    $  119,233   189,831   (100,272)
        State tax, net of federal effect                         4,208    15,051     (8,354)
        Dividends paid to ESOP                                  (6,824)   (7,205)    (7,326)
        Other, net                                              15,118     2,515     14,417
                                                               -------   -------   --------
                                                            $  131,735   200,192   (101,535)
                                                               =======   =======   ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1998 and 1997 are presented below:

                                                                           1998        1997
                                                                         --------    --------
        Deferred tax assets:
         Loans - allowance for loan losses                              $103,645       84,338
         Loans - unearned loan fee income                                 20,099       31,755

         Capital loss carryforward                                         8,500           --
         Nonaccrual interest                                              46,320           --
         Foreclosed property                                              23,521           --
         Accrued legal fees                                               20,718           --
         Prepaid expenses and accruals                                     7,229       34,312
         Other                                                            29,240       31,981
                                                                        --------      -------
                                                                         259,272      182,386
                                                                        --------      -------

        Deferred tax liabilities:
         FHLB stock                                                       52,128       52,128
         Unrealized gain on investment securities available for sale       4,279       15,212
         Premises and equipment - differences in depreciation expense     49,231       23,005
         Loan basis - book to tax difference                              93,704           --
         Other                                                             2,741        2,656
                                                                        --------      -------
                                                                         202,083       93,001
                                                                        --------      -------
        Net deferred tax asset                                          $ 57,189       89,385
                                                                        ========      =======

     Management believes results of future operations will generate sufficient taxable income and resulting tax liabilities to realize the deferred tax asset. There was no valuation allowance at September 30, 1998 or 1997, or any change in the valuation allowance during the years ended September 30, 1998, 1997 or 1996.

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996


(10) EMPLOYEE BENEFITS PLANS

     The Company sponsors an Employee Stock Ownership Plan (ESOP). The ESOP is available to all employees who have met certain age and service requirements. Contributions to the plan are determined by the board of directors, based on a percentage of the total payroll and certain limitations as to the deductibility for tax purposes. The Company intends to make contributions to the Plan that, when combined with dividends on unallocated shares, are sufficient to fund interest and principal payments on the ESOP debt. The ESOP has borrowed funds on three occasions to purchase shares of common stock of the Bank for the benefit of the ESOP participants.

     The common stock of the Company acquired by the ESOP is held as collateral for the loans. As of September 30, 1998, the ESOP holds 30,765 (24 percent) shares of the Company's outstanding stock, of which 20,440 shares have been allocated to the participants. The Company makes contributions to the ESOP which are used to make loan interest and principal payments. Shares are released and allocated to the participants prorata with the paydowns on the ESOP debt. All dividends paid on allocated and unallocated shares are used to reduce interest expense related to the ESOP debt.

     The first ESOP loan (1989 loan) is due on demand and is repayable in monthly installments of interest at 80 percent of the prime rate or $4,912, $7,307, and $9,632 for the years ended September 30, 1998, 1997, and 1996, respectively, and annual installments of principal in the amount of $41,275. The interest rate is 6.8 percent at September 30, 1998 and 1997. The principal outstanding is $41,275 and $82,550 at September 30, 1998 and 1997, respectively.

     The second ESOP loan (1995 loan) is repayable in annual installments of interest at 6.75 percent and annual installments of principal in the amount of $24,195. The principal outstanding at September 30, 1998 and 1997 is $24,196 and $48,391, respectively. The principal balance approximates the fair value of the unearned shares securing the loan (1995 shares) of 559 and 1,119 at September 30, 1998 and 1997, respectively.

     The third ESOP loan (1998 loan) is repayable in monthly installments of interest at the prime rate and annual installments of principal in the amount of $8,000. The loan originated on March 9, 1998 to purchase 4,005 shares (1998 shares). The principal oustanding at September 30, 1998 was $80,000 and the fair value of the 4,005 unearned shares was $210,263.

     Contributions to fund the installments on the 1989 loan are recorded as compensation expense. Such contributions approximated $46,000, $49,000 and $52,000 in 1998, 1997, and 1996, respectively. The fair value of the committed-to-be-released 1995 and 1998 shares are also reported as compensation expense. Such shares totaled 760, 560, and 560 for 1998, 1997, and 1996 respectively. The related compensation expense approximated $39,000, $22,400, and $23,520 for 1998, 1997, and 1996, respectively.

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

     The Bank also sponsors a 401(k) retirement plan (401(k)). The 401(k) is a trusteed, salary reduction plan which is available to all employees who have completed one year of service and have attained the age of 21. 401(k) participants may elect to defer a percentage of their compensation each year up to a certain dollar limit established by law. The Bank's management may make a discretionary matching contribution equal to a percentage of the amount of salary reduction 401(k) participants elected to defer. Such discretionary contributions for the years ended September 30, 1998, 1997, and 1996 were $24,994, $21,800, and $25,952, respectively. The Bank also provides major medical and dental coverage funded through pre-tax withholdings from the participants.

(11) STOCKHOLDERS' EQUITY

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulations to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets as set forth in the table below.

                                                                                 FOR CAPITAL                    WELL
                                                     ACTUAL                  ADEQUACY PURPOSES              CAPITALIZED
                                        --------------------------       ------------------------     -----------------------
                                         AMOUNT          RATIO            AMOUNT         RATIO          AMOUNT      RATIO
                                        -----------    -----------       -----------   ----------     -----------  ----------
         As of September 30, 1998:
          Total capital
           (to risk weighted assets)    $8,272,808       18.2%           $3,626,080      8.0%        $4,532,600        10.0%
          Tier I capital
           (to risk weighted assets)    $7,900,450       17.4%            1,813,040      4.0%         2,719,560         6.0%
          Tier I capital
           (to average assets)          $7,900,450        8.3%            3,798,286      4.0%         4,747,857         5.0%

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

                                                                                     TO BE WELL
                                                                                  CAPITALIZED UNDER
                                                              FOR CAPITAL         PROMPT CORRECTIVE
                                           ACTUAL          ADEQUACY PURPOSES      ACTION PROVISIONS
                                   --------------------  --------------------  ----------------------
                                      AMOUNT      RATIO     AMOUNT     RATIO     AMOUNT      RATIO
                                   -----------  -------  -----------  -------  -----------  ---------
     As of September 30, 1997:
      Total capital
       (to risk weighted assets)    $8,007,691   17.5%   $3,655,338    8.0%    $4,581,667     10.0%
      Tier I capital
       (to risk weighted assets)    $7,770,829   17.0%    1,832,667    4.0%     2,749,000      6.0%
      Tier I capital
       (to average assets)          $7,770,829    9.0%    3,459,160    4.0%     4,323,950      5.0%

     Savings institutions with more than a "normal" level of interest rate risk are required to maintain additional total capital. A savings institution with a greater than normal interest rate risk is required to deduct specified amounts from total capital, for purposes of determining its compliance with risk-based capital requirements. The Bank was in compliance with capital standards at September 30, 1998 and 1997.

     Retained earnings at September 30, 1998 and 1997, include approximately $2,200,000 for which no provision for income tax has been made. This amount represents allocations of income to bad debt deductions for tax computation purposes. If, in the future, this portion of retained earnings is used for any purpose other than to absorb tax bad debt losses, income taxes may be imposed at the then applicable rates. An additional $1,400,000 of retained earnings is also restricted at September 30, 1998 and 1997, as a result of the liquidation account established upon conversion to a stock company. No dividends may be paid to stockholders if such dividends would reduce the net worth of the Bank below the amount required by the liquidation account.

(12) CONTINGENT LIABILITIES AND COMMITMENTS

     The Company is defending various lawsuits and claims arising out of the conduct of its business. While the ultimate results of these lawsuits and claims cannot be predicted with certainty, in the opinion of management, the ultimate disposition of these matters will not have a significant effect on the consolidated financial position or results of operations of the Company.

     Effective October 18, 1996 and July 23, 1998, the Bank entered into Agreements with the Office of Thrift Supervision (OTS) intended to correct certain deficiencies, about which the OTS expressed supervisory concern. Pursuant to the Agreements, the Bank agreed to adopt certain guidelines, procedures and policies. The Bank also agreed to adopt a business plan covering such matters as lending activities, operating expenses, operating results and other matters.

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996

     The Company believes it is in substantial compliance with or will be in compliance with the terms of the Agreements within the time periods stated within the agreements. If the Bank were not to comply with the Agreements, the OTS would have certain enforcement rights, possibly including the right to commence an action to remove directors and/or officers or to appoint a conservator or a receiver for the Bank. Although compliance with the agreements has not had and is not expected to have a material impact on the operations of the Bank, there can be no assurance that the Agreements will not have an adverse impact on the Bank's future operations.

(13) OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such instruments involve elements of credit risk in excess of the amounts recognized in the financial statements.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     The off-balance sheet financial instruments whose contract amounts represent credit risk as of September 30, 1998, are as follows:

            Commitments to extend credit           $ 1,785,200
            Commitments to fund lines of credit        298,449
                                                     ---------
                                                   $ 2,083,649
                                                     =========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

(14) OTHER EXPENSE

     Components of other expense exceeding 1 percent of total interest and other income included miscellaneous losses of $116,708 in 1996, consisting primarily of costs related to bank robberies and settlements of and provisions for various legal issues. There were no such components exceeding the 1 percent criteria as stated which are not presented separately in the 1998 and 1997 consolidated statements of operations.

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996


(15) STOCK OPTION PLAN

     In 1991, under the terms of the Bank's incentive stock option plan, the Bank granted 12,000 common stock options to officers and key employees. The exercise price for the options is equal to $14 per share. All options are exercisable through 2001. As of September 30, 1998, no options had been exercised.


(16) SAVINGS ASSOCIATION INSURANCE FUND SPECIAL ASSESSMENT

     On September 30, 1996, the Federal Deposit Insurance Corporation imposed a special assessment on Savings Association Insurance Fund (SAIF) assessable deposits of depository institutions to recapitalize the SAIF. The Bank's assessment of $493,687 was reflected in the statement of operations for the year ended September 30, 1996.


(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table provides fair values of the Bank's financial instruments at September 30, 1998 and 1997. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. The assumptions used in the estimation of the fair value of the Bank's financial instruments are explained below. Where quoted market prices are not available, fair values are based on estimates using discounted cash flow and other valuation techniques. Discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following fair value estimates cannot be substantiated by comparison to independent markets and should not be considered representative of the liquidation value of the Bank's financial instruments, but rather a good-faith estimate of the fair value of financial instruments held by the Bank.

     The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

     Cash and Cash Equivalents and Interest-earning Deposits in Other Banks -- Fair value equals the carrying value of such assets due to their nature.

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996


   Investment Securities and Accrued Interest Receivable -- The fair value of investments is based on quoted market prices. The carrying amount of related accrued interest receivable approximates its fair value.

   Federal Home Loan Bank Stock -- The Federal Home Loan Bank has historically repurchased its stock at cost. Therefore, the carrying amount is considered a reasonable estimate of its fair value.

   Loans Receivable -- The fair value of loans is calculated using discounted cash flows by loan type. The discount rate used to determine the present value of the loan portfolio is an estimated market discount rate that reflects the credit and interest rate risk inherent in the loan portfolio. The estimated maturity is based on the Bank's historical experience with repayments adjusted to estimate the effect of current market conditions. The carrying amount of related accrued interest receivable approximates its fair value.

   Deposits -- Fair values for certificates of deposit have been determined using discounted cash flows. The discount rate used is based on estimated market rates for deposits of similar remaining maturities. The carrying amount of all other deposits, due to their short-term nature, approximate their fair values. The carrying amount of related accrued interest payable approximates its fair value.

   FHLB Advances -- Fair value has been determined using discounted cash flows. The discount rate used is based on estimated current rates for advances with similar maturities.

                                                              1998                    1997
                                                     ----------------------  ----------------------
                                                                 ESTIMATED               ESTIMATED
                                                      CARRYING      FAIR      CARRYING      FAIR
                                                       AMOUNT      VALUE       AMOUNT      VALUE
                                                     ----------  ----------  ----------  ----------
     Financial assets:
      Cash and cash equivalents                   $   5,317,285   5,317,285   6,485,115   6,485,115
      Interest-earning deposits in other banks          159,515     159,515     157,574     157,574
      Investment securities                          35,460,867  35,529,176  44,718,585  44,741,690
      Federal Home Loan Bank stock                      670,000     670,000     460,000     460,000
      Loans receivable, net                          45,413,484  46,655,779  42,572,877  43,737,467
      Accrued interest receivable                       641,313     641,313     639,800     639,800

     Financial liabilities:
      Deposits, including accrued
          interest payable                           73,892,189  74,083,190  76,345,726  76,197,065
      FHLB advances                                   9,200,000   9,546,000   9,200,000   9,202,000

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996


(18) DIVIDENDS FROM SUBSIDIARY

     Dividends paid by the subsidiary bank are the primary source of funds available to the Company for payment of dividends to its stockholders and for other needs. Applicable federal and state statutes and regulations impose restrictions on the amounts of dividends that may be declared by the subsidiary bank. In addition, the subsidiary bank is also required to maintain minimum amounts of capital to total "risk-weighted" assets, as defined by banking regulators. Capital adequacy considerations could further limit the availability of dividends from the subsidiary bank. At September 30, 1998, the Bank could have declared dividends of approximately $3,188,000 without prior approval of regulatory authorities. Accordingly, at September 30, 1998, approximately $4,750,000 of the parents investment in its subsidiary was restricted from transfer in the form of dividends.


(19) PARENT COMPANY FINANCIAL INFORMATION

     The condensed financial information for CFS Bancshares, Inc. (Parent Company Only) is presented as follows:


                             (PARENT COMPANY ONLY)
                            CONDENSED BALANCE SHEET
                              SEPTEMBER 30, 1998

          ASSETS
 Cash                                                     $    100,000
 Investment in subsidiary Bank                               7,938,297
                                                          ------------
     Total assets                                         $  8,038,297
                                                          ============

          LIABILITIES

 Note payable (ESOP debt)                                 $    145,471
 Other liabilities                                              30,939
                                                          ------------
     Total liabilities                                         176,410
                                                          ------------

     STOCKHOLDERS' EQUITY

Serial preferred stock                                              --
Common stock                                                   130,000
Additional paid-in capital                                   1,160,760
Retained earnings                                            6,708,996
Unrealized gain on investment securities of subsidiary           7,602
Employee Stock Ownership Plan debt                            (145,471)
                                                          ------------
     Total stockholders' equity                              7,861,887
                                                          ------------
     Total liabilities and stockholders' equity           $  8,038,297
                                                          ============

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996



                             (PARENT COMPANY ONLY)
                       CONDENSED STATEMENT OF OPERATIONS
          PERIOD FROM JUNE 30, 1998 (INCEPTION) TO SEPTEMBER 30, 1998

Income:
     Cash dividends from Bank                   $  100,000

   Expense                                          30,939
                                                ----------
     Earnings before equity in undistributed
      earnings of subsidiary                        69,061
     Equity in undistributed earnings
      of subsidiary                                 76,675
                                                ----------
      Net earnings                              $  145,736
                                                ==========

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1998, 1997 and 1996




                             (PARENT COMPANY ONLY)
                       CONDENSED STATEMENT OF CASH FLOWS
          PERIOD FROM JUNE 30, 1998 (INCEPTION) TO SEPTEMBER 30, 1998

Cash flows from operating activities:
 Net earnings                                $145,736
 Adjustments to reconcile net earnings
   to net cash provided by
   operating activities:
     Equity in undistributed
      earnings of subsidiary                  (76,675)
     Increase  in other liabilities            30,939
                                             --------
         Net cash provided by
          operating activities                100,000
                                             --------

Net increase in cash                          100,000

Cash at beginning of year                          --
                                             --------

Cash at end of year                          $100,000
                                             ========

                             CORPORATE INFORMATION



                            CORPORATE HEADQUARTERS

                            1700 3/rd/ Avenue North
                           Birmingham, Alabama 35203
                                (205) 328-2041


        BESSEMER OFFICE                                  EUTAW OFFICE

        2100 Bessemer Road                              213 Main Street
   Birmingham, Alabama 35208                          Eutaw, Alabama 35462
         (205) 214-3000                                 (205) 372-9307



    STOCK TRANSFER AGENT                             INDEPENDENT AUDITORS

   Registrar and Transfer Company                    KPMG Peat Marwick LLP
  10 Commerce Drive                                 Certified Public Accountants
  Cranford, New Jersey 07016                        Financial Center, Suite 1200
                                                    Birmingham, Alabama 35203



                                ANNUAL MEETING

                             The Annual Meeting of
                       CFS Bancshares, Inc. will be held
                          January 27, 1999 at 2:00 PM
                          Second Floor Auditorium at
                              300 North 18 Street
                              Birmingham, Alabama


                             SPECIAL LEGAL COUNSEL

                     Housley, Kantarian & Bronstein, P.C.
                        1220 19th Street NW, Suite 700
                             Washington, DC 20036


                                  FORM 10-KSB

A copy of Form 10-KSB, including financial statement schedules as filed with the Securities and Exchange Commission will be furnished without charge to stockholders of the record date upon written request to the secretary, CFS Bancshares, Inc., Post Office Box 10022, Birmingham, Alabama 35202.