Form 10KSB40, Exhibit 13
period 1999-09-30
CFS BANCSHARES INC
filed 1999-12-29
CIK 1065215

[PHOTOS OF CITIZENS FEDERAL SAVINGS BANK]

More Than You Knew...
                                     TABLE OF CONTENTS

T0 OUR SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

BOARD OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

BANK OFFICERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . . . . . . . . . . . . . .8

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . .14

INDEPENDENT AUDITORS' REPORT  . . . . . . . . . . . . . . . . . . . . . . .16

CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . .17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . 22

CORPORATE INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . 45





 ...And Everything You Need In A Bank.

To Our Shareholders

The U.S. economy as a whole continues to generate good growth with low inflation, low unemployment, and low interest rates. These positive economic trends, coupled with the loyal support of our customers resulted in a good year CFS Bancshares, Inc. and its subsidiary bank, Citizens Federal Saving Bank.

[PHOTO]

We improved our performance in several areas. At September 30,1999 the Bank's total assets were $96.1 million as compared to $92.2 million at September 30, 1998, an increase of $3.9 million. Deposits were also up for the year, increasing by $1.3 million to $75.2 million from $73.9 million a year ago. Our net income for the fiscal year was $385,587 compared to $218,950 a year ago, an increase of $166,637 or 76.11%. Based on our performance, capital and surplus our directors declared a dividend to our shareholders as of December 7, 1999 of $.75 per share.

Citizens Federal has been fine-tuning all of our "mission critical" systems to make sure that when the calendar ticks over from the 20th to the 21st century there will be no interruptions in our banking services. We want to assure our customers that our Year 2000 date change preparedness has been checked, rechecked and tested by management and federal regulators and the effort has paid off. When it comes to Y2K Citizens Federal is ready to move forward into the next millennium.

As we move into the new millennium, we will build on our foundation and focus on the growth of the institution. It is the goal of the board of directors and management to grow our institution to $100 million in assets over the next year. The growth will be both internal growth and growth from assessing and expanding into new areas. Growth will allow us to increase value to our shareholders and provide better service and convenience to our customers.

As we work toward our objectives this year, we want to thank you, our shareholders and customers, for your loyal and continued support.


Sincerely,


/s/ Bunny Stokes, Jr.


Bunny Stokes, Jr.
Chairman of the Board and
Chief Executive Officer

                              Board of Directors

[PHOTO]   Bunny Stokes, Jr.
          Chairman/CEO
          Birmingham, Alabama


[PHOTO]   John T. Porter
          Pastor, Sixth Avenue
          Baptist Church
          Birmingham, Alabama


[PHOTO]   Benjamin Greene
          Administrative Assistant to the
          Mayor, City of Birmingham


[PHOTO]   Oddessa Woolfolk
          Private Consultant and Lecturer
          Birmingham, Alabama


[PHOTO]   Charles A. Lett
          Pastor, Calvary Missionary
          Baptist Church
          Selma, Alabama


[PHOTO]   James W. Coleman
          Executive Director of
          West Alabama Health Services
          Eutaw, Alabama


[PHOTO]   Dr. Ross E. Gardner
          Board Certified Otolaryngologist
          Birmingham, Alabama

Bank Officers

       [PHOTO]
Cynthia D. Nalls
Executive Vice President
Chief Operations Officer

      [PHOTO]
Bunny Stokes, Jr.
Chairman of the Board
Chief Executive Officer

       [PHOTO]
W. Kent McGriff
Executive Vice President
Chief Financial Officer

Management Discussion And Analysis

Profile

     CFS Bancshares, Inc. ("CFS Bancshares" or "the Company") was organized by Citizens Federal Savings Bank ("Citizens Federal" or "the Bank") to be a savings and loan holding company. The Company was organized at the direction of the Bank in January 1998 to acquire all of the capital stock of the Bank upon the consummation of the reorganization of the Bank into the holding company form of ownership, which was completed on June 30, 1998. The Company's stock became registered under the Securities Exchange Act of 1934 on June 30, 1998. The Company has no significant assets other than the corporate stock of the Bank. For that reason the discussion in the annual report relates primarily to the operations of the Bank.

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

     Citizens Federal's operations are conducted from its main office headquarters located at 1700 3rd Avenue North, Birmingham, Alabama and branch offices at 2100 Bessemer Road, Birmingham, Alabama and 213 Main Street, Eutaw, Alabama.

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

     At the present time, there is neither an established market in which shares of CFS Bancshares, Inc. capital stock are regularly traded nor any uniformly quoted price for such shares. During 1989, the Bank's board of directors adopted an Employee Stock Ownership Plan (ESOP) for the benefit of the Bank's employees. As of September 30, 1999 the ESOP owned 30,765 shares or 23.66% of the Company's outstanding common stock.

     Based on recent trades known to the Company, the price per share of the Company's stock is approximately $18.50 per share. The stock of CFS Bancshares, Inc. is traded only sporadically and is not listed on any exchange. There have been less then 15 transactions during the past two years that the Company is aware of all of which were at $18.50 per share. The Company paid annual dividends of $.75 per share in December 1998 and 1997, respectively. A cash dividend of $.75 per share was also declared by the board of directors of CFS Bancshares on November 18, 1999 payable to all stockholders of record as of December 7, 1999. As of December 7, 1999 the Bank had 337 stockholders.

     At September 30, 1999 the Company's total assets were $96,104,373 as compared to $92,166,042 at September 30, 1998, an increase of $3,938,331or 4.27%. The increase in total assets resulted from an increase in cash and cash equivalents of $2,372,166 from $5,317,285 at September 30, 1998 to $7,689,451 at
September 30, 1999 and a net increase in the Bank's total investment portfolio of $3,073,199 from $35,460,867 at September 30, 1998 to $38,534,066 at September
30, 1999. The increase in cash and investments was partially offset by a decrease in net loans receivable of $1,892,324 from $45,413,484 at September 30, 1998 to $43,521,160 at September 30, 1999. The decrease in net loans receivable resulted from a decrease in the volume of loans granted during the year as well as an increase in prepayments on loans, particularly in purchased adjustable rate loans serviced by other institutions. The Bank's primary emphasis continues to be mortgage lending as 5.90 million or 86.13% of the 6.85 million in loans granted during the year were mortgage loans.

     Deposits totaled $75,180,323 at September 30, 1999 compared to $73,892,189 at September 30, 1998, an increase of $1,288,134 or 1.74%. Modest increases occurred in the Bank's transaction accounts, which consist of passbook savings accounts and NOW accounts. FHLB advances at September 30, 1999 increased by $2,650,000 from $9,200,000 at September 30, 1998 to $11,850,000. The increased borrowings include a $2,000,000 six-month advance intended to cover potential increased liquidity needs related to the Year 2000 and a $650,000 short-term advance which was paid back in October 1999. The Bank's one to four family residential mortgage portfolio serves as collateral for the FHLB advances.

     Non-performing assets, which includes non-accrual loans and real estate acquired by foreclosure (REO) increased $339,802 or 39.15% from $1,034,108 at September 30, 1998 to $1,438,950 at September 30, 1999 as non-accrual loans increased from $974,474 at September 30, 1998 to $1,391,680 at September 30, 1999 and REO declined by $12,364 from $59,634 at September 30, 1998 to $47,270 at September 30, 1999. Due to the increase in the number and amount of non-performing loans management recorded an addition of $45,000 to the provision for loan losses. At September 30, 1999 non-performing assets represented 1.50% of total assets while non-accrual loans represented 3.03% of gross loans outstanding, each of which represents an increase from September 30, 1998 when non-performing assets represented 1.12% of total assets while non-accrual loans were 2.07% of gross loans outstanding.

     Interest rate levels, the health of the economy (particularly the real estate economy), securities transactions and the amount of non-performing assets affect the Bank's financial condition and results of operations.

Comparison of years ended September 30, 1999 and September 30, 1998

     General

     Net income for the year ended September 30, 1999 was $385,587 compared to $218,950 for the year ended September 30, 1998 an increase of $166,637 or 76.11%. The increase is primarily the result of decreases in provisions for loan losses and operating expenses and an increase in other income. The provision for loan losses decreased from $176,000 for the fiscal year ended September 30, 1998 to $45,000 for the 1999 fiscal year as the amount of loans classified as loss declined. The Bank's operating results depend largely upon its net interest margin which is the difference between the income earned on loans and difference between the income earned on loans and investments, and the interest expense paid on deposits and borrowings, divided by average total interest earning assets. The net interest margin is affected by the economic and market factors that influence interest rates, loan demand and deposit flows. The interest rate margin increased from 3.44% for the year ended September 30, 1998 to 3.56% for the year ended September 30, 1999.

     Interest Income

     Net interest income before provision for loan losses decreased by $14,730 or .49% from $3,018,202 for the year ended September 30, 1998 to $3,003,472 for the 1999 fiscal year. Average market interest rates during the fiscal year ended September 30, 1999 were lower than those during the fiscal year ended September 30, 1998 and as a result there were declines both in interest received on interest earning assets and interest paid on interest bearing liabilities during the 1999 fiscal year when compared to the fiscal year ended September 30, 1998. Interest and fees on loans decreased modestly between the fiscal year ended September 30, 1998 and the 1999 fiscal year as the result of slight declines in the average balance of loans outstanding and the average yield on loans receivable. Interest and fees on loans for the fiscal year ended September 30, 1999 were $3,974,970 and $3,990,297 for the fiscal year ended September 30, 1998 a decline of $15,327 or .38%. Interest and dividend income on investment securities and interest income on mortgage backed securities declined by $166,374 and $20,758, respectively, from $478,512 and $1,884,643, respectively for fiscal 1998 to $312,138 and $1,863,885, respectively for the 1999 fiscal year end. The declines resulted from declines in the average balance outstanding of investment securities and mortgage backed securities as well as declines in the average rate of interest received on those respective security groups. Interest income on federal funds sold and other interest income declined by $47,384 and $38,146, respectively from $112,612 and $76,937 for the year ended September 30, 1998 to $65,228 and $38,791, respectively for the 1999 fiscal year. The declines were the result of decreases in both the average balance outstanding as well as the average rate earned on the respective investments.

     Interest Expense

     Total interest expense decreased by $273,259 from $3,524,799 for the fiscal year ended September 30, 1998 to $3,251,540 for the fiscal year ended September 30, 1999 a decrease of 7.75%. The decrease resulted from decreases in market interest rates which impact the rates paid on the Bank's interest bearing liabilities and from decreases in the average balance of interest bearing liabilities outstanding. (See table of selected financial data for additional detail). The average rate paid on interest bearing liabilities decreased by 20 basis points from 4.13% for the fiscal year ended September 30, 1998 to 3.93% for the 1999 fiscal year.

     Other Income

     Total other income increased $48,329 or 9.86% for the year ended September 30, 1999 compared to the fiscal year ended September 30, 1998. The primary change between the 1999 fiscal year and the 1998 fiscal year occurred in the other category which increased from $38,699 for the year ended September 30, 1998 to $89,202 for the current fiscal year. The increase resulted from the recognition of income on the recapture of a litigation reserve that had been set up approximately four years ago. The matter was settled during the current fiscal year for approximately $50,000 less than the amount of the reserve which had been previously recorded.

     Other Expense

     Total other expense consists of salaries and employee benefits, occupancy and equipment expense, FDIC deposit insurance, data processing expense, legal and professional services, advertising and other expenses. The costs of carrying and administering non-performing assets is also included in other expense. Other expense decreased by $87,196 or 2.92% from

$2,981,556 for the fiscal year ended September 30, 1998 to $2,894,360 for the 1999 fiscal year. Two expense categories, depreciation and amortization and advertising expense, increased by $24,023 and $25,244, respectively from $277,258 and $137,931, respectively for the year ended September 30, 1998 to $301,281 and $163,175, respectively for the 1999 fiscal year. The increase in depreciation occurred primarily as the result of purchases of new computer equipment related to a change of data processing firms during the final quarter of the fiscal year ended September 30, 1998. The increase in advertising resulted from an increase in the sponsorship of community events during the 1999 fiscal year as compared to previous years. The increases described above were offset by decreases in professional services of $53,071 and in other expense of $81,915 when comparing the year ended September 30, 1999 to the prior fiscal year. Professional services decreased from $225,174 for the fiscal year ended September 30, 1998 to $172,103 for the 1999 fiscal year. During fiscal 1998 the Bank reorganized into the holding company form of ownership and incurred additional legal and accounting expense. Decreases in the other category occurred in several different areas. The most significant single item was a decrease related to the write-down of an investment in a small business investment corporation. The Bank wrote off a $25,000 investment during the year ended September 30, 1998 while there was no such item during the 1999 year.

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

     Interest Income

     Net interest income before provision for loan losses increased by $129,554 or 4.48% to $3,018,202 for the year ended September 30, 1998 from $2,888,648 for the year ended September 30, 1997 as a result of an increase in average interest earning assets from fiscal 1997 to fiscal 1998 of approximately $8,257,000. Interest and fees on loans increased by $720,466 or 22.03% as the average balance of loans outstanding increased from $35,799,000 for the year ended September 30, 1997 to $44,920,000 for the 1998 fiscal year. The increase in interest and fees on loans was tempered by a decline in the average yield on loans of 25 basis points from 9.13% for the year ended September 30, 1997 to 8.88% for the year ended September 30, 1998. The increase in interest and fees on loans was partially offset by declines in interest earned on federal funds, interest bearing deposits and investment securities which resulted from a decline in the average yield earned on those investments as well as a modest decrease in the average outstanding balance between the year ended September 30, 1997 and the 1998 fiscal year. The average yield on interest earning assets other than loans declined by 32 basis points from 6.29% for the year ended September 30, 1997 to 5.97% for the current fiscal year while the average balance outstanding declined approximately $900,000 when comparing the year ended September 30, 1998 to the prior fiscal year.

     Interest Expense

     Total interest expense increased by $397,898 or 12.72% to $3,524,799 for the year ended September 30, 1998 from $3,126,901 for the year ended September 30, 1997 as the average balance of interest bearing liabilities increased by $7,612,000 from $77,675,000 for the year ended September 30, 1997 to $85,287,000 for the 1998 fiscal year. The increase in liabilities relates to FHLB advances which were acquired during the final three months of the 1997 fiscal year and remained outstanding throughout the 1998 fiscal year. The average rate on interest bearing liabilities increased 10 basis points from 4.13% for the year ended September 30, 1997 to 4.03% for the 1998 fiscal year as the higher rate FHLB advances made up a larger percentage of the average balance of liabilities outstanding during the 1998 fiscal year.

     Other Income

     Total other income decreased $126,172 or 20.48% for the year ended September 30, 1998 compared to the 1997 period. The decline was primarily the result of a decrease in gains on sale of investment securities from $140,829 for the year ended September 30, 1997 to $46,594 for the 1998 fiscal year along with $27,835 decline in service charges on deposit accounts from $432,581 for the 1997 fiscal year to $404,746 for the year ended September 30, 1998.

     Other Expense

     Total other expense consists of salaries and employee benefits, occupancy and equipment, FDIC deposit insurance, data processing expense, legal and professional services, advertising and other expenses. The costs of carrying and administering non-performing assets is also included in other expense. Other expenses remained at approximately the same level increasing by $35,023 or 1.19% from $2,946,533 for the year ended September 30, 1997 to $2,981,556 for the year ended September 30, 1998. With the exception of data processing expense and professional services all categories of other expense remained at the same level as last year or declined. During fiscal 1998 the Bank changed to a new data processing system and incurred additional expense related to the conversion to the new system. Data processing expense increased by $18,513 or 8.89% when comparing the results of the 1998 fiscal year to the year ended September 30, 1997. Professional services increased by $91,257 or 68.14% from $133,917 for the year ended September 30, 1997 to $226,734 for the 1998 fiscal year. During the year the Bank reorganized into the holding company form of ownership and incurred additional legal and accounting expense. The Bank also hired a consultant during the year ended September 30, 1998 to assist the Bank in meeting its obligations in complying with various regulatory rules and requirements.

     Liquidity and Capital Resources

     The Bank's primary sources of liquidity are deposits, loan payments, maturing investment securities, principal and interest payments on investments, mortgage- backed securities and CMOs, and advances from the Federal Home Loan

Bank of Atlanta. Management believes it is prudent to maintain an investment portfolio that not only provides a source of income, but also provides a source of liquidity through its principal payments and maturities to meet lending demands and fluctuations in deposit flows. The various sources of liquidity are utilized to fund withdrawals, new loans and other investments, as well as to pay expenses of operations. Management believes that the Bank's various sources of funds are adequate to meet its commitments in the ordinary course of business. The Bank is required under applicable federal regulations to maintain specified levels of cash and liquid investments equal to a required percentage of net withdrawable deposit accounts. The Bank exceeded all regulatory liquidity requirements during the years ended September 30, 1999 and 1998.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of September 30, 1999, that the Bank meets all capital adequacy requirements and meets the requirements to be classified as "well capitalized."

                                                For capital adequacy

                                          Actual             Adequacy purposes          Well capitalized
                                     Amount    Ratio        Amount        Ratio        Amount       Ratio
As of September 30, 1999:

Total capital
(to risk weighted assets)          $8,295,000  17.78%       $3,732,880   8.00%        $4,666,100  10.00%

Tier I capital
(to risk weighted assets)          $8,165,000  17.50%       $1,866,440   4.00%        $2,799,660   6.00%

Tier I capital
(to average assets)                $8,165,000   8.68%       $3,763,408   4.00%        $4,704,260   5.00%

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

YEAR 2000 (Y2K) CONSIDERATIONS

     The Bank is a user of computers, computer software and equipment utilizing embedded microprocessors that are affected by the year 2000 issue. The year 2000 issue exists because many computer systems and applications use two digit date fields to designate a year. As the century date change occurs, date sensitive systems may recognize the year 2000 as 1900, or not at all. The inability to recognize or properly treat the year 2000 may cause erroneous results, ranging from system malfunctions to incorrect or incomplete processing.

     Citizens Federal Savings Bank has prepared an action plan to evaluate our computer systems, software products and vendor services for year 2000 compliance. The Bank's plan consists of the following:

     Problem Awareness - The Bank is aware of the problems that could potentially arise from year 2000 problems and has analyzed internal systems as well as services provided by third parties. Educational initiatives with regard to customer awareness will continue into 2000.

     Assessment Phase - The Bank has inventoried technology assets and contacted third party vendors and service providers to assess exposure to year 2000 problems. The Bank's third party data processing arrangement has been identified as the mission critical system for Citizens Federal.

     Renovation Phase - Hardware and software that was identified during the assessment phase as not being year 2000 compliant has been upgraded or replaced. A third party processor provides the Bank's data processing and testing was done between the Bank and the processor during September 1998 and again in March 1999. Based on the results from testing the mission critical third party data processing system will be ready for year 2000 processing.

     Validation - The Bank's internal systems as well as the third party processor which provides the Bank's primary data processing requirements have been tested for year 2000 compliance. In addition to the testing conducted by Citizens Federal with the third party processor, over 100 other users of the system have also conducted tests and will be doing additional testing for year 2000 readiness. The Bank has received certifications from non-critical vendors and service providers and will rely on those where complete testing is not possible.

     Implementation - Replacement of non-compliant technology at the institution is complete and all replacement hardware and software has been tested.

     Based on the results of tests, reviews and analysis done to date the Bank expects to be able to operate in a normal fashion before, during and through the year 2000 period. While working to ensure that the Bank's primary objective of conducting business as usual there can be no guarantee that there will not be disruptions related to the year 2000.

     A failure of the Bank's data processing system would be a likely worst case year 2000 scenario. Under such conditions the Bank would operate in a manual mode relying on printed trial balance reports from December 30, 1999 and/or December 31, 1999 as a base record during the time the problems with the system were being corrected. The Bank's management is reviewing cash withdrawals and vault cash levels on a regular basis to make sure the Bank maintains appropriate cash and liquidity levels as the year 2000 approaches.

     The Bank has incurred approximately $48,000 in capital expenditures to upgrade and/or replace computer equipment and approximately $5,000 in operating expenses associated with year 2000 compliance since the beginning of 1998. No additional expenditures, other than overtime pay during the transition period from 1999 to 2000, related to year 2000 are expected.

Information About Forward-Looking Statements

     Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Bank or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1996. Forward-looking statement are based on assumptions and opinions concerning a variety of known and unknown risks, including but not necessarily limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, and general economic conditions, as well as other risks more completely described in the Bank's filings with the Securities and Exchange Commission, including this Annual Report on Form 10-KSB. If any of these assumptions or opinions prove incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects.

Selected Financial Data
(Dollars in thousands, except for share and per share amounts)



                                         At September 30,
                                         ----------------
                                  1999       1998      1997      1996      1995
                                  ----       ----      ----      ----      ----
Balance Sheets
Total assets                    96,104     92,166    99,640    85,997    86,119
Loans, net                      43,521     45,413    42,573    30,532    28,611
Investment securities           38,534     35,461    44,718    41,611    43,152
Deposits                        75,180     73,892    76,346    76,793    76,754
Borrowed funds                  11,850      9,200     9,200         -         -
Stockholders' equity             7,763      7,908     7,798     7,312     7,751
Shares outstanding
  (actual number)              130,000    130,000   130,000   130,000   130,000
Book value per share             59.71      60.83     59.98     56.25     59.62

                                         Years ended September 30,
                                         -------------------------
                                  1999       1998      1997      1996      1995
                                  ----       ----      ----      ----      ----
Operations
Interest income                  6,255      6,543     6,016     5,967     5,900
Interest expense                 3,252      3,525     3,127     3,169     2,993
Net interest income              3,003      3,018     2,889     2,798     2,907
Provision for loan loss             45        176         -         -         -
Net gains on securities             27         47       141         -       112
Other noninterest income           511        443       475       380       339
SAIF special assessment
  expense                            -          -         -       494         -
Other noninterest expense        2,894      2,981     2,947     2,979     2,834
Income (loss) before
  income taxes                     602        351       558      (295)      524
Income tax (benefit) expense       217        132      (200)      102      (189)
Effect of accounting
  method change                      -          -         -         -         -
Net income (loss)                  386        219       358      (193)      335
Per Share Information
Basic earnings per share          3.05       1.72      2.75     (1.49)     2.58
Basic weighted average
  shares outstanding           126,419    127,218   130,000   130,000   130,000
Diluted earnings per share        2.89       1.61      2.75     (1.49)     2.58
Diluted weighted average
  shares outstanding           133,619    136,018   130,000   130,000   130,000
Cash dividends declared            .75        .75       .75       .75       .75

                                      At or for the years ended September 30,
                                      ---------------------------------------
Other Data                        1999       1998      1997      1996      1995
                                  ----       ----      ----      ----      ----
Average yield on interest
  earning assets                  7.48%      7.56%     7.63%     7.49%     7.42%
Average rate on deposits
  and borrowed funds              3.90%      4.13%     4.01%     4.14%     3.98%
Interest rate spread              3.58%      3.43%     3.62%     3.35%     3.44%
Return on average assets           .41%      0.23%     0.42%    -0.22%     0.40%
Return on average
  stockholders' equity            4.98%      2.77%     4.80%    -2.56%     4.40%
Equity to assets ratio            8.08%      8.58%     7.83%     8.50%     9.00%
Dividend payout ratio            25.29%     44.53%    27.23%     n/a      29.07%

AVERAGE BALANCE SHEETS AND INTEREST MARGINS

      The following table set forth certain information relating to the Bank's average balance sheets, including interest earning assets, interest bearing liabilities and net interest margin.

(Dollars in thousands)                               Years ended September 30,
----------------------                               -------------------------
                                               1999                  1998                 1997
                                         Average    Yield or   Average   Yield or   Average   Yield or
                                         -------    --------   -------   --------   -------   --------
                                         Balance      Rate     Balance     Rate     Balance     Rate
                                         -------      ----     -------     ----     -------     ----
Assets
Federal funds and interest
bearing deposits                         $ 2,188      4.75%    3,406       5.57%    2,855       5.37%
Investments securities
held to maturity (1)                       6,744      6.22%    8,187       6.39%    2,027       6.53%
Investment securities
available for sale                        30,853      5.70%   31,180       5.90%   28,791       6.28%
Loans, net (2)                            44,247      8.69%   44,920       8.88%   35,799       9.13%
                                          ------      -----   ------       -----   ------       -----
  Total interest earning assets           84,032      7.41%   87,693       7.50%   79,472       7.57%
Loan loss allowances                        (461)               (447)                (634)
Non-interest earnings assets               8,080               7,711                7,862
                                           -----               -----                -----
  Total assets                           $92,112              94,957               86,700
                                         =======              ======               ======
Liabilities and Stockholders' Equity
Interest bearing deposits                $73,502      3.70%   75,374       3.90%   76,577       4.00%
FHLB advances                              9,385      5.68%    9,913       5.93%    1,098       5.89%
                                           -----      -----    -----       -----    -----       -----
  Total interest bearing liabilities      82,887      3.93%   85,287       4.13%   77,675       4.03%
Accrued interest on deposits                 338                 287                  309
Other liabilities                          1,096               1,481                1,251
Stockholders' equity                       7,791               7,902                7,465
                                           -----               -----                -----
  Total liabilities and
   stockholders' equity                  $92,112              94,957               86,700
                                         =======              ======               ======
Interest rate spread                                  3.48%                3.37%                3.54%
Net interest margin (3)                               3.56%                3.44%                3.63%

(1)  Includes Federal Home Loan Bank stock

(2)  Loan yields calculated using average balance of gross loans

(3) Net interest income before loan loss provision divided by total average interest earning assets.

                             [LETTERHEAD OF KPMG]



                         Independent Auditors' Report



The Stockholders and Board of Directors
CFS Bancshares, Inc. and Subsidiaries:


We have audited the accompanying consolidated balance sheets of CFS Bancshares, Inc. and subsidiaries (the Company) as of September 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to about present fairly, in all material respects, the financial position of CFS Bancshares, Inc. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999, in conformity with generally accepted accounting principles.


                                     /s/ KPMG LLP


December 1, 1999

                                CFS BANCSHARES, INC.
                                  AND SUBSIDIARIES
                             Consolidated Balance Sheets
                             September 30, 1999 and 1998

                       Assets                                                                 1999                      1998
                                                                                       -----------------          ----------------
Cash and amounts due from depository institutions                                      $     4,811,709                 3,392,435
Federal funds sold and overnight deposits                                                    2,877,742                 1,924,850
                                                                                       -----------------          ----------------
          Total cash and cash equivalents                                                    7,689,451                 5,317,285

Interest-earning deposits in other financial institutions                                      161,524                   159,515
Investment securities held to maturity (fair value of
    $4,919,789 and $6,406,439, respectively)                                                 4,929,808                 6,338,130
Investment securities available for sale, at fair value (cost of
    $34,389,879 and $29,110,859, respectively)                                              33,604,258                29,122,737
Federal Home Loan Bank stock                                                                   592,500                   670,000
Loans receivable, net                                                                       43,521,160                45,413,484
Premises and equipment, net                                                                  3,871,433                 4,030,996
Real estate acquired by foreclosure, net                                                        47,270                    59,634
Accrued interest receivable on investment securities                                           122,584                    71,252
Accrued interest receivable on mortgage-backed securities                                      169,254                   217,817
Accrued interest receivable on loans                                                           317,617                   352,244
Other assets                                                                                 1,077,514                   412,948
                                                                                       -----------------          ----------------
          Total assets                                                                 $    96,104,373                92,166,042
                                                                                       =================          ================

                        Liabilities and Stockholders' Equity
Liabilities:
    Interest-bearing deposits                                                          $    75,180,323                73,892,189
    Advance payments by borrowers for taxes and insurance                                      257,724                   300,648
    Other liabilities                                                                          981,602                   719,682
    Employee stock ownership plan debt                                                          72,000                   145,471
    FHLB advances                                                                           11,850,000                 9,200,000
                                                                                       -----------------          ----------------
          Total liabilities                                                                 88,341,649                84,257,990

Stockholders' equity:
    Serial preferred stock; 300,000 shares authorized; none outstanding                            --                         --
    Common stock of $1 par value; 700,000 shares authorized;
       130,000 shares issued and outstanding                                                   130,000                   130,000
    Additional paid-in capital                                                               1,180,060                 1,167,160
    Retained earnings-substantially restricted                                               7,020,548                 6,732,461
    Accumulated other comprehensive income (loss)                                             (502,798)                    7,602
    Unearned common stock held by ESOP                                                         (65,086)                 (129,171)
                                                                                       -----------------          ----------------
          Total stockholders' equity                                                         7,762,724                 7,908,052
                                                                                       -----------------          ----------------
Commitments and contingencies (notes 13 and 14)
                                                                                       -----------------          ----------------
          Total liabilities and stockholders' equity                                   $    96,104,373                92,166,042
                                                                                       =================          ================

See accompanying notes to consolidated financial statements.

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                     Consolidated Statements of Operations

                Years ended September 30, 1999, 1998, and 1997

                                                                                  1999               1998               1997
                                                                           ------------------ ------------------ ------------------
Interest income:
    Interest and fees on loans                                             $      3,974,970          3,990,297          3,269,831
    Interest and dividend income on investment securities                           312,138            478,512            942,405
    Interest income on mortgage-backed securities                                 1,863,885          1,884,643          1,650,126
    Interest income on federal funds sold                                            65,228            112,612             99,006
    Other interest income                                                            38,791             76,937             54,181
                                                                           ------------------ ------------------ ------------------
          Total interest income                                                   6,255,012          6,543,001          6,015,549
Interest expense:
    Interest on deposits                                                          2,719,276          2,937,155          3,062,187
    Interest on FHLB advances                                                       532,264            587,644             64,714
                                                                           ------------------ ------------------ ------------------
          Total interest expense                                                  3,251,540          3,524,799          3,126,901
                                                                           ------------------ ------------------ ------------------
          Net interest income                                                     3,003,472          3,018,202          2,888,648

Provision for loan losses                                                            45,000            176,000                --
                                                                           ------------------ ------------------ ------------------
          Net interest income after provision for loan losses                     2,958,472          2,842,202          2,888,648
                                                                           ------------------ ------------------ ------------------
Other income:
    Service charges on deposit accounts                                             410,993            404,746            432,581
    Gains on sales of investment securities                                          27,486             46,594            140,829
    Other                                                                            99,889             38,699             42,801
                                                                           ------------------ ------------------ ------------------
          Total other income                                                        538,368            490,039            616,211
                                                                           ------------------ ------------------ ------------------
Other expense:
    Salaries and employee benefits                                                1,333,455          1,330,058          1,331,028
    Net occupancy expense                                                           115,754            128,439            128,943
    Federal insurance premiums                                                       97,494            100,106            117,915
    Data processing expenses                                                        229,336            226,734            208,221
    Professional services                                                           172,103            225,174            133,917
    Depreciation and amortization                                                   301,281            277,258            295,374
    Advertising expense                                                             163,175            137,931            150,545
    Office supplies                                                                  75,420             67,759             78,989
    Insurance expense                                                                60,669             60,509             60,337
    Other                                                                           345,673            427,588            441,264
                                                                           ------------------ ------------------ ------------------
          Total other expense                                                     2,894,360          2,981,556          2,946,533
                                                                           ------------------ ------------------ ------------------
          Income before income taxes                                                602,480            350,685            558,326

Income tax expense                                                                  216,893            131,735            200,192
                                                                           ------------------ ------------------ ------------------
          Net income                                                       $        385,587            218,950            358,134
                                                                           ================== ================== ==================
Basic earnings per share                                                   $           3.05               1.72               2.75
                                                                           ================== ================== ==================
Basic weighted average shares outstanding                                           126,419            127,218            130,000
                                                                           ================== ================== ==================
Diluted earnings per share                                                 $           2.89               1.61               2.75
                                                                           ================== ================== ==================
Diluted weighted average shares outstanding                                         133,619            136,018            130,000
                                                                           ================== ================== ==================


See accompanying notes to consolidated financial statements.

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss)

                 Years ended September 30, 1999, 1998, and 1997

                                                                                                   Accumulated         Unearned
                                                                                 Retained             other             common
                                                             Additional         earnings -        comprehensive         stock
                                               Common         paid-in         substantially           income           held by
                                               stock          capital           restricted            (loss)             ESOP
                                         ----------------  --------------    -----------------  -----------------    ------------
Balance at September 30, 1996            $      130,000       1,160,760            6,350,377           (132,441)       (196,411)
    Net income                                      --              --               358,134                --              --
    Unrealized gain on investment
       securities available for
       sale, net                                    --              --                   --             159,479             --

    Comprehensive income
    Release of Employee Stock
       Ownership Plan shares                        --              --                   --                 --           65,470
    Cash dividends declared
       ($.75 per share)                             --              --               (97,500)               --              --
                                         ----------------  --------------    -----------------  -----------------    ------------
Balance at September 30, 1997                   130,000       1,160,760            6,611,011             27,038        (130,941)

    Net income                                      --              --               218,950                --              --
    Unrealized loss on investment
       securities available for
       sale, net                                    --              --                   --             (19,436)            --

    Comprehensive income
    Purchase of Employee Stock
       Ownership Plan shares                        --              --                   --                 --          (63,700)
    Difference between fair market
       value and cost of Employee
       Stock Ownership Plan shares
       committed to be released                     --            6,400                  --                 --              --
    Release of Employee Stock
       Ownership Plan shares                        --              --                   --                 --           65,470
    Cash dividends declared
       ($.75 per share)                             --              --               (97,500)               --              --
                                         ----------------  --------------    -----------------  -----------------    ------------
Balance at September 30, 1998                   130,000       1,167,160            6,732,461              7,602        (129,171)

    Net income                                      --              --               385,587                --              --
    Unrealized loss on investment
       securities available for
       sale, net                                    --              --                   --            (510,400)            --

    Comprehensive loss
    Difference between fair market
       value and cost of Employee
       Stock Ownership Plan shares
       committed to be released                     --           12,900                  --                 --              --
    Release of Employee Stock
       Ownership Plan shares                        --              --                   --                 --           64,085
    Cash dividends declared
       ($.75 per share)                             --              --               (97,500)               --              --
                                         ----------------  --------------    -----------------  -----------------    ------------
Balance at September 30, 1999            $      130,000       1,180,060            7,020,548           (502,798)        (65,086)
                                         ================  ==============    =================  =================    ============

                                              Total
                                           stockholders'    Comprehensive
                                              equity        income (loss)
                                         ----------------  ---------------
Balance at September 30, 1996                 7,312,285
    Net income                                  358,134    $     358,134
    Unrealized gain on investment
       securities available for
       sale, net                                159,479          159,479
                                                           ---------------
    Comprehensive income                                   $     517,613
                                                           ===============
    Release of Employee Stock
       Ownership Plan shares                     65,470
    Cash dividends declared
       ($.75 per share)                         (97,500)
                                         ----------------
Balance at September 30, 1997                 7,797,868
    Net income                                  218,950    $     218,950
    Unrealized loss on investment
       securities available for
       sale, net                                (19,436)         (19,436)
                                                           ---------------
    Comprehensive income                                   $     199,514
                                                           ===============
    Purchase of Employee Stock
       Ownership Plan shares                    (63,700)
    Difference between fair market
       value and cost of Employee
       Stock Ownership Plan shares
       committed to be released                   6,400
    Release of Employee Stock
       Ownership Plan shares                     65,470
    Cash dividends declared
       ($.75 per share)                         (97,500)
                                         ----------------
Balance at September 30, 1998                 7,908,052
    Net income                                  385,587    $     385,587
    Unrealized loss on investment
       securities available for
       sale, net                               (510,400)        (510,400)
                                                           ---------------
    Comprehensive loss                                     $    (124,813)
                                                           ===============
    Difference between fair market
       value and cost of Employee
       Stock Ownership Plan shares
       committed to be released                  12,900
    Release of Employee Stock
       Ownership Plan shares                     64,085
    Cash dividends declared
       ($.75 per share)                         (97,500)
                                         ----------------
Balance at September 30, 1999                 7,762,724
                                         =================

See accompanying notes to consolidated financial statements.

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                Years ended September 30, 1999, 1998, and 1997


                                                                               1999               1998               1997
                                                                          --------------     --------------     --------------
Cash flows from operating activities:
  Net income                                                              $    385,587            218,950            358,134
  Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                 45,000            176,000                --
      Depreciation and amortization                                            301,281            277,258            295,374
      Net amortization of premium and accretion
        of discount on investment securities                                   134,208             85,517             11,385
      Net accretion of discount on loans                                       (61,607)           (78,356)           (15,376)
      Compensation expense recognized on
        ESOP shares allocation                                                  36,162             85,700                --
      Gain on sale of investment securities
        available for sale, net                                                (25,850)           (43,717)          (140,829)
      Gain on call of investment securities
        available for sale, net                                                 (1,636)            (2,877)               --
      Loss (gain) on sale of real estate acquired by foreclosure                (5,482)             4,243             19,001
      Loss on disposal of equipment                                                --                 --                 390
      Charge-off of investment security held to maturity                           --              25,000                --
      Decrease (increase) in accrued interest receivable                        31,858             (1,513)            (4,619)
      Decrease (increase) in other assets                                     (336,694)           (98,083)           115,793
      Increase (decrease) in other liabilities                                 261,920           (146,797)          (486,849)
      Increase (decrease) in accrued interest on deposits                       38,448            (24,394)            41,173
                                                                          --------------     --------------     --------------
           Net cash provided by operating activities                           803,195            476,931            193,577
                                                                          --------------     --------------     --------------

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                Years ended September 30, 1999, 1998, and 1997

                                                                                   1999               1998               1997
                                                                              --------------     --------------     --------------
Cash flows from investing activities:
    Net (increase) decrease in interest-earning
       deposits in other financial institutions                               $     (2,009)            (1,941)            98,117
    Proceeds from maturity or call of
       investment securities held to maturity                                          --                 --           3,000,000
    Purchases of investment securities held to maturity                           (502,656)               --          (1,470,643)
    Purchase of mortgage - backed securities
       held to maturity                                                           (953,886)
    Proceeds from principal collected on mortgage-
       backed securities held to maturity                                        2,837,205          2,418,154          2,701,576
    Proceeds from sale of investment securities
       available for sale                                                        1,550,760          5,890,772          7,119,866
    Proceeds from maturity or call of investment
       securities available for sale                                             2,661,567          5,692,097          3,000,000
    Purchases of investment securities available for sale                       (6,884,031)        (1,135,691)        (6,567,938)
    Purchases of mortgage-backed securities available for sale                 (12,512,826)       (16,330,001)        (7,911,562)
    Proceeds from principal collected on mortgage-backed
       securities available for sale                                             9,826,447          7,652,962          2,297,985
    Redemption (purchase) of FHLB stock                                             77,500           (210,000)               --
    Net change in loans                                                          1,781,327         (3,023,540)       (12,178,490)
    Purchase of premises and equipment                                            (141,718)          (105,310)          (697,741)
    Proceeds from sale of real estate acquired by foreclosure                      145,450            121,305            121,565
    Improvements to real estate acquired by foreclosure                                --                (399)           (15,622)
                                                                              --------------     --------------     --------------
            Net cash provided by (used in) investing activities                 (2,116,870)           968,408        (10,502,887)
                                                                              --------------     --------------     --------------
Cash flows from financing activities:
    Net increase (decrease) in interest-bearing deposits                         1,249,686         (2,429,143)          (488,016)
    Cash dividends                                                                 (97,500)           (97,500)           (97,500)
    Increase (decrease) in advance payments by
       borrowers for taxes and insurance                                           (42,924)           (23,526)            38,849
    Net proceeds from FHLB advances                                              2,650,000                --           9,200,000
    Repayment of ESOP debt                                                         (73,471)           (63,000)               --
                                                                              --------------     --------------     --------------
            Net cash provided by (used in) financing activities                  3,685,791         (2,613,169)         8,653,333
                                                                              --------------     --------------     --------------
Net increase (decrease) in cash and cash equivalents                             2,372,166         (1,167,830)        (1,655,977)
Cash and cash equivalents at beginning of year                                   5,317,285          6,485,115          8,141,092
                                                                              --------------     --------------     --------------
Cash and cash equivalents at end of year                                      $  7,689,451          5,317,285          6,485,115
                                                                              ==============     ==============     ==============
Supplemental information on cash payments:
    Interest paid                                                             $  3,204,876          3,538,547          3,085,728
                                                                              ==============     ==============     ==============
    Income taxes paid                                                         $        --             110,000             35,000
                                                                              ==============     ==============     ==============
Supplemental information on noncash investing and financing activities:
    Loans transferred to real estate acquired by foreclosure                  $    127,604             88,779             95,541
                                                                              ==============     ==============     ==============
    Real estate sold and financed by the Bank                                 $        --             121,305            108,165
                                                                              ==============     ==============     ==============

See accompanying notes to consolidated financial statements.

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



(1)  Summary of Significant Accounting Policies

     CFS Bancshares, Inc. is a holding company for Citizens Federal Savings Bank (the Bank) and the Bank's wholly-owned subsidiary, Citizens Service Corporation - collectively the Company. The holding company was formed June 30, 1998 and all outstanding shares of the Bank were exchanged for shares of the holding company upon formation. The exchange was recorded as a pooling of interests whereby the historical basis of the Bank's accounts were carried over to the holding company. The Bank is a federally chartered stock savings bank regulated by the Office of Thrift Supervision (OTS) and certain other federal agencies. The Bank provides a full range of banking services to customers through its offices in Birmingham and Eutaw, Alabama. The Bank is subject to competition from other financial institutions in the market in which it operates. The following is a description of the more significant accounting and reporting policies which the Company follows in preparing and presenting its financial statements:

     (a)  Basis of Presentation

          The consolidated financial statements include the accounts of CFS Bancshares, Inc. and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

          The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

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

          Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

                                       7                            (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997


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

                                       8                            (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997


          At September 30, 1999, approximately 22 percent of the Bank's loan portfolio consists of mortgage loans to churches. The Bank's exposure to credit loss in the event of nonperformance by the parties to financial instruments for mortgage loans to churches is represented by the contractual amounts of these instruments.

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

                                       9                            (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997


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

     (j)  Employee Stock Ownership Plan

          The Company sponsors an Employee Stock Ownership Plan (ESOP) which has borrowed funds from another financial institution to acquire common stock of the Company. The Company has committed to make contributions to the plan that, when combined with dividends on unallocated shares, are sufficient to fund interest and principal payments on the ESOP debt. Unallocated shares are reflected as unearned ESOP shares in stockholders' equity. Shares are released and allocated to participants as principal payments are made on the loans. The Company records compensation expense equal to the fair value of the committed-to-be-released shares.

     (k)  Comprehensive Income

          The Company adopted Financial Accounting Standard No. 130 Reporting Comprehensive Income, ("FAS130") in 1999 and, as required, has reflected total comprehensive income in all periods presented in the consolidated financial statements.


(2)  Cash and Amounts due From Depository Institutions

     The Bank is required to maintain certain daily reserve balances in accordance with the Federal Reserve Board requirements. The Bank exceeded the required balances of approximately $25,000 at September 30, 1999 and 1998.


                                      10                            (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997


(3)  Investment Securities

     The amortized cost and approximate fair value of investment securities held to maturity at September 30, 1999 and 1998 were as follows:

                                                             1999                         1998
                                                 ------------------------------------------------------
                                                   Amortized       Fair        Amortized        Fair
                                                      cost         value         cost          value
                                                 -------------  ----------   -------------  -----------
U.S. Government Agencies                        $     500,000      495,584              --           --
Mortgage-backed securities                          2,926,248    2,924,910       4,833,089    4,865,315
Collateralized mortgage obligations                 1,503,560    1,499,295       1,505,041    1,541,124
                                                 -------------  ----------   -------------  -----------

                                                $   4,929,808    4,919,789       6,338,130    6,406,439
                                                 =============  ==========   =============  ===========

The amortized cost and approximate fair value of investment securities available for sale at September 30, 1999 and 1998, were as follows:

                                                             1999                         1998
                                                -------------------------------------------------------
                                                   Amortized       Fair        Amortized        Fair
                                                      cost         value         cost          value
                                                -------------- -----------   -------------  -----------
U.S. Treasury and U.S.
  Government agencies                         $      7,035,432   6,733,203       2,806,360    2,811,127
Equity securities                                    3,749,765   3,708,398       2,583,543    2,576,921
Mortgage-backed securities                          15,146,285  14,763,824      15,843,419   15,859,592
Collateralized mortgage obligations
                                                     8,458,397   8,398,833       7,877,537    7,875,097
                                                 ------------- -----------   -------------  -----------

                                              $     34,389,879  33,604,258      29,110,859   29,122,737
                                                 ============= ===========   =============  ===========

                                      11                            (Continued)

\                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997

The gross unrealized gains and losses of investment securities held to maturity at September 30, 1999 and 1998, are as follows:

                                                            1999                                  1998
                                            -------------------------------------------------------------------------
                                                  Gross              Gross              Gross              Gross
                                               unrealized         unrealized         unrealized         unrealized
                                                  gains             losses              gains             losses
                                            ----------------   ----------------   ----------------   ----------------
U.S. Treasury and U.S.
  Government agencies                     $               --              4,416                 --                 --
Mortgage-backed securities                             7,430              8,768             32,514                288
Collateralized mortgage obligations                      439              4,703             36,083                 --
                                            ----------------   ----------------   ----------------   ----------------

                                           $           7,869             17,887             68,597                288
                                            ================   ================   ================   ================

The gross unrealized gains and losses of investment securities available for sale at September 30, 1999 and 1998 are as follows:

                                                            1999                                  1998
                                            -------------------------------------------------------------------------
                                                  Gross              Gross              Gross              Gross
                                               unrealized         unrealized         unrealized         unrealized
                                                  gains             losses              gains             losses
                                            ----------------   ----------------   ----------------   ----------------
U.S. Treasury and U.S.
  Government agencies                      $             183            302,412              4,767                 --
Equity securities                                         --             41,367                 --              6,622
Mortgage-backed securities                             8,629            391,091             62,237             46,064
Collateralized mortgage obligations                   81,576            141,140              5,251              7,690
                                            ----------------   ----------------   ----------------   ----------------

                                           $          90,388            876,010             72,255             60,376
                                            ================   ================   ================   ================

                                      12                            (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



The U.S. Government Agency security held to maturity with amortized cost of $500,000 and approximate fair value of $495,584 matures on July 16, 2001.

The amortized cost and approximate fair value of debt investment securities available for sale at September 30, 1999, by contractual maturities are shown below. Actual maturities could differ from contractual maturities due to call or prepayment provisions.

                                                              Amortized        Fair
                                                                 cost         value
                                                           -------------   ------------
Due from one to five years                                $     3,132,753     3,041,449
Due from five to ten years                                      3,902,680     3,691,754
Mortgage-backed securities and collateralized
 mortgage obligations                                          23,604,681    23,162,657
                                                           --------------  ------------

                                                          $    30,640,114    29,895,860
                                                           ==============  ============

Proceeds from sales of investment securities available for sale were $1,550,760, $5,890,772, and $7,119,866 for the years ended September 30, 1999, 1998 and
1997, respectively. Gross gains of $25,850, $43,717 and $140,829 were realized on those sales for the years ended September 30, 1999, 1998 and 1997, respectively.

In 1998, an investment of $25,000 in a community small business incubator was written off when the incubator filed for bankruptcy.

Investment securities with amortized cost of $24,024,553 and $24,590,595 at September 30, 1999 and 1998, respectively, were pledged to secure public deposits as required by law and for other purposes. Additionally, in accordance with Office of Thrift Supervision regulations, the Bank is required to maintain a certain percentage (4 percent at September 30, 1999), of its withdrawable deposits and current borrowings in cash, U.S. Treasury obligations, or other approved investments which are readily convertible into cash. The Bank met this liquidity requirement at September 30, 1999.

                                      13                            (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



(4)  Loans

     At September 30, 1999 and 1998, the Bank had the following net loans:


                                                         1999           1998
                                                      -----------   ------------
Total loans                                          $ 45,904,206     47,047,687

Less: Unearned (premium) discount on loans purchased       (3,067)         2,296
      Unamortized loan origination fees                   614,963        577,277
      Undisbursed portion of loans in process           1,460,993        500,833
      Allowance for loan losses                           310,157        553,797
                                                      -----------   ------------

                                                        2,383,046      1,634,203
                                                      -----------   ------------

Net loans                                            $ 43,521,160     45,413,484
                                                      ===========   ============


The  composition of the total loan portfolio was as follows:


                                                          1999          1998
                                                       -----------  ------------
Residential real estate mortgage                      $ 29,353,617    32,775,332
Consumer installment                                     1,602,367     2,023,944
Non residential mortgage                                14,039,105    11,558,710
Commercial                                                 909,117       689,701
                                                       -----------  ------------

   Total loans                                        $ 45,904,206    47,047,687
                                                       ===========  ============


A summary of the transactions in the allowance for loan losses for the years ended September 30, 1999, 1998, and 1997 follows:



                                                1999         1998        1997
                                             ---------    ---------   ---------
Balance at beginning of year                $  553,797      630,423     638,770
Net charge-offs
 Gross charge-offs                            (326,590)    (314,990)    (25,056)
 Gross recoveries                               37,950       62,364      16,709
Provision charged to earnings                   45,000      176,000          --
                                             ---------    ---------   ---------

Balance at end of year                      $  310,157      553,797     630,423
                                             =========    =========   =========


                                      14                            (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997




     Loans on which the accrual of interest had been discontinued or reduced amounted to $1,391,680 and $974,474 as of September 30, 1999 and 1998,
     respectively. If these loans had been current throughout their terms, interest income would have been increased by $62,189, $114,980, and $44,233 for 1999, 1998 and 1997, respectively.

     Impaired loans at September 30, 1999 and 1998 totaled $149,121 and $225,435, respectively. The allowance amounts, which were $54,589 and $225,435 in 1999 and 1998, respectively, were primarily determined using the fair value of the related collateral. The average recorded investment in impaired loans for the years ended September 30, 1999, 1998 and 1997, was $221,001, $300,639, and $365,000 respectively. The interest income recognized on impaired loans for the years ended September 30, 1999, 1998, and 1997 was approximately $3,744, $410, and $6,041, respectively.

     During 1999, certain officers and directors of the Corporation and its subsidiaries, including their immediate families and companies with which they are associated, were loan customers of the Bank. Such loans are made in the ordinary course of business at normal credit terms, including interest rate and collateral requirements, and do not present more than a normal credit risk. The following is a summary of activity during 1999 with respect to the aggregate loans to these individuals and their associates:


         Balance at September 30, 1998                       $  470,684
          New loans                                             947,672
          Repayments                                           (749,684)
                                                             ----------

         Balance at September 30, 1999                       $  668,672
                                                             ==========

(5)  Changes in Accounting Estimates

     During 1999, the Company made certain changes in accounting estimates used in determining the allowance for loan loss. The Company reevaluated their loan loss reserve calculation taking into consideration the Company's loan charge- off history and types of loans within the loan portfolio. Based upon the Company's evaluation, the Company made changes to the loan loss reserve factors used to calculate the allowance for loan loss. The impact of the change in accounting estimates is a decrease in the allowance for loan loss by approximately $62,000.

                                      15                            (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



(6)  Premises and Equipment

     Premises and equipment are summarized as follows:


                                                            1999         1998
                                                         ----------   ----------

Land                                                    $   733,242      733,242
Buildings and leasehold improvements                      3,038,911    3,026,861
Furniture, fixtures and equipment                         2,144,070    2,029,126
                                                         ----------   ----------

                                                          5,916,223    5,789,229

Less: accumulated depreciation                            2,044,790    1,758,233
                                                         ----------   ----------

                                                        $ 3,871,433    4,030,996
                                                         ==========   ==========



(7)  Real Estate Acquired by Foreclosure

     Real estate acquired by foreclosure, net, as of September 30, 1999 and 1998 totaled $47,270 and $59,634, respectively. There were no transactions in the allowance for losses on the real estate acquired by foreclosure in 1999 or 1998.


(8)  Interest-Bearing Deposits

     At September 30, 1999 and 1998, the composition of interest-bearing deposits and applicable interest rates were as follows:


                                                          1999           1998
                                                       -----------    ----------

NOW accounts (1999 - .42%, 1998 - .50%)               $  8,385,107     8,000,629
Super NOW accounts (1999 - 2.25%, 1998 - 2.75%)          5,038,147     4,366,743
Passbook savings (1999 - 2.49%, 1998 - 2.75%)           17,455,461    17,539,298
Time deposits:
 Certificates of deposit (1999 - 4.00% to 8.00%,
   1998 - 4.63% to 8.50%)                               19,678,305    20,321,138
 Jumbo accounts (1999 - 4.75%, 1998 - 4.87% to 5.75%)   24,454,528    23,534,054
                                                       -----------    ----------

   Total time deposits                                  44,132,833    43,855,192

Accrued interest on deposits                               168,775       130,327
                                                       -----------    ----------

   Total deposits                                     $ 75,180,323    73,892,189
                                                       ===========    ==========

                                      16                            (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997


Weighted average interest rates on deposit accounts were as follows at September 30, 1999 and 1998:

                                                               1999     1998
                                                             -------- --------

      NOW and demand deposit accounts                            .42%     .50%
      Super NOW accounts                                        2.25%    2.75%
      Passbook savings accounts                                 2.49%    2.75%
      Certificates of deposit                                   4.91%    5.22%
      Jumbo accounts                                            4.75%    5.15%
         Total                                                  3.06%    3.74%


Interest on deposits is summarized as follows:


                                              1999         1998         1997
                                           ----------   ----------   ----------

  NOW accounts                            $    36,040       86,957       94,328
  Super NOW accounts                           97,103       96,667      118,974
  Passbook savings                            435,261      478,354      486,639
  Time deposits                             2,150,872    2,275,177    2,362,246
                                           ----------   ----------   ----------

                                          $ 2,719,276    2,937,155    3,062,187
                                           ==========   ==========   ==========

The amounts and maturities of time deposits at September 30, 1999 and 1998 are as follows:


                                                          1999         1998
                                                      -----------  -----------

  Within one year                                    $ 37,499,384   35,839,486
  After one but within two years                        2,689,716    4,858,752
  After two but within three years                      2,358,971      966,475
  After three but within four years                     1,264,611    1,059,345
  After four but within five years                        216,517      861,070
  Greater than five years                                 103,634      270,064
                                                      -----------  -----------

                                                     $ 44,132,833   43,855,192
                                                      ===========  ===========


                                      17                            (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997


(9)  Borrowed Funds

     The Company was liable to the Federal Home Loan Bank of Atlanta on the following advances at September 30, 1999:


                                                      Fixed
                                                     interest
  Maturity date                                        rate               1999
  ------------------------------------------     ----------------- ------------

  December 1999                                            5.46%   $    650,000
  March 2000                                               5.95%      2,000,000
  September 2004                                           5.51%      4,200,000
  June 2008                                                5.71%      5,000,000
                                                                   ------------

       Total (weighted average rate of 5.66%)                      $ 11,850,000
                                                                   ============


     At September 30, 1999, the advances were collateralized by a blanket pledge of first-mortgage residential loans. The September 2004 advance and the June 2008 advance are callable in September 2001 and June 2003, respectively.

(10) Income Taxes


     For the years ended September 30, 1999, 1998, and 1997, income tax expense (benefit) consists of the following:


                                                1999       1998        1997
                                             ---------   --------    --------

        Current:
          Federal                            $ 113,290     88,604    (43,520)
          State                                 12,037         --     (8,862)
                                             ---------   --------    -------

                                               125,327     88,604    (52,382)
                                             ---------   --------    -------

        Deferred:
          Federal                               84,509     37,606    220,908
          State                                  7,057      5,525     31,666
                                             ---------   --------    -------

                                                91,566     43,131    252,574
                                             ---------   --------    -------

                                             $ 216,893    131,735    200,192
                                             =========   ========    =======

                                      18                            (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      September 30, 1999, 1998 and 1997


The income tax expense above represents an effective tax rate of 36.0 percent,
37.6 percent, and 35.9 percent, for 1999, 1998, and 1997, respectively. The actual income tax expense (benefit) for 1999, 1998, and 1997 differs from the "expected" income tax expense (benefit) for those years which is computed by applying the U.S. Federal corporate income tax rate of 34.0 percent for 1999, 1998, and 1997 to income before income taxes as follows:


                                                1999         1998         1997
                                              ---------     -------     -------


    Computed "expected" income tax expenses
     (benefit)                                $ 204,844     119,233     189,831
    State tax, net of federal effect              9,400       4,208      15,051
    Dividends paid to ESOP                       (7,845)     (6,824)     (7,205)
    Other, net                                   10,494      15,118       2,515
                                              ---------     -------     -------

                                              $ 216,893     131,735     200,192
                                              =========     =======     =======


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1999 and 1998 are presented below:


                                                                   1999         1998
                                                                ----------   ----------
Deferred tax assets:
 Unrealized loss on investment securities available for sale    $ 282,821           --
 Loans - allowance for loan losses                                     --      103,645
 Loans - unearned loan fee income                                  17,574       20,099
 Capital loss carryforward                                             --        8,500
 Nonaccrual interest                                               75,815       46,320
 Foreclosed property                                               31,649       23,521
 Accrued legal fees                                                    --       20,718
 Prepaid expenses and accruals                                      5,585        7,229
 Other                                                             20,425       29,240
                                                                ---------      -------

                                                                  433,869      259,272
                                                                ---------      -------

Deferred tax liabilities:
 Loan - allowance for loan losses                                  12,101           --
 FHLB stock                                                        40,942       52,128
 Unrealized gain on investment securities available for sale           --        4,279
 Premises and equipment - differences in depreciation expense      31,636       49,231
 Loan basis - book to tax difference                               93,704       93,704
 Other                                                              2,763        2,741
                                                                ---------      -------

                                                                  181,146      202,083
                                                                ---------      -------

Net deferred tax asset                                          $ 252,723       57,189
                                                                =========      =======

                                      19                             (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997


     Management believes results of future operations will generate sufficient taxable income and resulting tax liabilities to realize the deferred tax asset. There was no valuation allowance at September 30, 1999 or 1998, or any change in the valuation allowance during the years ended September 30, 1999, 1998 or 1997.


(11) Employee Benefits Plans

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

     The common stock of the Company acquired by the ESOP is held as collateral for the loans. As of September 30, 1999, the ESOP holds 30,765 (23.67 percent) shares of the Company's outstanding stock, of which 24,398 shares have been allocated to the participants. The Company makes contributions to the ESOP which are used to make loan interest and principal payments. Shares are released and allocated to the participants prorata with the paydowns on the ESOP debt. All dividends paid on allocated and unallocated shares are used to reduce interest expense related to the ESOP debt.

     The first ESOP loan (1989 loan) was paid off as of September 30, 1999. The interest rate was 6.8 percent at September 30, 1998. The principal outstanding was $41,275 at September 30, 1998.

     The second ESOP loan (1995 loan) was paid off as of September 30, 1999. The principal balance approximated the fair value of the unearned shares securing the loan (1995 shares) of 559 at September 30, 1998.

     The third ESOP loan (1998 loan) is repayable in monthly installments of interest at the prime rate and annual installments of principal in the amount of $8,000. The loan originated on March 9, 1998 to purchase 4005 shares (1998 shares). The principal outstanding at September 30, 1999 and 1998 was $72,000 and $80,000, respectively. Unearned shares at year-end 1999 and 1998 totaled 3,605 and 4,005 with fair values of 126,175 and 210,263, respectively.

     Contributions to fund the installments on the 1989 loan have been recorded as compensation expense. Such contributions approximated $13,000, $46,000, and $49,000 in 1999, 1998, and 1997, respectively. The fair value of the committed-to-be-released 1995 and 1998 shares are also reported as compensation expense. Such shares totaled 860, 760, and 560 for 1999, 1998, and 1997 respectively. The related compensation expense approximated $36,000, $39,000, and $22,400 in 1999, 1998, and 1997, respectively.

                                      20                             (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      September 30, 1999, 1998 and 1997


     The Bank also sponsors a 401(k) retirement plan (401(k)). The 401(k) is a trusteed, salary reduction plan which is available to all employees who have completed one year of service and have attained the age of 21. 401(k) participants may elect to defer a percentage of their compensation each year up to a certain dollar limit established by law. The Bank's management may make a discretionary matching contribution equal to a percentage of the amount of salary reduction 401(k) participants elected to defer. Such discretionary contributions for the years ended September 30, 1999, 1998, and 1997 were $27,078, $24,994, and $21,800, respectively. The Bank also provides major medical and dental coverage funded through pre-tax withholdings from the participants.


(12) Net Income per Share

     Presented below is a summary of the components used to calculate diluted earnings per share for the years ended September 30, 1999, 1998, and 1997:

                                                            1999       1998       1997
                                                         ---------    -------    -------
Diluted earnings per share:
 Weighted average common shares outstanding
                                                         $ 126,419    127,218    130,000
 Net effect of the assumed exercise of stock
  options-based on the treasury stock method
  using average market price for the year
                                                             7,200      8,800         --
                                                         ---------    -------    -------

 Total weighted average common shares and
  potential common stock outstanding                     $ 133,619    136,018    130,000
                                                         =========    =======    =======

                                      21                             (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      September 30, 1999, 1998 and 1997


(13) Comprehensive Income

     Presented below is a summary of other comprehensive income (loss) for the years ended September 30, 1999, 1998 and 1997:

                                                               Year ending September 30,
                                                             1999         1998        1997
                                                          ----------   ----------  ----------
Other comprehensive income (loss) before tax:
 Unrealized holding gain (loss) on investment
  securities available for sale arising during
  the period, net                                         $ (770,055)     14,201     406,627
 Reclassification adjustment for gains on
  investment securities available for sale
  realized in net income                                      27,486      46,594     140,829
                                                          ----------     -------     -------

 Other comprehensive income (loss), before
  income taxes                                              (797,541)    (32,393)    265,798
                                                          ----------     -------     -------

Income tax expense (benefit) related to other
 comprehensive income:
 Unrealized holding gain (loss) on investment
  securities available for sale arising during
  the period, net                                           (276,147)      5,681     162,651
 Reclassification adjustment for gains on
  investment securities available for sale
  realized in net income                                      10,994      18,638      56,332
                                                          ----------     -------     -------

     Total income tax expense (benefit)
      related to other comprehensive income
                                                            (287,141)    (12,957)    106,319
                                                          ----------     -------     -------

 Other comprehensive income (loss)                        $ (510,400)    (19,436)    159,479
                                                          ==========     =======     =======

                                      22                             (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      September 30, 1999, 1998 and 1997


(14) Stockholders' Equity

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets as set forth in the table below.

                                                              For capital adequacy
                                           Actual                   purposes              Well capitalized
                                   --------------------       --------------------       ------------------
                                     Amount       Ratio        Amount        Ratio        Amount      Ratio
                                  ------------    -----       ---------      -----       ---------    -----

As of September 30, 1999:
 Total capital
  (to risk weighted assets)       $  8,295,000     17.8%      3,732,880       8.0%       4,666,100     10.0%
 Tier I capital
  (to risk weighted assets)          8,165,000     17.5%      1,866,440       4.0%       2,799,660      6.0%
 Tier I capital
  (to average assets)                8,165,000      8.7%      3,763,408       4.0%       4,704,260      5.0%

As of September 30, 1998:
 Total capital
  (to risk weighted assets)          8,272,808     18.2%      3,626,080       8.0%       4,532,600     10.0%
 Tier I capital
  (to risk weighted assets)          7,900,450     17.4%      1,813,040       4.0%       2,719,560      6.0%
 Tier I capital
  (to average assets)                7,900,450      8.3%      3,798,286       4.0%       4,747,857      5.0%

                                      23                             (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      September 30, 1999, 1998 and 1997



     Savings institutions with more than a "normal" level of interest rate risk are required to maintain additional total capital. A savings institution with a greater than normal interest rate risk is required to deduct specified amounts from total capital, for purposes of determining its compliance with risk-based capital requirements. The Bank was in compliance with capital standards at September 30, 1999 and 1998.

     Retained earnings at September 30, 1999 and 1998, include approximately $2,200,000 for which no provision for income tax has been made. This amount represents allocations of income to bad debt deductions for tax computation purposes. If, in the future, this portion of retained earnings is used for any purpose other than to absorb tax bad debt losses, income taxes may be imposed at the then applicable rates. An additional $1,400,000 of retained earnings is also restricted at September 30, 1999 and 1998, as a result of the liquidation account established upon conversion to a stock company. No dividends may be paid to stockholders if such dividends would reduce the net worth of the Bank below the amount required by the liquidation account.


(15) Contingent Liabilities and Commitments

     The Company is defending various lawsuits and claims arising out of the conduct of its business. While the ultimate results of these lawsuits and claims cannot be predicted with certainty, in the opinion of management, the ultimate disposition of these matters will not have a significant effect on the consolidated financial position or results of operations of the Company.


(16) Off-Balance-Sheet Financial Instruments

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


                                      24                             (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      September 30, 1999, 1998 and 1997



     The off-balance sheet financial instruments whose contract amounts represent credit risk as of September 30, 1999, are as follows:


       Commitments to extend credit                      $       1,010,000
       Commitments to fund lines of credit                         578,419
                                                         -----------------

                                                         $       1,588,419
                                                         =================


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


(17) Stock Option Plan

     In 1991, under the terms of the Bank's incentive stock option plan, the Bank granted 12,000 common stock options to officers and key employees. The exercise price for the options is equal to $14.00 per share. All options are exercisable through 2001. As of September 30, 1999, no options had been exercised.


(18) Fair Value of Financial Instruments

     The following table provides fair values of the Bank's financial instruments at September 30, 1999 and 1998. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. The assumptions used in the estimation of the fair value of the Bank's financial instruments are explained below. Where quoted market prices are not available, fair values are based on estimates using discounted cash flow and other valuation techniques.

                                      25                             (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



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

                                      26                             (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



     FHLB Advances and ESOP Debt -- Fair value has been determined using discounted cash flows. The discount rate used is based on estimated current rates for advances with similar maturities.


                                                            1999                                  1998
                                           ------------------------------------         -----------------------------
                                                Carrying             Estimated           Carrying          Estimated
                                                 amount              fair value           amount           fair value
                                           -----------------         ----------         ----------         ----------
Financial assets:
 Cash and cash equivalents                 $       7,689,451          7,689,451          5,317,285          5,317,285
 Interest-earning deposits in other
  banks                                              161,524            161,524            159,515            159,515

 Investment securities                            38,534,066         38,524,047         35,460,867         35,529,176
 Federal Home Loan Bank stock                        592,500            592,500            670,000            670,000
 Loans receivable, net                            43,521,160         43,944,273         45,413,484         46,655,779
 Accrued interest receivable                         609,455            609,455            641,313            641,313

Financial liabilities:
 Deposits, including accrued
  interest payable                                75,180,323         74,821,998         73,892,189         74,083,190

 FHLB advances                                    11,850,000         11,829,688          9,200,000          9,546,000
 ESOP debt                                            72,000             72,000            145,471            145,471


(19) Dividends From Subsidiary

     Dividends paid by the subsidiary bank are the primary source of funds available to the Company for payment of dividends to its stockholders and for other needs. Applicable federal and state statutes and regulations impose restrictions on the amounts of dividends that may be declared by the subsidiary bank. In addition, the subsidiary bank is also required to maintain minimum amounts of capital to total "risk-weighted" assets, as defined by banking regulators. Capital adequacy considerations could further limit the availability of dividends from the subsidiary bank. At September 30, 1999, the Bank could have declared dividends of approximately $3,429,000 without prior approval of regulatory authorities. Accordingly, at September 30, 1999, approximately $4,337,000 of the parents investment in its subsidiary was restricted from transfer in the form of dividends.


                                      27                             (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



(20) Parent Company Financial Information

     The condensed financial information for CFS Bancshares, Inc. (Parent Company Only) is presented as follows:


                             (Parent Company Only)
                           Condensed Balance Sheets
                          September 30, 1999 and 1998


                          Assets                          1999          1998
                                                      -----------   -----------
       Cash                                           $   100,000       100,000
       Investment in subsidiary Bank                    7,765,663     7,984,462
                                                      -----------   -----------

            Total assets                              $ 7,865,663     8,084,462
                                                      ===========   ===========

                          Liabilities

       Note payable (ESOP debt)                       $    72,000       145,471
       Other liabilities                                   30,939        30,939
                                                      -----------   -----------

            Total liabilities                             102,939       176,410
                                                      -----------   -----------

                          Stockholders' Equity

       Serial preferred stock                                  --            --
       Common stock                                       130,000       130,000
       Additional paid-in capital                       1,180,060     1,167,160
       Retained earnings                                7,020,548     6,732,461
       Accumulated other comprehensive income (loss)     (502,798)        7,602
       Unearned common stock held by ESOP                 (65,086)     (129,171)
                                                      -----------   -----------

            Total stockholders' equity                  7,762,724     7,908,052
                                                      -----------   -----------

            Total liabilities and stockholders' equity $ 7,865,663     8,084,462
                                                      ============   ===========

                                      28                             (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



                             (Parent Company Only)
                      Condensed Statements of Operations
           For the year ended September 30, 1999 and for the period
             from June 30, 1998 (inception) to September 30, 1998

                                                          1999           1998
                                                       -----------   -----------

Income:
  Cash dividends from Bank                             $    97,500       100,000

Expense                                                         --        30,939
                                                       -----------   -----------

  Earnings before equity in undistributed earnings          97,500        69,061
   of subsidiary
  Equity in undistributed earnings of subsidiary           288,087        76,675
                                                       -----------   -----------

       Net earnings                                    $   385,587       145,736
                                                       ===========   ===========


                                      29                             (Continued)

                             CFS BANCSHARES, INC.
                               AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



                             (Parent Company Only)
                      Condensed Statements of Operations
           For the year ended September 30, 1999 and for the period
             from June 30, 1998 (inception) to September 30, 1998

                                                             1999         1998
                                                          ----------  ---------

Cash flows from operating activities:

  Net earnings                                            $  385,587    145,736
  Adjustments to reconcile net earnings to net cash
   provided by operating activities:
     Equity in undistributed earnings of subsidiary         (288,087)   (76,675)
     Increase in other liabilities                                --     30,939
                                                          ----------  ---------

      Net cash provided by operating activities               97,500    100,000
                                                          ----------  ---------

Cash flows from financing activities:
  Cash dividends paid                                        (97,500)        --
                                                          ----------  ---------

                                                             (97,500)        --
                                                          ----------  ---------

Net increase in cash                                              --    100,000

Cash at beginning of year                                    100,000         --
                                                          ----------  ---------

Cash at end of year                                       $  100,000    100,000
                                                          ==========  =========

Corporate Information

CORPORATION HEADQUARTERS
1700 3rd Avenue North
Birmingham, Alabama 35203
(205)328-2041

FIVE POINTS WEST OFFICE
2100 Bessemer Road
Birmingham, Alabama 35208
(205) 214-3000

EUTAW OFFICE
213 Main Street
Eutaw, Alabama 35462
(205) 372-9307

STOCK TRANSFER AGENT & REGISTRAR
Register and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016

INDEPENDENT AUDITORS
KPMG LLP
Certified Public Accountants
Financial Center, Suite 1200
Birmingham, Alabama 35203

ANNUAL MEETING
The Annual Meeting of
Citizens Federal Bank will be held
January 26, 2000 at 2:30 P.M.
Second Floor Auditorium at
300 North 18th Street
Birmingham, Alabama 35203

SPECIAL LEGAL COUNSEL
Housley Kantarian & Bronstein, P.C.
1220 19th Street NW, Suite 700
Washington, D.C. 20036


FORM 10-KSB

A Copy of Form 10-KSB, including financial statement schedules as filed with the Securities and Exchange Commission will be furnished without charge to stockholders of the record date upon written request to Secretary, CFS Bancshares, Inc., Post Office Box 10022, Birmingham, Alabama 35202.

                                      45