Form 10KSB40, Exhibit 13
period 2000-09-30
CFS BANCSHARES INC
filed 2000-12-29
CIK 1065215

CFS BANCSHARES, INC.





                 [PICTURE OF CFS BANCSHARES, INC. APPEARS HERE]












                               ANNUAL REPORT 2000

                               MORE THAN YOU KNEW


                                TABLE OF CONTENTS





TO OUR SHAREHOLDERS...................................................  3

BOARD OF DIRECTORS....................................................  4

BANK OFFICERS.........................................................  5

MANAGEMENT'S DISCUSSION AND ANALYSIS..................................  6

SELECTED FINANCIAL DATA...............................................  13

INDEPENDENT AUDITORS' REPORT..........................................  15

CONSOLIDATED FINANCIAL STATEMENTS.....................................  16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................  22

CORPORATE INFORMATION.................................................  45




                     ....AND EVERYTHING YOU NEED IN A BANK.

TO OUR SHAREHOLDERS

--------------------------------------------------------------------------------

[Picture of Bunny Stokes, Jr.,
Chairman and Chief Executive Officer
Appears Here]
                                          CFS    Bancshares, Inc.  and  its
                                  subsidiary bank, Citizens Federal Savings
                                  Bank have enjoyed a successful year in this economic environment. The economy is gradually slowing down and Federal Reserve policy makers will perhaps have enough evidence by early 2001 to justify lowering short-term interest rates.
                                          Let me share  with you some of the
                                  goods news based on our performance in the new millenium. At September 30, 2000, the Company's total assets were $100,563,728 as compared to $96,104,373 at September 30, 1999, an increase of $4,459,355 or 4.64%. Our deposits totaled $76,334,441 at September 30, 2000 compared to $75,180,323 at September 30, 1999, an increase of $1,154,118 or 1.54%.
                                          We are moving  in the right direction.
                                  Our net income for the year ended September
                                  30, 2000 was $499,320 compared to $385,587 for
                                  the year ended September 30, 1999, an increase of $113,733 or 29.50%.
                                          Growing to over $100,000,000 in assets
is significant to us because we are now ranked as the largest African-American owned financial institution in the state of Alabama.
         Based on our liquidity and capital strength, our board of directors declared a divdiend of $.75 per share to our shareholders as of December 8, 2000.

This is a challenging time for community banks. Our mission in the new millenium will be to:

          o    Profitably acquire and increase core deposits;

          o Use value-added strategies to retain customers and strengthen relationships; and

          o Seek ways to enhance our services and expand our bank into new market areas.

         Our promise is to provide you with the best service possible. We are building for the future and want to thank you, our shareholders and customers, for your loyal and continued support.

Sincerely,

/s/ Bunny Stokes, Jr.

Bunny Stokes, Jr.
Chairman of the Board and
Chief Executive Officer
                                        3

                               BOARD OF DIRECTORS

--------------------------------------------------------------------------------

                          [PICTURE OF BUNNY STOKES, JR.
                                  Chairman/CEO
                               Burlington, Alabama
                                  APPEARS HERE]



                                      [PICTURE OF CHARLES A. LETT
                                      Pastor, Calvary Missionary Baptist Church
                                      Selma, Alabama
                                      APPEARS HERE]
[PICTURE OF JOHN T. PORTER
Pastor, Emeritus
Sixth Avenue Baptist Church
Birmingham, Alabama
APPEARS HERE]

                                      [PICTURE OF JAMES W. COLEMAN
                                      Private Consultant
                                      Eutaw, Alabama
                                      APPEARS HERE]

[PICTURE OF BENJAMIN GREENE
Private Consultant
Birmingham, Alabama
APPEARS HERE]
                                      [PICTURE OF DR. ROSS E. GARDNER
                                      Board Certified Otolaryngologist
                                      Birmingham, Alabama
                                      APPEARS HERE]

[PICTURE OF ODDESSA WOOLFOLK
Private Consultant and Lecturer
Birmingham, Alabama
APPEARS HERE]

                                  BANK OFFICERS

--------------------------------------------------------------------------------
                                               [PICTURE OF BUNNY STOKES, JR.
                                               Chairman of the Board and
                                               Chief Executive Officer
                                               Burlington, Alabama
                                               APPEARS HERE]





[PICTURE OF CYNTHIA D. NALLS
Executive Vice Preisdent
Chief Operations Officer
APPEARS HERE]




                                               [PICTURE OF W. KENT MCGRIFF
                                               Executive Vice President
                                                 Chief Financial Officer
                                               APPEARS HERE]

Management Discussion
--------------------------------------------------------------------------------
And Analysis

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

Citizens Federal Savings Bank was chartered by the Federal Home Loan Bank Board, predecessor to the Office of Thrift Supervision (OTS) in September 1956, and has been in operation since that time. The Bank is a member of the Federal Deposit Insurance Corporation (FDIC) with its deposit accounts insured up to applicable limits by the Savings Association Insurance Fund (SAIF) and of the Federal Home Bank (FHLB). On March 28, 1983, Citizens Federal's charter was restated when it converted from a federal mutual savings and loan association to a federal capital stock association through the sale and issuance of 130,000 shares of common stock. On October 10, 1983, the Bank converted from a federal stock savings and loan association to a federal stock savings bank.

Citizens Federal's operations are conducted from its main office headquarters at 1700 3rd Avenue North, Birmingham, Alabama, and branch offices at 2100 Bessemer Road, Birmingham, Alabama, and 213 Main Street, Eutaw, Alabama.

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

At the present time, there is neither an established market in which shares of CFS Bancshares, Inc. capital stock are regularly traded nor any uniformly quoted price for such shares. During 1989, the Bank's board of directors adopted an Employee Stock Ownership Plan (ESOP) for the benefit of the Bank's employees. As of September 30, 2000 the ESOP owned 30,790 shares or 23.69% of the Company's outstanding common stock.

Based on recent trades known to the Company, the price per share of the Company's stock is approximately $18.50 per share. The stock of CFS Bancshares, Inc. is traded only sporadically and is not listed on any exchange. There have been less than 15 transactions during the past two years of which the Company is aware, all of which were at $18.50 per share. The Company paid annual dividends of $.75 per share in December 1999 and 1998, respectively. A cash dividend of $.75 per share was also declared by the board of directors of CFS Bancshares on November 16, 2000, payable to all stockholders of record as of December 8, 2000. As of December 8, 2000 the Bank had 319 shareholders.

At September 30, 2000, the Company's total assets were $100,563,728 as compared to $96,104,373 at September 30, 1999, an increase of $4,459,355 or 4.64%. The increase in total assets resulted from an increase in net loans receivable of $4,716,880 from $43,521,160 at September 30, 1999, to $48,238,040 at September
30, 2000, and a net increase in the Bank's total investment portfolio of $4,369,974 from $38,534,066 at September 30, 1999, to $42,904,040 at September
30, 2000. The increase in loan and investments was partially offset by a decrease in cash and cash equivalents of $4,095,096 from $7,689,451 at September 30, 1999, to $3,594,355 at September 30, 2000. The increase in net loans receivable resulted from an increase in the volume of loans granted during the year including the purchase of adjustable rate loans serviced by another institution. The Bank's primary emphasis continues to be mortgage lending, as
10.06 million or 90.05% of the 11.17 million in loans granted or purchased during the year were mortgage loans.

Deposits totaled $76,334,441at September 30, 2000, compared to $75,180,323 at September 30, 1999, an increase of $1,154,118 or 1.54%. The increase was the result of an increase of 3.13 million in jumbo certificates of deposit and was partially offset by modest declines in all other categories of deposits. FHLB advances at September 30, 2000, increased by $3,100,000 from $11,850,000 at September 30, 1999, to $14,950,000. The increased borrowings include a $3,000,000 advance to fund the purchase of adjustable rate loans during August 2000. The Bank's one to four family residential mortgage portfolio serves as collateral for the FHLB advances.

Non-performing assets, which include non-accrual loans and real estate acquired by foreclosure (REO) increased $402,298 or 18.10% from $1,438,950 at September 30, 1999, to $1,841,248 at September 30, 2000, as non-accrual loans increased from $1,391,680 at September 30, 1999, to $1,755,011 at September 30, 2000, and
REO  increased  by $38,967 from  $47,270 at  September  30, 1999,  to $86,237 at
September  30,  2000.   Due  to  the  increase  in  the  number  and  amount  of
non-performing loans, management recorded an addition of $50,000 to the allowance for loan losses during the year ended September 30, 2000. At September 30, 2000, non-performing assets represented 1.44% of total assets while non-accrual loans represented 3.46% of gross loans outstanding, each of which represents an increase from September 30, 1999, when non-performing assets represented 1.50% of total assets while non-accrual loans were 3.03% of gross loans outstanding.

Interest rate levels, the health of the economy (particularly the real estate economy), securities transactions and the amount of non-performing assets affect the Bank's financial condition and results of operations.

Comparison of years ended September 30, 2000 and September 30, 1999


GENERAL


Net income for the year ended September 30, 2000, was $499,320 compared to $385,587 for the year ended September 30, 1999, an increase of $113,733 or 29.50%. The increase is primarily the result of decreases in provisions for loan losses and an increase in net interest income. The provision for loan losses decreased from $45,000 for the fiscal year ended September 30, 1999, to ($104,500) for the 2000 fiscal year. During the year ended September 30, 2000, the Bank collected $154,500 of loans which had been previously charged off. This recovery was offset by additions to the allowance of $50,000 to create the negative provision in 2000. The Bank's operating results depend largely upon its net interest margin, which is the difference between the income earned on loans and investments, and the interest expense paid on deposits and borrowings, divided by average total interest earning assets. The net interest margin is affected by the economic and market factors that influence interest rates, loan demand and deposit flows. The interest rate margin increased from 3.56% for the year ended September 30, 1999, to 3.58% for the year ended September 30, 2000.


INTEREST INCOME


Net interest income before provision for loan losses increased by $180,103 or 6.00% from $3,003,472 for the year ended September 30, 1999, to $3,183,575 for the 2000 fiscal year. Interest and fees on loans for the fiscal year ended September 30, 2000, were $3,910,135 and $3,974,970 for the fiscal year ended September 30, 1999, a decline of $64,835 or 1.63%. Interest and dividend income on investment securities and interest income on mortgage backed securities increased by $234,460 and $262,055, respectively, from $312,138 and $1,863,885, respectively for fiscal 1999 to $546,598 and $2,125,940, respectively for the 2000 fiscal year end. The increases resulted from increases in the average balance outstanding of investment securities and mortgage backed securities as well as increases in the average rate of interest received on those respective security groups. Combined interest income on federal funds sold and other interest income increased by $21,000 or 20.19% when compared to fiscal year end 1999 as the result of an increase of approximately 92 basis points in the average yield in federal funds and interest bearing deposits.


INTEREST EXPENSE


Total interest expense increased by $272,577 from $3,251,540 for the fiscal year ended September 30, 1999, to $3,524,117 for the fiscal year ended September 30, 2000, an increase of 8.38%. The increase resulted from increases in market interest rates which impact the rates paid on the Bank's interest bearing liabilities and from increases in the average balance of interest bearing liabilities outstanding. (See table of selected financial data for additional detail). The average rate paid on interest bearing liabilities increased by 13 basis points from 3.93% for the fiscal year ended September 30, 1999, to 4.06% for the 2000 fiscal year.


OTHER INCOME


Total other income decreased $82,731 or 15.37% for the year ended September 30, 2000 compared to the fiscal year ended September 30, 1999. The primary changes between the 2000 fiscal year and the 1999 fiscal year occurred in the other category and in gains and losses on the sale of investment securities. Other income declined from $99,889 for the year ended September 30, 1999, to $46,293 for the 2000 fiscal year, a decrease of $53,596. During the 1999 fiscal year the Bank recognized approximately $50,000 from the recapture of a litigation reserve while there was no such item during the 2000 fiscal year. Gains on the sale of investment securities declined $33,611 from a gain of $27,486 for the fiscal year ended September 30, 1999, to a loss of $6,125 for the 2000 fiscal year.


OTHER EXPENSE


Total other expense consists of salaries and employee benefits, occupancy and equipment expense, FDIC deposit insurance, data processing expense, legal and professional services, advertising and other expenses. The costs of carrying and administering non-performing assets is also included in other expense. Other expense increased by $73,858 or 2.55% from $2,894,360 for the fiscal year ended September 30, 1999, to $2,968,218 for the 2000 fiscal year. Two expense categories, other and professional services, increased by $135,167 and $81,753 respectively from $345,673 and $172,103, respectively for the year ended September 30, 1999, to $480,840 and $253,856, respectively for the 2000 fiscal year. The increase in other includes increases in franchise and property tax of $57,576; bad check expense of $19,996; contributions of $16,357; and write downs of foreclosed assets of $8,180 for the fiscal year ended September 30, 2000, as compared to fiscal 1999. The increase in franchise and property tax resulted from the revamping of Alabama franchise tax law because prior law had been declared unconstitutional, and from an increase in property tax resulting from recent revaluation of property values. The increase in professional services was primarily the result of an unsuccessful bid by the Bank for an institution offered for sale by the FDIC and from legal expenses associated with the workout of two classified loans.

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


OTHER INCOME

Total other income increased $48,329 or 9.86% for the year ended September 30, 1999 compared to the fiscal year ended September 30, 1998. The primary change between the 1999 fiscal year and the 1998 fiscal year occurred in the other category which increased from $38,699 for the year ended September 30, 1998 to $99,889 for the year. The increase resulted from the recognition of income on the recapture of a litigation reserve that had been set up approximately four years ago. The matter was settled during the current fiscal year for approximately $50,000 less than the amount of the reserve which had been previously recorded.


OTHER EXPENSE

Total other expense consists of salaries and employee benefits, occupancy and equipment expense, FDIC deposit insurance, data processing expense, legal and professional services, advertising and other expenses. The costs of carrying and administering non-performing assets is also included in other expense. Other expense decreased by $87,196 or 2.92% from $2,981,556 for the fiscal year ended September 30, 1998 to $2,894,360 for the 1999 fiscal year. Two expense categories, depreciation and amortization and advertising expense, increased by $24,023 and $25,244, respectively from $277,258 and $137,931, respectively for the year ended September 30, 1998 to $301,281 and $163,175, respectively for the 1999 fiscal year. The increase in depreciation occurred primarily as the result of purchases of new computer equipment related to a change of data processing firms during the final quarter of the fiscal year ended September 30, 1998. The increase in advertising resulted from an increase in the sponsorship of community events during the 1999 fiscal year as compared to previous years. The increases described above were offset by decreases in professional services of $53,071 and in other expense of $81,915 when comparing the year ended September 30, 1999 to the prior fiscal year. Professional services decreased from $225,174 for the fiscal year ended September 30, 1998 to $172,103 for the 1999 fiscal year. During fiscal 1998 the Bank reorganized into the holding company form of ownership and incurred additional legal and accounting expenses. Decreases in the other category occurred in several different areas. The most significant single item was a decrease related to the write-down of an investment in a small business investment corporation. The Bank wrote off a $25,000 investment during the year ended September 30, 1998 while there was no such item during the 1999 year.

The Bank's primary sources of liquidity are deposits, loan payments, maturing investment securities, principal and interest payments on investments, mortgage-backed securities and CMOs, and advances from the Federal Home Loan Bank of Atlanta. Management believes it is prudent to maintain an investment portfolio that not only provides a source of income, but also provides a source of liquidity through its principal payments and maturities to meet lending demands and fluctuations in deposit flows. The various sources of liquidity are utilized to fund withdrawals, new loans and other investments, as well as to pay expenses of operations. Management believes that the Bank's various sources of funds are adequate to meet its commitments in the ordinary course of business. The Bank is required under applicable federal regulations to maintain specified levels of cash and liquid investments equal to a required percentage of net withdrawable deposit accounts. The Bank exceeded all regulatory liquidity requirements during the years ended September 30, 2000, and 1999.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table at right) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of September 30, 2000, that the Bank meets all capital adequacy requirements and meets the requirements to be classified as "well capitalized."


                                              FOR CAPITAL ADEQUACY
                                            ACTUAL             ADEQUACY PURPOSES         WELL CAPITALIZED
                                     Amount      Ratio         Amount       Ratio        Amount      Ratio
As of September 30, 1999:
Total capital
  (to risk weighted assets)       $8,780,000    17.6%     $3,997,304       8.0%       $4,996,630     10.0%

Tier I capital
   (to risk weighted assets)      $8,610,000    17.2%     $1,998,652       4.0%       $2,997,978      6.0%

Tier I capital
   (to average assets)            $8,610,000     8.8%     $3,933,362       4.0%       $4,916,703      5.0%


IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of the thrift institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation. Because the Bank's primary assets are loans and investment securities, which include more fixed rate, fixed term loans and securities than adjustable rate loans and investments, changes in interest rates in the economy have a gradual impact on yield on assets. The Bank's principal liability is deposit accounts, which are primarily short term in nature and, therefore, adjust rapidly with changes in the economy. In general, periods of high inflation are accompanied by high interest rates. When rates move up rapidly, the Bank's cost of funds increases rapidly while the yield on its assets increases slowly, resulting in a negative impact on net income. Conversely, during periods of low inflation, lower and more moderate interest rates are normally present, which results in a low cost of funds and a more favorable impact on net income.


CONTINGENCIES AND COMMITMENTS


The Bank is defending various claims arising out of the conduct of its business. While the ultimate results of these claims cannot be predicted with certainty, in the opinion of management, the ultimate disposition of these matters will not have a significant effect on the consolidated financial position of the Company.

[PICTURE APPEARS HERE]

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

SELECTED FINANCIAL DATA

(Dollars in thousands, except for share and per share amounts)

                                                                              At September 30,
                                                                             -------------------
                                                           2000              1999           1998        1997          1996
                                                           ----              ----           ----        ----          ----
BALANCE SHEETS
Total assets                                                100,564             96,104       92,166      99,640        85,997
Loans, net                                                   48,238             43,521       45,413      42,573        30,532
Investment securities                                        42,904             38,534       35,461      44,718        41,611
Deposits                                                     76,334             75,180       73,892      76,346        76,793
Borrowed funds                                               14,950             11,850        9,200       9,200            --
Stockholders' equity                                          8,223              7,763        7,908       7,798         7,312
Shares outstanding
 (actual number)                                            130,000            130,000      130,000     130,000       130,000
Book value per share                                          63.25              59.71        60.83       59.98         56.25


                                                                                Years ended September 30,
                                                                             -------------------------------
                                                           2000              1999           1998        1997          1996
                                                           ----              ----           ----        ----          ----
OPERATIONS
Interest income                                               6,708              6,255        6,543       6,016         5,967
Interest expense                                              3,524              3,252        3,525       3,127         3,169
Net interest income                                           3,184              3,003        3,018       2,889         2,798
Provision for loan loss                                        (104)                45          176          --            --
Net gain (loss) on securities                                    (6)                27           47         141            --
Other noninterest income                                         461               511          443         475           380
SAIF special assessment expense                                   --                --           --          --           494
Other noninterest expense                                      2,968             2,894        2,981       2,947         2,979
Income (loss) before income taxes                                775               602          351         558          (295)
Income tax (benefit) expense                                     276               217          132        (200)          102
Net income (loss)                                                499               386          219          358         (193)
PER SHARE INFORMATION
Basic earnings per share                                        3.94              3.05         1.72         2.75        (1.49)
Basic weighted average shares outstanding                    126,621           126,419      127,218      130,000      130,000
Diluted earnings per share                                      3.71              2.89         1.57         2.75        (1.49)
Diluted weighted average shares outstanding                  134,421           133,619      139,018      130,000      130,000
Cash dividends declared                                          .75               .75          .75          .75          .75



                                                                     At or for the years ended September 30,
                                                                     ---------------------------------------
OTHER DATA                                                 2000        1999         1998        1997        1996
                                                           ----        ----         ----        ----        ----
Average yield on interest earning assets                   7.67%       7.48%        7.56%       7.63%       7.49%
Average rate on deposits and borrowed funds                4.13%       3.90%        4.13%       4.01%       4.14%
Interest rate spread                                       3.54%       3.58%        3.43%       3.62%       3.35%
Return on average assets                                    .52%        .41%        0.23%       0.42%      -0.22%
Return on average stockholders' equity                     6.40%       4.98%        2.77%       4.80%      -2.56%
Equity to assets ratio                                     8.18%       8.08%        8.58%       7.83%       8.50%
Dividend payout ratio                                     19.53%      25.29%       44.53%      27.23%        n/a

AVERAGE BALANCE SHEETS AND INTEREST MARGINS

     The following table set forth certain information relating to the Bank's average balance sheets, including interest earning assets, interest bearing liabilities and net interest margin.

(Dollars in thousands)                                            Years Ended September 30,
---------------------                                             -------------------------
                                                      2000                    1999                    1998
                                               Average    Yield or     Average    Yield or      Average      Yield or
                                               -------    --------     -------    --------      -------      --------
                                               Balance      Rate       Balance      Rate        balance        rate
                                               -------      ----       -------      ----        -------        ----
ASSETS
Federal funds and interest bearing deposits    2,195         5.67%      2,188       4.75%        3,406         5.57%
Investments securities held to maturity (1)    5,180         6.19%      6,744       6.22%        8,187         6.39%
Investment securities available for sale      36,025         6.53%     30,853       5.70%       31,180         5.90%

Loans, net (2)                                44,986         8.58%     44,247       8.69%       44,920         8.88%
                                              ------         ----      ------       ----        ------         ----
  Total interest earning assets               88,386         7.54%     84,032       7.41%       87,693         7.50%
Loan loss allowances                            (285)                    (461)                    (447)
Non-interest earnings assets                   8,079                    8,080                    7,711
                                              ------                   ------                   ------
    Total assets                              96,180                   92,112                   94,957
                                              ------                   ------                   ------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing deposits                     74,954         3.78%     73,502       3.70%       75,374          3.90%
FHLB advances                                 11,836         5.89%      9,385       5.68%        9,913          5.93%
                                              ------         ----      ------       ----        ------         ----
  Total interest bearing liabilities          86,790         4.06%     82,887       3.93%       85,287          4.13%
Accrued interest on deposits                     285                      338                      287
Other liabilities                              1,305                    1,096                    1,481

Stockholders' equity                           7,800                    7,791                    7,902
                                              ------                   ------                   ------
    Total liabilities and stockholders'
      equity                                  96,180                   92,112                   94,957
                                              ------                   ------                   ------

Interest rate spread                                         3.48%                  3.48%                       3.37%
Net interest margin (3)                                      3.58%                  3.56%                       3.44%

(1) Includes Federal Home Loan Bank stock
(2) Loan yields calculated using average balance of gross loans
(3) Net interest income before loan loss provision divided by total average interest earning assets.

                          INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
CFS Bancshares, Inc. and Subsidiaries:


We have audited the accompanying consolidated balance sheets of CFS Bancshares, Inc. and subsidiaries (the Company) as of September 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CFS Bancshares, Inc. and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                  /s/ KPMG LLP


November 17, 2000

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                          Consolidated Balance Sheets

                          September 30, 2000 and 1999

                 ASSETS                                                        2000              1999
                                                                          -------------     ------------

Cash and amounts due from depository institutions                         $   2,918,542        4,811,709
Federal funds sold and overnight deposits                                       675,813        2,877,742
                                                                          -------------     ------------
         Total cash and cash equivalents                                      3,594,355        7,689,451

Interest-earning deposits in other financial institutions                       163,142          161,524
Investment securities held to maturity (fair value of
    $3,506,924 and 4,919,789, respectively)                                   3,527,879        4,929,808
Investment securities available for sale, at fair value (cost of
    $40,099,815 and $34,389,879, respectively)                               39,376,161       33,604,258
Federal Home Loan Bank stock                                                    747,500          592,500
Loans receivable, net                                                        48,238,040       43,521,160
Premises and equipment, net                                                   3,644,836        3,871,433
Real estate acquired by foreclosure, net                                         86,237           47,270
Accrued interest receivable on investment securities                            149,907          122,584
Accrued interest receivable on mortgage-backed securities                       185,749          169,254
Accrued interest receivable on loans                                            324,482          317,617
Other assets                                                                    525,440        1,077,514
                                                                          -------------     ------------
         Total assets                                                     $ 100,563,728       96,104,373
                                                                          =============     ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Interest-bearing deposits                                             $  76,334,441       75,180,323
    Advance payments by borrowers for taxes and insurance                       267,533          257,724
    Other liabilities                                                           725,003          981,602
    Employee stock ownership plan debt                                           64,000           72,000
    FHLB advances                                                            14,950,000       11,850,000
                                                                          -------------     ------------
         Total liabilities                                                   92,340,977       88,341,649

Stockholders' equity:
    Serial preferred stock; 300,000 shares authorized; none outstanding              --               --
    Common stock of $1 par value; 700,000 shares authorized;
       130,000 shares issued and outstanding                                    130,000          130,000
    Additional paid-in capital                                                1,184,758        1,180,060
    Retained earnings-substantially restricted                                7,422,368        7,020,548
    Accumulated other comprehensive income (loss)                              (463,139)        (502,798)
    Unearned common stock held by ESOP                                          (51,236)         (65,086)
                                                                          -------------     ------------
         Total stockholders' equity                                           8,222,751        7,762,724
                                                                          -------------     ------------

Commitments and contingencies (notes 13 and 14)                                      --               --
                                                                          -------------     ------------
         Total liabilities and stockholders' equity                       $ 100,563,728       96,104,373
                                                                          =============     ============

See accompanying notes to consolidated financial statements.

                     CFS BANCSHARES, INC.
                       AND SUBSIDIARIES

             Consolidated Statements of Operations

        Years ended September 30, 2000, 1999, and 1998

                                                                     2000           1999          1998
                                                                 -----------    -----------   -----------
Interest income:
    Interest and fees on loans                                   $ 3,910,135      3,974,970     3,990,297
    Interest and dividend income on investment securities            546,598        312,138       478,512
    Interest income on mortgage-backed securities                  2,125,940      1,863,885     1,884,643
    Interest income on federal funds sold                             58,876         65,228       112,612
    Other interest income                                             66,143         38,791        76,937
                                                                 -----------    -----------   -----------
         Total interest income                                     6,707,692      6,255,012     6,543,001

Interest expense:
    Interest on deposits                                           2,827,735      2,719,276     2,937,155
    Interest on FHLB advances                                        696,382        532,264       587,644
                                                                 -----------    -----------   -----------
         Total interest expense                                    3,524,117      3,251,540     3,524,799
                                                                 -----------    -----------   -----------
         Net interest income                                       3,183,575      3,003,472     3,018,202

Provision for (recovery of) loan losses                             (104,500)        45,000       176,000
                                                                 -----------    -----------   -----------
         Net interest income after provision for loan losses       3,288,075      2,958,472     2,842,202
                                                                 -----------    -----------   -----------
Other income:
    Service charges on deposit accounts                              415,469        410,993       404,746
    (Losses) gains on sales and calls of investment securities        (6,125)        27,486        46,594
    Other                                                             46,293         99,889        38,699
                                                                 -----------    -----------   -----------
         Total other income                                          455,637        538,368       490,039
                                                                 -----------    -----------   -----------
Other expense:
    Salaries and employee benefits                                 1,372,332      1,333,455     1,330,058
    Net occupancy expense                                            120,853        115,754       128,439
    Federal insurance premiums                                        56,786         97,494       100,106
    Data processing expenses                                         208,665        229,336       226,734
    Professional services                                            253,856        172,103       225,174
    Depreciation and amortization                                    281,325        301,281       277,258
    Advertising expense                                               70,302        163,175       137,931
    Office supplies                                                   57,198         75,420        67,759
    Insurance expense                                                 66,061         60,669        60,509
    Other                                                            480,840        345,673       427,588
                                                                 -----------    -----------   -----------
         Total other expense                                       2,968,218      2,894,360     2,981,556
                                                                 -----------    -----------   -----------
         Income before income taxes                                  775,494        602,480       350,685

Income tax expense                                                   276,174        216,893       131,735
                                                                 -----------    -----------   -----------
         Net income                                              $   499,320        385,587       218,950
                                                                 ===========    ===========   ===========
Basic earnings per share                                         $      3.94           3.05          1.72
                                                                 ===========    ===========   ===========
Basic weighted average shares outstanding                            126,621        126,419       127,218
                                                                 ===========    ===========   ===========
Diluted earnings per share                                       $      3.71           2.89          1.61
                                                                 ===========    ===========   ===========
Diluted weighted average shares outstanding                          134,421        133,619       136,018
                                                                 ===========    ===========   ===========

See accompanying notes to consolidated financial statements.

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

 Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss)

                 Years ended September 30, 2000, 1999, and 1998

                                                                       Accumulated     Unearned
                                                          Retained         other        common
                                            Additional    earnings -   comprehensive     stock       Total
                                 Common      paid-in     substantially    income        held by    stockholders'   Comprehensive
                                  stock      capital      restricted      (loss)         ESOP        equity         income (loss)
                                 -------    ----------   ------------- -------------   ---------   ------------    --------------
Balance at September 30, 1997  $ 130,000     1,160,760     6,611,011      27,038      (130,941)    7,797,868

   Net income                         --            --       218,950          --            --       218,950        $ 218,950
   Unrealized loss on investment
     securities available for
     sale, net                        --            --            --     (19,436)           --       (19,436)         (19,436)
                                                                                                                    ---------
   Comprehensive income                                                                                             $ 199,514
                                                                                                                    =========
   Purchase of Employee Stock
     Ownership Plan shares            --            --            --          --       (63,700)      (63,700)
   Difference between fair
     value and cost of Employee
     Stock Ownership Plan shares
     committed to be released         --         6,400            --          --            --         6,400
   Release of Employee Stock
     Ownership Plan shares            --            --            --          --        65,470        65,470
   Cash dividends declared
     ($.75 per share)                 --            --       (97,500)         --            --       (97,500)
                                --------     ---------     ---------    --------       -------     ---------
Balance at September 30, 1998    130,000     1,167,160     6,732,461       7,602      (129,171)    7,908,052

   Net income                         --            --       385,587          --            --       385,587         $ 385,587
   Unrealized loss on investment
     securities available for
     sale, net                        --            --            --    (510,400)           --      (510,400)         (510,400)
                                                                                                                     ---------
   Comprehensive loss                                                                                                $(124,813)
                                                                                                                     =========
   Difference between fair
     value and cost of Employee
     Stock Ownership Plan shares
     committed to be released         --        12,900            --          --            --        12,900
   Release of Employee Stock
     Ownership Plan shares            --            --            --          --        64,085        64,085
   Cash dividends declared
     ($.75 per share)                 --            --       (97,500)         --            --       (97,500)
                                --------     ---------     ---------    --------       -------     ---------
Balance at September 30, 1999    130,000     1,180,060     7,020,548    (502,798)      (65,086)    7,762,724

   Net income                         --            --       499,320          --            --       499,320         $ 499,320
   Unrealized gain on investment
     securities available for
     sale, net                        --            --            --      39,659            --        39,659            39,659
                                                                                                                     ---------
   Comprehensive income                                                                                              $ 538,979
                                                                                                                     =========
   Difference between fair
     value and cost of Employee
     Stock Ownership Plan shares
     committed to be released         --         4,698            --          --            --         4,698
   Release of Employee Stock
     Ownership Plan shares            --            --            --          --        13,850        13,850
   Cash dividends declared
     ($.75 per share)                 --            --       (97,500)         --            --       (97,500)
                                --------     ---------     ---------    --------       -------     ---------
Balance at September 30, 2000   $130,000     1,184,758     7,422,368    (463,139)      (51,236)    8,222,751
                                ========     =========     =========    ========       =======     =========



See accompanying notes to consolidated financial statements.

                     CFS BANCSHARES, INC.
                       AND SUBSIDIARIES

             Consolidated Statements of Cash Flows

        Years ended September 30, 2000, 1999, and 1998

                                                                        2000         1999          1998
                                                                      ---------    ---------    ---------
Cash flows from operating activities:
    Net income                                                        $ 499,320      385,587      218,950
    Adjustments to reconcile net income to net
       cash provided by operating activities:
         Provision for (recovery of) loan losses                       (104,500)      45,000      176,000
         Depreciation and amortization                                  281,325      301,281      277,258
         Net amortization of premium and accretion
            of discount on investment securities                         46,066      134,208       85,517
         Net accretion of discount on loans                             (50,188)     (61,607)     (78,356)
         Compensation expense recognized on
            ESOP shares allocation                                       18,548       36,162       85,700
         Loss (gain) on sale of investment securities
            available for sale, net                                       4,083      (25,850)     (43,717)
         Loss (gain) on sale of investment securities held to
            maturity, net                                                 2,042           --           --
         Gain on call of investment securities
            available for sale, net                                          --       (1,636)      (2,877)
         Loss (gain) on sale of real estate acquired by foreclosure     (16,552)      (5,482)       4,243
         Charge-off of investment security held to maturity                  --           --       25,000
         Decrease (increase) in accrued interest receivable             (50,683)      31,858       (1,513)
         Decrease (increase) in other assets                            529,765     (336,694)     (98,083)
         Increase (decrease) in other liabilities                      (256,599)     261,920     (146,797)
         Increase (decrease) in accrued interest on deposits             88,647       38,448      (24,394)
                                                                      ---------    ---------    ---------
              Net cash provided by operating activities                 991,274      803,195      476,931
                                                                      ---------    ---------    ---------


                      CFS BANCSHARES, INC.
                        AND SUBSIDIARIES

              Consolidated Statements of Cash Flows

         Years ended September 30, 2000, 1999, and 1998
                                                                              2000            1999          1998
                                                                            ---------      ---------      ---------
Cash flows from investing activities:
    Increase in interest-earning
      deposits in other financial institutions                            $    (1,618)        (2,009)        (1,941)
    Proceeds from sale of investment securities held to maturity               81,232             --             --
    Purchases of investment securities held to maturity                            --       (502,656)            --
    Purchase of mortgage - backed securities
      held to maturity                                                             --       (953,886)
    Proceeds from principal collected on mortgage-
      backed securities and collateralized mortgage                         1,305,991      2,837,205      2,418,154
      obligations held to maturity
    Proceeds from sale of investment securities
      available for sale                                                    1,309,941      1,550,760      5,890,772
    Proceeds from maturity or call of investment
      securities available for sale                                           146,336      2,661,567      5,692,097
    Purchases of investment securities available for sale                  (1,897,478)    (6,884,031)    (1,135,691)
    Purchases of mortgage-backed securities available for sale             (8,646,922)   (12,512,826)   (16,330,001)
    Proceeds from principal collected on mortgage-backed
      securities and collateralized mortgage obligations                    3,340,701      9,826,447      7,652,962
      available for sale
    Redemption (purchase) of FHLB stock                                      (155,000)        77,500       (210,000)
    Net change in loans                                                    (4,638,190)     1,781,327     (3,023,540)
    Proceeds from sale of premises and equipment                                1,782             --             --
    Purchase of premises and equipment                                        (56,510)      (141,718)      (105,310)
    Proceeds from sale of real estate acquired by foreclosure                  57,346        145,450        121,305
    Improvements to real estate acquired by foreclosure                        (3,761)            --           (399)
                                                                           ----------     ----------     ----------

           Net cash provided by (used in) investing activities             (9,156,150)    (2,116,870)       968,408
                                                                           ----------     ----------     ----------
Cash flows from financing activities:
    Net increase (decrease) in interest-bearing deposits                    1,065,471      1,249,686     (2,429,143)
    Cash dividends                                                            (97,500)       (97,500)       (97,500)
    Increase (decrease) in advance payments by
      borrowers for taxes and insurance                                         9,809        (42,924)       (23,526)
    Net proceeds from FHLB advances                                         3,100,000      2,650,000             --
    Repayment of ESOP debt                                                     (8,000)       (73,471)       (63,000)
                                                                           ----------     ----------     ----------
           Net cash provided by (used in) financing activities              4,069,780      3,685,791     (2,613,169)
                                                                           ----------     ----------     ----------
Net increase (decrease) in cash and cash equivalents                       (4,095,096)     2,372,166     (1,167,830)
Cash and cash equivalents at beginning of year                              7,689,451      5,317,285      6,485,115
                                                                           ----------     ----------     ----------
Cash and cash equivalents at end of year                                  $ 3,594,355      7,689,451      5,317,285
                                                                           ==========     ==========     ==========
Supplemental information on cash payments:
    Interest paid                                                         $ 3,435,470      3,204,876      3,538,547
                                                                           ==========     ==========     ==========
    Income taxes paid                                                     $   337,500             --        110,000
                                                                           ==========     ==========     ==========
Supplemental information on noncash investing and financing activities:
    Loans transferred to real estate acquired by foreclosure              $    75,998        127,604         88,779
                                                                           ==========     ==========     ==========
    Real estate sold and financed by the Bank                             $        --             --        121,305
                                                                           ==========     ==========     ==========

See accompanying notes to consolidated financial statements.

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998


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

              The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

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

                        September 30, 2000, 1999 and 1998

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

                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

              At September 30, 2000, approximately 23 percent of the Bank's loan portfolio consists of mortgage loans to churches. The Bank's exposure to credit loss in the event of nonperformance by the parties to financial instruments for mortgage loans to churches is represented by the contractual amounts of these instruments.

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

                        September 30, 2000, 1999 and 1998

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


(2)    CASH AND AMOUNTS DUE FROM DEPOSITORY INSTITUTIONS

       The Bank is required to maintain certain daily reserve balances in accordance with the Federal Reserve Board requirements. The Bank exceeded the required balances of approximately $25,000 at September 30, 2000 and 1999.

                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998


(3)    INVESTMENT SECURITIES

       The amortized cost and approximate fair value of investment securities held to maturity at September 30, 2000 and 1999 were as follows:

                                            2000                      1999
                                    ------------------------  -----------------------
                                    AMORTIZED      FAIR       AMORTIZED      FAIR
                                      COST          VALUE       COST         VALUE
                                    ----------   ----------   ----------   ----------
       U.S. Government Agencies     $  500,000      496,360      500,000      495,584
       Mortgage-backed securities    1,877,722    1,868,204    2,926,248    2,924,910
       Collateralized mortgage
          obligations                1,150,157    1,142,360    1,503,560    1,499,295
                                    ----------   ----------   ----------   ----------

                                    $3,527,879    3,506,924    4,929,808    4,919,789
                                    ==========   ==========   ==========   ==========

       The amortized cost and approximate fair value of investment securities available for sale at September 30, 2000 and 1999, were as follows:

                                            2000                         1999
                                    -------------------------   -------------------------
                                    AMORTIZED       FAIR        AMORTIZED       FAIR
                                       COST         VALUE          COST         VALUE
                                    -----------   -----------   -----------   -----------
       U.S. Treasury and U.S.
         Government agencies        $ 8,804,664     8,529,274     7,035,432     6,733,203
       Equity securities              3,102,882     3,057,864     3,749,765     3,708,398
       Mortgage-backed securities    14,262,037    13,913,202    15,146,285    14,763,824
       Collateralized mortgage
         obligations                 13,930,232    13,875,821     8,458,397     8,398,833
                                    -----------   -----------   -----------   -----------

                                    $40,099,815    39,376,161    34,389,879    33,604,258
                                    ===========   ===========   ===========   ===========

                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998


       The gross unrealized gains and losses of investment securities held to maturity at September 30, 2000 and 1999, are as follows:

                                          2000                  1999
                                   -----------------      -------------------
                                    GROSS      GROSS        GROSS    GROSS
                                  UNREALIZED UNREALIZED UNREALIZED UNREALIZED
                                     GAINS    LOSSES       GAINS     LOSSES
                                    -------   -------      -------   -------
       U.S. Treasury and U.S.
         Government agencies        $    --     3,640           --     4,416
       Mortgage-backed securities     1,805    11,323        7,430     8,768
       Collateralized mortgage
         obligations                     --     7,797          439     4,703
                                    -------   -------      -------   -------

                                    $ 1,805    22,760        7,869    17,887
                                    =======   =======      =======   =======

       The gross unrealized gains and losses of investment securities available for sale at September 30, 2000 and 1999 are as follows:

                                           2000                  1999
                                    -------------------   -------------------
                                      GROSS      GROSS     GROSS       GROSS
                                   UNREALIZED UNREALIZED UNREALIZED UNREALIZED
                                     GAINS      LOSSES     GAINS      LOSSES
                                    --------   --------   --------   --------
       U.S. Treasury and U.S.
         Government agencies        $ 26,860    302,250        183    302,412
       Equity securities                  --     45,018         --     41,367
       Mortgage-backed securities     18,523    367,357      8,629    391,091
       Collateralized mortgage
         obligations                  72,025    126,436     81,576    141,140
                                    --------   --------   --------   --------

                                    $117,408    841,061     90,388    876,010
                                    ========   ========   ========   ========



                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       The U.S. Government Agency security held to maturity with amortized cost of $500,000 and approximate fair value of $496,360 matures on July 16, 2001.

       The amortized cost and approximate fair value of debt investment securities available for sale at September 30, 2000, by contractual maturities are shown below. Actual maturities could differ from contractual maturities due to call or prepayment provisions.

                                                                  AMORTIZED        FAIR
                                                                    COST           VALUE
                                                                 -----------   -----------
                Due from one to five years                      $ 2,989,503     2,899,982
                Due from five to ten years                        5,815,161     5,629,292
                Mortgage-backed securities and collateralized
                   mortgage obligations                          28,192,269    27,789,023
                                                                -----------   -----------

                                                                $36,996,933    36,318,297
                                                                ===========   ===========

       Proceeds from sales of investment securities available for sale were $1,309,941, $1,550,760, and $5,890,772, for the years ended September 30,
       2000, 1999 and 1998, respectively. Gross gains (losses) of ($4,083), $25,850, and $43,717 were realized on those sales for the years ended September 30, 2000, 1999 and 1998, respectively.

       Proceeds from sales of investment securities held to maturity were $81,232 for the year ended September 30, 2000. The amortized cost of the sold investment securities held to maturity was $83,274 resulting in gross losses of $2,042 for the year ended September 30, 2000. The sale of the investment security held to maturity in 2000 occurred after the Bank collected over 85% of the principal outstanding. There were no investment securities held to maturity sold during 1999 and 1998.

       Investment securities with amortized cost of $36,041,628 and $24,024,553 at September 30, 2000 and 1999, respectively, were pledged to secure public deposits as required by law and for other purposes. Additionally, in accordance with Office of Thrift Supervision regulations, the Bank is required to maintain a certain percentage (4 percent at September 30, 2000), of its withdrawable deposits and current borrowings in cash, U.S. Treasury obligations, or other approved investments which are readily convertible into cash. The Bank met this liquidity requirement at September 30, 2000.


                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

(4)    LOANS

       At September 30, 2000 and 1999, the Bank had the following net loans:

                                                            2000            1999
                                                          -----------   -----------
        Total loans                                       $50,712,916    45,904,206

        Plus unearned premium on loans purchased               18,877         3,067

        Less:  Unamortized loan origination fees              635,214       614,963
               Undisbursed portion of loans in process      1,516,383     1,460,993
               Allowance for loan losses                      342,156       310,157
                                                          -----------   -----------
                                                            2,474,876     2,383,046
                                                          -----------   -----------
        Net loans                                         $48,238,040    43,521,160
                                                          ===========   ===========

       The composition of the total loan portfolio was as follows:

                                              2000           1999
                                           -----------   -----------
        Residential real estate mortgage   $32,424,554    29,353,617
        Consumer installment                 1,318,057     1,602,367
        Non residential mortgage            15,763,271    14,039,105
        Commercial                           1,207,034       909,117
                                           -----------   -----------

               Total loans                 $50,712,916    45,904,206
                                           ===========   ===========

       A summary of the transactions in the allowance for loan losses for the years ended September 30, 2000, 1999, and 1998 follows:


                                                     2000        1999          1998
                                                  ---------    ---------    ---------
        Balance at beginning of year              $ 310,157      553,797      630,423
        Net charge-offs
            Gross charge-offs                       (84,401)    (326,590)    (314,990)
            Gross recoveries                        220,900       37,950       62,364
        Provision charged to earnings              (104,500)      45,000      176,000
                                                  ---------    ---------    ---------

        Balance at end of year                    $ 342,156      310,157      553,797
                                                  =========    =========    =========


                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       Loans on which the accrual of interest had been discontinued or reduced amounted to $1,755,011 and $1,391,680 as of September 30, 2000 and 1999,
       respectively. If these loans had been current throughout their terms, interest income would have been increased by $66,594, $62,189, and $114,980, for 2000, 1999 and 1998, respectively.

       Impaired loans at September 30, 2000 and 1999 totaled $148,075 and $149,121, respectively. The allowance amounts, which were $54,572 and $54,589 in 2000 and 1999, respectively, were primarily determined using the fair value of the related collateral. The average recorded investment in impaired loans for the years ended September 30, 2000, 1999 and 1998, was $149,078, $221,001, and $300,639, respectively. The interest income recognized on impaired loans for the years ended September 30, 2000, 1999, and 1998 was approximately $85, $3,744 and $410, respectively.

       During 2000, certain officers and directors of the Company, including their immediate families and companies with which they are associated, were loan customers of the Bank. Such loans are made in the ordinary course of business at normal credit terms, including interest rate and collateral requirements, and do not present more than a normal credit risk. The following is a summary of activity during 2000 with respect to the aggregate loans to these individuals and their associates:

            Balance at September 30, 1999   $1,213,737
                New loans                      642,735
                Repayments                     117,170
                                            ----------

            Balance at September 30, 2000   $1,739,302
                                            ==========



                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

(5)    PREMISES AND EQUIPMENT

       Premises and equipment are summarized as follows:

                                                  2000         1999
                                               ----------   ----------
        Land                                   $  733,242      733,242
        Buildings and leasehold improvements    3,038,911    3,038,911
        Furniture, fixtures and equipment       2,197,013    2,144,070
                                               ----------   ----------

                                                5,969,166    5,916,223

        Less: accumulated depreciation          2,324,330    2,044,790
                                               ----------   ----------

                                               $3,644,836    3,871,433
                                               ==========   ==========


(6)    REAL ESTATE ACQUIRED BY FORECLOSURE

       Real estate acquired by foreclosure, net, as of September 30, 2000 and 1999 totaled $86,237 and $47,270, respectively. There were no transactions in the allowance for losses on the real estate acquired by foreclosure in 2000 or 1999.


(7)    INTEREST-BEARING DEPOSITS

       At September 30, 2000 and 1999, the composition of interest-bearing deposits and applicable interest rates were as follows:

                                                                                    2000           1999
                                                                                 -----------   -----------
        NOW accounts (2000 - .43%, 1999 - .42%)                                  $ 8,755,081     8,385,107
        Super NOW accounts (2000 - 2.27%, 1999 - 2.25%)                            4,699,077     5,038,147
        Passbook savings (2000 - 2.49%, 1999 - 2.49%)                             16,464,242    17,455,461
        Time deposits:
            Certificates of deposit less than $100,000 (2000 - 4.37% to 8.00%,
               1999 - 4.00% to 8.00%)                                             18,572,682    19,678,305
            Certificates of deposit greater than $100,000  (2000 -5.93%,
               1999 - 4.75%)                                                      27,585,937    24,454,528
                                                                                 -----------   -----------

                 Total time deposits                                              46,158,619    44,132,833

        Accrued interest on deposits                                                 257,422       168,775
                                                                                 -----------   -----------

                 Total deposits                                                  $76,334,441    75,180,323
                                                                                 ===========   ===========


                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       Weighted average interest rates on deposit accounts were as follows at September 30, 2000 and 1999:

                                                           2000     1999
                                                           ----     ----


        NOW and demand deposit accounts                     .43%    .42%
        Super NOW accounts                                 2.27%   2.25%
        Passbook savings accounts                          2.49%   2.49%
        Certificates of deposit less than $100,000         5.09%   4.91%
        Certificates of deposit greater than $100,000      5.93%   4.75%
            Total                                          4.12%   3.06%

       Interest on deposits is summarized as follows:

                                2000         1999         1998
                             ----------   ----------   ----------

        NOW accounts         $   40,317       36,040       86,957
        Super NOW accounts      107,477       97,103       96,667
        Passbook savings        416,499      435,261      478,354
        Time deposits         2,263,442    2,150,872    2,275,177
                             ----------   ----------   ----------

                             $2,827,735    2,719,276    2,937,155
                             ==========   ==========   ==========

       The amounts and maturities of time deposits at September 30, 2000 and 1999 are as follows:

                                                2000           1999
                                            -----------   -----------

        Within one year                     $38,924,656    37,499,384
        After one but within two years        4,381,218     2,689,716
        After two but within three years      2,164,490     2,358,971
        After three but within four years       365,486     1,264,611
        After four but within five years        282,622       216,517
        Greater than five years                  40,147       103,634
                                            -----------   -----------

                                            $46,158,619    44,132,833
                                            ===========   ===========


                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

(8)      BORROWED FUNDS

       The Company was liable to the Federal Home Loan Bank of Atlanta on the following advances at September 30, 2000:

                                                    FIXED
                                                   INTEREST
             MATURITY DATE                          RATE             2000
        --------------------------------------    ----------    -----------

        March 2001                                    6.94%     $ 3,000,000
        March 2002                                    6.70%       1,000,000
        April 2002                                    6.70%       1,750,000
        September 2004                                5.71%       5,000,000
        June 2008                                     5.51%       4,200,000
                                                                -----------

           Total (weighted average rate of 6.08%)               $14,950,000
                                                                ===========

       At September 30, 2000, the advances were collateralized by a blanket pledge of first-mortgage residential loans. The September 2004 advance and the June 2008 advance are callable in September 2001 and June 2003, respectively.


(9)    INCOME TAXES

       For the years ended September 30, 2000, 1999, and 1998, income tax expense (benefit) consists of the following:

                         2000         1999        1998
                      ---------    ---------   ---------
        Current:
            Federal   $ 274,210      113,290      88,604
            State        19,219       12,037          --
                      ---------    ---------   ---------

                        293,429      125,327      88,604
                      ---------    ---------   ---------

        Deferred:
            Federal     (14,845)      84,509      37,606
            State        (2,410)       7,057       5,525
                      ---------    ---------   ---------

                        (17,255)      91,566      43,131
                      ---------    ---------   ---------

                      $ 276,174      216,893     131,735
                      =========    =========   =========

                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       The income tax expense above represents an effective tax rate of 35.6 percent, 36.0 percent and 37.6 percent for 2000, 1999, and 1998, respectively. The actual income tax expense for 2000, 1999, and 1998 differs from the "expected" income tax expense for those years which is computed by applying the U.S. Federal corporate income tax rate of 34.0 percent for 2000, 1999, and 1998 to income before income taxes as follows:

                                                    2000         1999         1998
                                                 ---------    ---------    ---------
        Computed "expected" income tax expense   $ 263,668      204,844      119,233
        State tax, net of federal effect            11,095        9,400        4,208
        Dividends paid to ESOP                      (7,845)      (7,845)      (6,824)
        Other, net                                   9,256       10,494       15,118
                                                 ---------    ---------    ---------

                                                 $ 276,174      216,893      131,735
                                                 =========    =========    =========

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2000 and 1999 are presented below:

                                                                             2000       1999
                                                                           --------   --------
        Deferred tax assets:
            Unrealized loss on investment securities available for sale    $260,512    282,821
            Loans - unearned loan fee income                                 14,381     17,574
            Nonaccrual interest                                             125,033     75,815
            Foreclosed property                                              21,726     31,649
            Prepaid expenses and accruals                                    11,791      5,585
            Other                                                            10,583     20,425
                                                                           --------   --------

                                                                            444,026    433,869
                                                                           --------   --------

        Deferred tax liabilities:
            Loan - allowance for loan losses                                 46,186     12,101
            FHLB stock                                                       40,942     40,942
            Premises and equipment - differences in depreciation expense     15,422     31,636
            Loan basis - book to tax difference                              93,704     93,704
            Other                                                               102      2,763
                                                                           --------   --------

                                                                            196,356    181,146
                                                                           --------   --------

        Net deferred tax asset                                             $247,670    252,723
                                                                           ========   ========

                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       Management believes results of future operations will generate sufficient taxable income and resulting tax liabilities to realize the deferred tax asset. There was no valuation allowance at September 30, 2000 or 1999, or any change in the valuation allowance during the years ended September 30, 2000, 1999 or 1998.


(10)   EMPLOYEE BENEFIT PLANS

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

       The common stock of the Company acquired by the ESOP is held as collateral for the loans. As of September 30, 2000, the ESOP holds 30,790 (23.69 percent) shares of the Company's outstanding stock, of which 27,586 shares have been allocated to the participants. The Company makes contributions to the ESOP which are used to make loan interest and principal payments. Shares are released and allocated to the participants prorata with the paydowns on the ESOP debt. All dividends paid on allocated and unallocated shares are used to reduce interest expense related to the ESOP debt.

       The first ESOP loan (1989 loan) was paid off as of September 30, 1999. The second ESOP loan (1995 loan) was paid off as of September 30, 1999. The third ESOP loan (1998 loan) is repayable in monthly installments of interest at the prime rate and annual installments of principal in the amount of $8,000. The loan originated on March 9, 1998 to purchase 4005 shares (1998 shares). The principal outstanding at September 30, 2000 and 1999 was $64,000 and 72,000, respectively. Unearned shares at year-end 2000 and 1999 totaled 2,971 and 3,371 with fair values of $118,840 and $141,582 respectively.

       Contributions to fund the installments on the 1989 loan have been recorded as compensation expense. Such contributions approximated $13,000, and $46,000, in 1999 and 1998 respectively. The fair value of the committed-to-be-released 1995 and 1998 shares are also reported as compensation expense. Such shares totaled 400, 860, and 760 for 2000, 1999, and 1998, respectively. The related compensation expense approximated $18,000, $36,000, and $39,000, in 2000, 1999, and 1998,
       respectively.

                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       The Bank also sponsors a 401(k) retirement plan (401(k)). The 401(k) is a trusteed, salary reduction plan which is available to all employees who have completed one year of service and have attained the age of 21. 401(k) participants may elect to defer a percentage of their compensation each year up to a certain dollar limit established by law. The Bank's management may make a discretionary matching contribution equal to a percentage of the amount of salary reduction 401(k) participants elected to defer. Such discretionary contributions for the years ended September 30, 2000, 1999, and 1998 were $28,536, $27,078 and $24,994, respectively.
       The Bank also provides major medical and dental coverage funded through pre-tax withholdings from the participants.


(11)   NET INCOME PER SHARE

       Presented below is a summary of the components used to calculate diluted earnings per share for the years ended September 30, 2000, 1999, and 1998:

                                                      2000       1999        1998
                                                    --------   --------   --------
Diluted earnings per share:
    Weighted average common shares
        outstanding                                 $126,621    126,419    127,218
    Net effect of the assumed exercise of
        stock options-based on the treasury
        stock method using average market
        price for the year                             7,800      7,200      8,800
                                                    --------   --------   --------

    Total weighted average common shares
        and potential common stock outstanding      $134,421    133,619    136,018
                                                    ========   ========   ========

                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

(12)   COMPREHENSIVE INCOME

       Presented below is a summary of other comprehensive income (loss) for the years ended September 30, 2000, 1999, and 1998:


                                                                                 YEAR ENDING SEPTEMBER 30,
                                                                                2000        1999        1998
                                                                              --------    --------    --------
Other comprehensive income (loss) before tax:
    Unrealized holding gain (loss) on
        investment securities available for sale
        arising during the period, net                                        $ 66,051    (770,055)     14,201
    Reclassification adjustment for gains (losses)
        on investment securities available for sale
        realized in net income                                                  (4,083)     27,486      46,594
                                                                              --------    --------    --------

    Other comprehensive income (loss), before
        income taxes                                                            61,968    (797,541)    (32,393)
                                                                              --------    --------    --------

Income tax expense (benefit) related to other comprehensive income:
    Unrealized holding gain (loss) on
        investment securities available for sale
        arising during the period, net                                         (23,942)   (276,147)      5,681
    Reclassification adjustment for gains (losses)
        on investment securities available for sale
        realized in net income                                                  (1,633)     10,994      18,638
                                                                              --------    --------    --------

          Total income tax expense (benefit)
                related to other comprehensive
                income                                                         (22,309)   (287,141)    (12,957)
                                                                              --------    --------    --------

    Other comprehensive income (loss)                                         $ 39,659    (510,400)    (19,436)
                                                                              ========    ========    ========

                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

(13)   STOCKHOLDERS' EQUITY

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

                                                              FOR CAPITAL ADEQUACY
                                                ACTUAL              PURPOSES        WELL CAPITALIZED
                                         -------------------  -------------------  ------------------
                                          AMOUNT       RATIO    AMOUNT     RATIO    AMOUNT     RATIO
                                         ---------   -------  ---------  -------- ---------  --------
As of September 30, 2000:
   Total capital
     (to risk weighted
     assets)                            $8,780,000     17.6%  3,997,304     8.0%  4,996,630     10.0%
   Tier I capital
     (to risk weighted
     assets)                             8,610,000     17.2%  1,998,652     4.0%  2,997,978      6.0%
   Tier I capital
     (to average assets)                 8,610,000      8.8%  3,933,362     4.0%  4,916,703      5.0%

As of September 30, 1999:
   Total capital
     (to risk weighted
     assets)                            $8,295,000     17.8%  3,732,880     8.0%  4,666,100     10.0%
   Tier I capital
     (to risk weighted
     assets)                             8,165,000     17.5%  1,866,440     4.0%  2,799,660      6.0%
   Tier I capital
     (to average assets)                 8,165,000      8.7%  3,763,408     4.0%  4,704,260      5.0%


                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       Savings institutions with more than a "normal" level of interest rate risk are required to maintain additional total capital. A savings institution with a greater than normal interest rate risk is required to deduct specified amounts from total capital, for purposes of determining its compliance with risk-based capital requirements. The Bank was in compliance with capital standards at September 30, 2000 and 1999.

       Retained earnings at September 30, 2000 and 1999, include approximately $2,200,000 for which no provision for income tax has been made. This amount represents allocations of income to bad debt deductions for tax computation purposes. If, in the future, this portion of retained earnings is used for any purpose other than to absorb tax bad debt losses, income taxes may be imposed at the then applicable rates. An additional $1,400,000 of retained earnings is also restricted at September 30, 2000 and 1999, as a result of the liquidation account established upon conversion to a stock company. No dividends may be paid to stockholders if such dividends would reduce the net worth of the Bank below the amount required by the liquidation account.


(14)   CONTINGENCIES

       The Company is defending various lawsuits and claims arising out of the conduct of its business. While the ultimate results of these lawsuits and claims cannot be predicted with certainty, in the opinion of management, the ultimate disposition of these matters will not have a significant effect on the consolidated financial position or results of operations of the Company.


(15)   OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

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

                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       The off-balance sheet financial instruments whose contract amounts represent credit risk as of September 30, 2000, are as follows:

                Commitments to extend credit          $1,868,000
                Commitments to fund lines of credit      104,746
                                                      ----------

                                                      $1,972,746
                                                      ==========

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


(16)   STOCK OPTION PLAN

       In 1991, under the terms of the Bank's incentive stock option plan, the Bank granted 12,000 common stock options to officers and key employees. The exercise price for the options is equal to $14.00 per share. All options are exercisable through 2001. As of September 30, 2000, no options had been exercised.


(17)   FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following table provides fair values of the Bank's financial instruments at September 30, 2000 and 1999. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. The assumptions used in the estimation of the fair value of the Bank's financial instruments are explained below. Where quoted market prices are not available, fair values are based on estimates using discounted cash flow and other valuation techniques.

                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

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

                        September 30, 2000, 1999 and 1998

       FHLB Advances and ESOP Debt -- Fair value has been determined using discounted cash flows. The discount rate used is based on estimated current rates for advances with similar maturities.

                                              2000                       1999
                                   -------------------------   -------------------------
                                     CARRYING     ESTIMATED     CARRYING     ESTIMATED
                                      AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                   -----------    ----------    ----------    ----------
Financial assets:
    Cash and cash equivalents      $ 3,594,355     3,594,355     7,689,451     7,689,451
    Interest-earning deposits in
        other banks                    163,142       163,142       161,524       161,524
    Investment securities           43,627,694    42,883,085    38,534,066    38,524,047
    Federal Home Loan Bank
        stock                          747,500       747,500       592,500       592,500
    Loans receivable, net           48,238,040    47,407,000    43,521,160    43,944,273
    Accrued interest receivable        660,138       660,138       609,455       609,455

Financial liabilities:
    Deposits, including accrued
        interest payable            76,334,441    76,147,822    75,180,323    74,821,998
    FHLB advances                   14,950,000    14,956,000    11,850,000    11,829,688
    ESOP debt                           64,000        64,000        72,000        72,000


(18)   DIVIDENDS FROM SUBSIDIARY

       Dividends paid by the subsidiary bank are the primary source of funds available to the Company for payment of dividends to its stockholders and for other needs. Applicable federal and state statutes and regulations impose restrictions on the amounts of dividends that may be declared by the subsidiary bank. In addition, the subsidiary bank is also required to maintain minimum amounts of capital to total "risk-weighted" assets, as defined by banking regulators. Capital adequacy considerations could further limit the availability of dividends from the subsidiary bank. At September 30, 2000, the Bank could have declared dividends of approximately $3,447,000 without prior approval of regulatory authorities. Accordingly, at September 30, 2000, approximately $4,785,000 of the parent's investment in its subsidiary was restricted from transfer in the form of dividends.


                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

(19)   PARENT COMPANY FINANCIAL INFORMATION

       The condensed financial information for CFS Bancshares, Inc. (Parent Company Only) is presented as follows:

                              (PARENT COMPANY ONLY)
                            CONDENSED BALANCE SHEETS
                           SEPTEMBER 30, 2000 AND 1999


                            ASSETS                         2000            1999
                                                        -----------    -----------
Cash                                                    $    54,271        100,000
Investment in subsidiary Bank                             8,232,480      7,765,663
                                                        -----------    -----------

         Total assets                                   $ 8,286,751      7,865,663
                                                        ===========    ===========

                         LIABILITIES

Note payable (ESOP debt)                                $    64,000         72,000
Other liabilities                                                --         30,939
                                                        -----------    -----------

         Total liabilities                                   64,000        102,939
                                                        -----------    -----------

                     STOCKHOLDERS' EQUITY

Serial preferred stock                                           --             --
Common stock                                                130,000        130,000
Additional paid-in capital                                1,184,758      1,180,060
Retained earnings                                         7,422,368      7,020,548
Accumulated other comprehensive income (loss)              (463,139)      (502,798)
Unearned common stock held by ESOP                          (51,236)       (65,086)
                                                        -----------    -----------

           Total stockholders' equity                     8,222,751      7,762,724
                                                        -----------    -----------

           Total liabilities and stockholders' equity   $ 8,286,751      7,865,663
                                                        ===========    ===========

                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

                              (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND
                   1999 AND FOR THE PERIOD FROM JUNE 30, 1998
                        (INCEPTION) TO SEPTEMBER 30, 1998


                                                 2000       1999      1998
                                               --------   --------   --------
Income:
     Cash dividends from Bank                  $ 97,500     97,500    100,000
     Interest income                                484         --         --
                                               --------   --------   --------
             Total income                        97,984     97,500    100,000

Expense                                          15,274         --     30,939
                                               --------   --------   --------

     Earnings before equity in undistributed
        earnings of subsidiary                   82,710     97,500     69,061
     Equity in undistributed earnings of
        subsidiary                              416,610    288,087    149,889
                                               --------   --------   --------

             Net earnings                      $499,320    385,587    218,950
                                               ========   ========   ========


                                                                (Continued)

                              CFS BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998


                              (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
                      AND FOR THE PERIOD FROM JUNE 30, 1998
                        (INCEPTION) TO SEPTEMBER 30, 1998


                                                   2000         1999          1998
                                                 ---------    ---------    ---------
Cash flows from operating activities:
     Net earnings                                $ 499,320      385,587      218,950
     Adjustments  to  reconcile  net  earnings
        to net  cash  provided  by
        operating activities:
     Equity in undistributed earnings of
        subsidiary                                (416,610)    (288,087)    (149,889)
     (Decrease) increase in other liabilities      (30,939)          --       30,939
                                                 ---------    ---------    ---------
     Net cash provided by operating
        activities                                  51,771       97,500      100,000
                                                 ---------    ---------    ---------
Cash flows from financing activities:
     Cash dividends paid                           (97,500)     (97,500)          --
                                                 ---------    ---------    ---------
                                                   (97,500)     (97,500)          --
                                                 ---------    ---------    ---------

Net increase in cash                               (45,729)          --      100,000
Cash at beginning of year                          100,000      100,000           --
                                                 ---------    ---------    ---------
Cash at end of year                              $  54,271      100,000      100,000
                                                 =========    =========    =========

                                                                (Continued)

CORPORATE INFORMATION



CORPORATE HEADQUARTERS
1700 3rd Avenue North
Birmingham, Alabama  35203
(205) 328-2041                              STOCK TRANSFER AGENT
                                            Registrar and Transfer Company
                                            10 Commerce Drive
FIVE POINTS WEST OFFICE                     Cranford, New Jersey  07016
2100 Bessemer Road
Birmingham, Alabama  35208                  INDEPENDENT AUDITORS
(205) 214-3000                              KPMG LLP
                                            Certified Public Accountants
EUTAW OFFICE                                Financial Center, Suite 1200
213 Main Street                             Birmingham, Alabama  35203
Eutaw, Alabama  35462
(205) 372-9307                              ANNUAL MEETING
                                            The Annual Meeting of
                                            CFS Bancshares, Inc. will be held
                                            January 24, 2001 at 2:00 P.M.
                                            Second Floor Auditorium at
                                            300 North 18th Street
                                            Birmingham, Alabama  35203

                                            SPECIAL COUNSEL
                                            Stradley Ronon Housley Kantarian
                                                & Bronstein, LLP
                                            1220 19th Street NW, Suite 700
                                            Washington, D.C.  20036



FORM 10-KSB

A copy of Form 10-KSB, including financial statement schedules as filed with the Securities and Exchange Commission will be furnished without charge to stockholders of the record date upon written request to Secretary, CFS Bancshares, Inc., Post Office Box 10022, Birmingham, Alabama 35202.